As Filed with the Securities and Exchange Commission on December 5, 2008	Registration No. 333-153005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

PRE-EFFECTIVE AMENDMENT NO. 3 ON
FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________

NIVS IntelliMedia Technology Group, Inc.
(Name of Registrant As Specified in its Charter)

Delaware	3651	20-8057809
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
Incorporation	Classification Code Number)
or Organization)

NIVS Industry Park
No. 29-31, Shuikou Road, Huizhou, Guangdong
People’s Republic of China 516006
86-752-3125862
(Address and Telephone Number of Principal Executive Offices)
________________

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, DE 19808
800-222-2122
(Name, Address and Telephone Number of Agent for Service)
________________

Copies to
Thomas J. Poletti, Esq. Anh Q. Tran, Esq. K&L Gates LLP 10100 Santa Monica Blvd., 7th Floor Los Angeles, CA 90067 Telephone (310) 552-5000 Facsimile (310) 552-5001	Joseph V. Stubbs, Esq. Scott Galer, Esq. Stubbs Alderton & Markiles, LLP 15260 Ventura Boulevard, 20th Floor Sherman Oaks, California 91403 Telephone (818) 444-4500 Facsimile (818) 444-4520
________________

Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			Maximum		Maximum		Amount of
Title of Each Class of	Amount To Be		Offering Price		Aggregate		Registration
Securities To Be Registered	Registered (1)		Per Share		Offering Price		Fee
Common Stock, $0.0001 par value per share	632,500	(2)	$4.00	(2)	$2,530,000	(2)	$99.43	(6)
Common Stock, $0.0001 par value per share	7,446,641	(3)	$4.00	(5)	$29,786,564	(5)	$1,170.61
Common Stock, $0.0001 par value per share	193,214	(4)	$4.00	(5)	$772,856	(5)	$30.37
Total Registration Fee							$1,300.41	(7)

(1)
In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
The registration fee for securities to be offered by the Registrant is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o). Includes shares which the underwriter has the option to purchase to cover over-allotments, if any.

(3)
This Registration Statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the Registrant of up to 7,446,641 shares of Common Stock previously issued to the selling stockholders as named in the Resale Prospectus.

(4)
Represents shares of the Registrant’s Common Stock being registered for resale that have been or may be acquired upon the exercise of warrants that have been previously issued to selling stockholders named in the Resale Prospectus.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

(6)
An additional 57,500 shares of common stock are added to this Amendment No. 3 on Form S-1/A for registration, thereby increasing the proposed maximum aggregate offering price by $230,000. Accordingly, an additional $9.03 is being paid herewith to cover the additional registration fee.

(7)	A total of $1,291.38 of this amount has been previously paid, and the remaining $9.03 is being paid herewith. See footnote 6, above, for additional information.
________________

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

•
IPO Prospectus. A prospectus to be used for the initial public offering by the Registrant of up to 550,000 shares of the Registrant's common stock (in addition to 82,500 shares that may be sold upon exercise of the underwriter’s over-allotment option) (the "IPO Prospectus") through the underwriter named on the cover page of the IPO Prospectus.

•
Resale Prospectus. A prospectus to be used for the resale by selling stockholders of up to 7,639,855 shares of the Registrant’s common stock (including 193,214 shares that have been or may be acquired upon the exercise of warrants that have been previously issued to selling stockholders named in the Resale Prospectus) (the “Resale Prospectus”).

The Resale Prospectus is substantively identical to the IPO Prospectus, except for the following principal points:

•	they contain different outside and inside front covers;
•	they contain different Offering sections in the Prospectus Summary section beginning on page 1;
•	they contain different Use of Proceeds sections on page 23;
•	the Capitalization and Dilution sections are deleted from the Resale Prospectus on page 24 and page 24, respectively;
•	a Selling Stockholder section is included in the Resale Prospectus beginning on page 67A;
•	references in the IPO Prospectus to the Resale Prospectus will be deleted from the Resale Prospectus;
•	the Underwriting section from the IPO Prospectus on page 67 is deleted from the Resale Prospectus and a Plan of Distribution is inserted in its place;
•	the Legal Matters section in the Resale Prospectus on page 69 deletes the reference to counsel for the underwriter; and
•	the outside back cover of the IPO Prospectus is deleted from the Resale Prospectus.

The Registrant has included in this Registration Statement, after the financial statements, a set of alternate pages to reflect the foregoing differences of the Resale Prospectus as compared to the IPO Prospectus.

Notwithstanding the Resale Prospectus, certain of the selling stockholders named in the Resale Prospectus holding an aggregate of 6,544,047 shares of common stock that were purchased in a private placement that closed on August 12, 2008 have agreed that they will not sell any of such securities until 90 days after our common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Alternext US (formerly known as the American Stock Exchange), NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-twelfth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in eleven equal installments.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated December 5, 2008

550,000 SHARES

NIVS IntelliMedia Technology Group, Inc.

COMMON STOCK
________________

We are a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied for the listing of our common stock on the NYSE Alternext US (formerly known as the American Stock Exchange). We propose to obtain the trading symbol "NIV". We expect that the public offering price of our common stock will be between $3.25 and $4.00 per share.

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 6.
________________

	Per Share			Total
Public offering price	$	[___	]	$	[___	]
Underwriting discounts and commissions	$	[___	]	$	[___	]
Proceeds, before expenses, to NIVS IntelliMedia Technology Group, Inc.	$	[___	]	$	[___	]

The underwriter has a 45-day option to purchase up to 82,500 additional shares of common stock from us solely to cover over-allotments, if any.

The underwriter expects to deliver the shares of common stock to purchasers on or about __________, 2008.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
________________

WestPark Capital, Inc.
________________

The Date of this Prospectus is: ____________________, 2008

NIVS 纳伟仕
数码科技 创美生活

Above: NIVS facilities in Guangdong, China.

NIVS

This Row: NIVS Intelligent Audio Model C3.

NIVS

This Row: NIVS Intelligent Audio Model A100.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
SUMMARY FINANCIAL DATA	5
RISK FACTORS	6
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	22
USE OF PROCEEDS	23
DIVIDEND POLICY	23
CAPITALIZATION	24
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	24
DILUTION	24
ACCOUNTING FOR THE SHARE EXCHANGE	25
SELECTED CONSOLIDATED FINANCIAL DATA	27
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	29
DESCRIPTION OF BUSINESS	39
MANAGEMENT	52
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	58
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	61
DESCRIPTION OF SECURITIES	62
SHARES ELIGIBLE FOR FUTURE SALE	65
UNDERWRITING	67
LEGAL MATTERS	69
EXPERTS	69
ADDITIONAL INFORMATION	69
INDEX TO FINANCIAL STATEMENTS	F-1
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-4
SIGNATURES	II-11
________________

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

PROSPECTUS SUMMARY

Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read the more detailed information contained in this prospectus, including our financial statements and related notes. Our business involves significant risks. You should carefully consider the information under the heading "Risk Factors" beginning on page .

As used in this prospectus, unless otherwise indicated, the terms “we,” “our,” “us,” “Company” and “NIVS” refer to NIVS IntelliMedia Technology Group, Inc., a Delaware corporation, formerly known as SRKP 19, Inc. (“SRKP 19”). We conduct our business through our subsidiaries, which include our wholly-owned subsidiary, NIVS Holding Company Limited, a British Virgin Islands corporation (“NIVS BVI”), and NIVS (Huizhou) Audio & Video Tech. Co., Ltd., a company organized under the laws of the PRC (“NIVS PRC”), which is 97.5% owned by NIVS BVI and 2.5% owned by Tianfu Li, our Chief Executive Officer and Chairman of the Board. See Note 2 to the financial statements on page F-8 of this prospectus for more information on our organization and ownership structure.

“China” or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “U.S. Dollars” refers to the legal currency of the United States.

NIVS IntelliMedia Technology Group, Inc.

We are engaged in the design, manufacture, marketing and sale of audio and video consumer products. Our products include digital audio systems, televisions, digital video broadcasting (“DVB”) set-top boxes, DVD players, as well as peripheral and accessory products such as remote controls, headphone sets and portable entertainment devices (MP3/MP4 players). We have invested substantial resources in the research and development of our intelligent audio and video consumer products, most of which utilize our Chinese speech interactive technology to permit users to control our products through their spoken commands. Our products are distributed worldwide, including markets in Europe, Southeast Asia and North America.

Our goal is to become a global leader in the development and manufacture of standard and intelligent audio and video consumer electronics. We intend to achieve this goal by implementing the following strategies.

•
Expand offering of speech-controlled products. We plan to leverage our expertise in product design and development, our intellectual property platform, and our diverse distribution network by continuing to develop and introduce new and enhanced products, particularly audio and video consumer products that utilize our Chinese speech-controlled technology.

•
Build partnerships with new and existing clients. We intend to strengthen relationships with our existing clients and explore opportunities for product expansion with new and existing customers. We also seek to leverage our Chinese-speech interactive technology to develop relationships and strategic alliances with third-party developers, vendors and manufacturers of mobile phones, entertainment devices and GPS navigation devices for use in their products.

•
Expand global presence. We intend to expand our international resources to better serve our global customers and business associates and to leverage opportunities in markets such as Hong Kong, the Middle East, India, Great Britain, Germany, the United States and Argentina.

•
Expand sales network and distribution channels. We intend to expand our sales network in China and develop relationships with a broader set of wholesalers, distributors and resellers, all in order to expand the market availability of our products in China.

•
Augment marketing and promotion efforts to increase brand awareness. We continue to devote our efforts towards brand development and utilize marketing concepts in an attempt to strengthen the marketability of our products.

Corporate Information

We were incorporated in the State of Delaware on December 7, 2006. We were originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On July 25, 2008, we (i) closed a share exchange transaction, described below, pursuant to which we became the 100% parent of NIVS BVI, (ii) assumed the operations of NIVS BVI and its subsidiaries, and (iii) changed our name from SRKP 19, Inc. to NIVS IntelliMedia Technology Group, Inc. NIVS BVI is primarily a holding company. NIVS PRC was founded in 1998 in Huizhou, Guangdong.

Our principal executive offices and our manufacturing and product development facilities are located in Huizhou, Guangdong, People’s Republic of China. Our corporate offices are located at NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516006. Our corporate website is located at www.nivs.cn/en/. Information contained on, or that can be accessed through, our corporate website is not part of this prospectus.

Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied for the listing of our common stock on the NYSE Alternext US (formerly known as the American Stock Exchange).

Recent Events

July 2008 Share Exchange

On June 27, 2008, we entered into a share exchange agreement with NIVS BVI and all of the shareholders of NIVS BVI. Pursuant to the exchange agreement, as it was amended on July 25, 2008 (the “Exchange Agreement”), we agreed to issue an aggregate of 27,546,667 shares of our common stock in exchange for all of the issued and outstanding securities of NIVS BVI (the “Share Exchange”). The Share Exchange closed on July 25, 2008.

Upon the closing of the Share Exchange, we issued an aggregate of 27,546,667 shares of our common stock to the shareholders of NIVS BVI and their designees in exchange for all of the issued and outstanding securities of NIVS BVI. Prior to the closing of the Share Exchange, our shareholders canceled an aggregate of 4,756,390 shares held by them such that there were 2,340,000 shares of common stock outstanding immediately prior to the Share Exchange. Our shareholders also canceled an aggregate of 6,149,723 warrants such that the shareholders held an aggregate of 946,667 warrants immediately after the Share Exchange. After the closing of the Share Exchange and private placement, as described below, we had 36,855,714 outstanding shares of common stock, no shares of preferred stock, no options, and warrants to purchase 946,667 shares of common stock. Our outstanding shares include 425,000 shares of common stock issued to Nascent Value LLC in connection with entering into an agreement for investor relations services.

Pursuant to the terms of the Share Exchange, we agreed to register the 2,340,000 shares of common stock and the 946,667 shares of common stock underlying the warrants held by our stockholders immediately prior to the Share Exchange. Of the shares, 670,808 shares are included in the registration statement of which this prospectus is a part and 2,615,859 shares will be included in a subsequent registration statement filed by us on or about February 20, 2009, which is 10 days after the end of the six-month period that immediately follows the date on which we filed the registration statement of which this prospectus is a part.

Immediately after the closing of the Share Exchange, on July 25, 2008, we changed our corporate name from “SRKP 19, Inc.” to “NIVS IntelliMedia Technology Group, Inc.”

The transactions contemplated by the Exchange Agreement, as amended, were intended to be a “tax-free” contribution and/or reorganization pursuant to the provisions of Sections 351 and/or 368(a) of the Internal Revenue Code of 1986, as amended.

The acquisition of NIVS BVI by us pursuant to the Share Exchange was accounted for as a recapitalization by us. The recapitalization was, at the time of the Share Exchange, the merger of a private operating company (NIVS BVI) into a non-operating public shell corporation (us) with nominal net assets and as such is treated as a capital recapitalization, rather than a business combination. As a result, the assets of the operating company are recorded at historical cost. The transaction is the equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation. The pre-acquisition financial statements of NIVS BVI are treated as the historical financial statements of the consolidated companies. The financial statements presented will reflect the change in capitalization for all periods presented, therefore the capital structure of the consolidated enterprise, being the capital structure of the legal parent, is different from that appearing in the financial statements of NIVS BVI in earlier periods due to this recapitalization.

July 2008 Private Placement

On July 25, 2008, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 5,239,460 shares of common stock at $1.80 per share, for gross proceeds of approximately $9.4 million. On August 12, 2008, we conducted a second and final closing of the private placement pursuant to which we sold an additional 1,304,587 shares of common stock at $1.80 per share for gross proceeds of approximately $2.3 million. Accordingly, we sold a total of 6,544,047 shares of common stock in the private placement for aggregate gross proceeds of approximately $11.8 million (the “Private Placement”). WestPark Capital, Inc., the placement agent for the Private Placement, was paid a commission equal to 6.5% of the gross proceeds from the financing, in addition to a $130,000 success fee for the Share Exchange, for an aggregate fee of approximately $896,000.

We agreed to, and did, file a registration statement covering the common stock sold in the Private Placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement entered into with each investor. The investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed not to sell their shares until 90 days after our common stock is listed or quoted on either the New York Stock Exchange, NYSE Alternext US (formerly known as the American Stock Exchange), NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, at which time one-twelfth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in eleven equal installments.

Some of the controlling stockholders and control persons of WestPark Capital, Inc. were also, prior to the completion of the Share Exchange, our controlling stockholders and control persons, including Richard Rappaport, who is the Chief Executive Officer of WestPark Capital, Inc. and was our President and a significant stockholder of ours prior to the Share Exchange, and Anthony C. Pintsopoulos, who is the Chief Financial Officer of WestPark Capital, Inc. and was one of our controlling stockholders and an officer and director prior to the Share Exchange. In addition, Debbie Schwartzberg, one of our principal stockholders, was a note holder of WestPark Capital Financial Services, LLC, the parent company of WestPark Capital, Inc. The note, which was repaid in full in August 2008, had entitled her to a 1.5% interest in the net profits of WestPark Capital Financial Services, LLC, one of our principal stockholders prior to the Share Exchange. Kevin DePrimio and Jason Stern, each employees of WestPark Capital, Inc., are also our stockholders. Mr. Rappaport is the sole owner of the membership interests in WestPark Capital Financial Services, LLC. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with us upon the closing of the Share Exchange.

July 2008 Investor Relations Agreement

In July 2008, we entered into a two-year consulting agreement with Nascent Value LLC (“Nascent”). According to the agreement, as amended, Nascent will provide us with business consulting and investor relations services. Nascent is a third-party investor relations firm that does not have any other relationship or common ownership with us or any of our affiliates. As consideration for entering into the agreement and compensation for Nascent’s services under the agreement, we issued to Nascent 425,000 shares (“IR Shares”) of our common stock upon the closing of the Share Exchange. In connection with the IR Shares, we recognized a stock-based compensation charge during the three months ended September 30, 2008 in the amount of $765,000, which is derived from valuing each share at $1.80, the price at which shares of our common stock were sold in the Private Placement. We also agreed to pay Nascent $6,000 per month for its services. Nascent also entered into a lock-up agreement with WestPark Capital, Inc., the placement agent for the Private Placement, pursuant to which 20,000 IR Shares will be subject to lock-up restrictions until our securities are listed on a national securities exchange and the remaining 405,000 IR Shares will be subject to lock-up restrictions following the date on which our securities are listed on a national securities exchange. WestPark Capital, Inc. reserves the right to release all or a portion of the shares at its sole discretion. We agreed to register the IR Shares in the resale registration statement to be filed in connection with the Private Placement, of which this prospectus is a part.

November 2008 Debt Repayment and Set-Off Agreement

On November 28, 2008, we and our subsidiaries entered into a Debt Repayment and Set-Off Agreement (the “Repayment Agreement”) with Mr. Li and each of NIVS Investment (SZ) Co., Ltd.; Zhongkena Technology Development; Xentsan Technology (SZ) Co., Ltd.; Korea Hyundai Light & Electric (Int'l) Holding; NIVS Information & Technology (HZ) Co., Ltd.; and Hyundai Light & Electric (HZ) Co., Ltd. (collectively, the “Related Companies”). The purpose of the Repayment Agreement was to confirm complete and immediate repayment of all loan amounts that were due to (from) us by (to) the Related Companies. Pursuant to the terms of the Repayment Agreement, we and our subsidiaries (collectively, the “NIVS Group”) had outstanding loan amounts of US$9.1 million owed to Mr. Li (the “Li Debt”) and $568,063 owed to NIVS Investment (SZ) Co., Ltd. (the “NIVS Investment Debt”), and Mr. Li, through the Related Companies, had an aggregate outstanding loan amount of US$1,878,101 owed to the NIVS Group (the “Related Companies’ Debt”). Pursuant to the Repayment Agreement, the Related Companies’ Debt was repaid and/or set off in full against the NIVS Investment Debt, in totality, and the Li Debt, partially, such that, as a result of the transactions contemplated by the Repayment Agreement, the Related Companies’ Debt is no longer outstanding, the NIVS Investment Debt was reduced to zero, and neither Mr. Li nor any of the Related Companies owe the NIVS Group any loan amount.

Furthermore, pursuant to the Repayment Agreement, a portion of the Li Debt is set off, such that the Li Debt remaining after deducting the total amount of the Related Companies’ Debt repaid via the set-off against the NIVS Investment Debt, in totality, and the Li Debt, partially (the “Repayment Amount”) is equal to an aggregate amount of US$7.8 million (the “Remaining Debt”). As a result of the transactions contemplated by the Repayment Agreement, the Repayment Amount was repaid and the NIVS Group does not owe any loan amount to Mr. Li or any of the Related Companies other than the Remaining Debt. The Repayment Agreement also contains an acknowledgement by the parties to the Repayment Agreement that there are no remaining debt obligations owed to the NIVS Group, either directly or indirectly, by Mr. Li, any other executive officer or director, or any related family member, of the Company, or any entity owned or controlled by such persons, including the Related Companies, and that no loans or similar arrangements will be made by the NIVS Group to such persons or entities in the future. Due to the loans that we made to the entities owned and controlled by our chief executive officer in violation of Section 402 of the Sarbanes-Oxley Act of 2002, we and/or our chief executive officer could become subject to criminal, civil or administrative sanctions, penalties, or investigations and may also face potential private securities litigation.

The Offering

Common stock we are offering	550,000 shares (1)

Common stock outstanding after the offering	37,405,714 shares (2)

Offering price	$3.25 to $4.00 per share (estimate)

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes. See "Use of Proceeds" on page 23 for more information on the use of proceeds.

Risk factors
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 6.

____________________

(1)
Excludes up to 82,500 shares that may be sold upon the underwriter’s over-allotment option. We are also concurrently registering for resale under a separate prospectus up to 7,639,855 shares of our common stock held by the selling stockholders named under such prospectus (including 193,214 shares that have been or may be acquired upon the exercise of warrants that have been previously issued to selling stockholders named in such prospectus). None of these securities are being offered by us and we will not receive any proceeds from the sale of these shares. For additional information, see above under “Prospectus Summary – Recent Events.”

(2)	Based on 36,855,714 shares of common stock issued and outstanding as of November 10, 2008.

SUMMARY FINANCIAL DATA

The following summary financial information contains consolidated statement of operations data for the nine months ended September 30, 2008 and 2007 (unaudited) and for each of the years in the five-year period ended December 31, 2007 and the consolidated balance sheet data as of September 30, 2008 and year-end for each of the years in the five-year period ended December 31, 2007. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the nine months ended and as of September 30, 2008 and 2007 and the years ended and as of December 31, 2004 and 2003. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations (as restated)

	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(all amounts are in thousands except share and per share amounts)
Revenue	$101,048	$50,660	$77,627	$37,735	$21,966	$12,976	$1,826
Other Sales	321	599	516	53	-	-	-
Cost of Goods Sold	(77,853)	(38,742)	(58,864)	(28,073)	(17,300)	11,206	1,653
Gross Profit	23,517	12,517	19,279	9,715	4,666	1,770	173

Selling Expenses	2,650	2,543	3,269	1,792	837	351	69

General and administrative
Amortization	51	45	62	59	137	57	5
Depreciation	249	205	328	300	198	58	8
Bad debts	808	1,122	473	133	81	-	-
Merger cost	1,784	-
Stock-based compensation	765	-
Other G&A expense	1,891	1,866	2,548	1,126	832	263	93
Total General and administrative	5,549	3,239	3,411	1,618	1,248	378	106
Research and development	668	257	373	417	230	60	-
Total operating expenses	8,867	6,040	7,054	3,827	2,315	789	175
Income from operations	14,649	6,477	12,225	5,888	2,351	981	(2)

Other income (expenses)
Government grant	22	-	28	-	160	84	24
Write-down of inventory	-	(393)	(105)	-	(5)	-	-
Gain on disposal of assets	-	-	-	1,226	-	-	-
Interest income	394	1	235	19	11	2	1
Interest expense	(1,563)	(994)	(1,791)	(863)	(319)	(7)	(15)
Imputed interest	(447)	(495)	(526)	(125)	(97)
Sundry income (expense), net	(22)	(66)	(111)	(56)	(7)	(18)	(1)
Total other income (expenses)	(1,617)	(1,946)	(2,272)	201	(257)	61	9

Income before MI and income taxes	13,033	4,531	9,953	6,089	2,094	1,042	7
Income taxes	(1,621)	(488)	(1,269)	(753)	-	1	1
Minority interest	(363)	(101)	(218)	(135)	(56)	(28)	(0.18)

Net Income	11,048	3,941	8,467	5,201	2,038	1,041	6

Basic and Diluted Earnings Per Share	$0.37	$0.14	$0.31	$0.19	$0.07	$0.04	$-

Weighted-Average Shares Outstanding	29,746,845	27,546,667	27,546,667	27,546,667	27,546,667	27,546,667	27,546,667

	September 30,	December 31,
Consolidated Balance Sheets (as restated)	2008	2007	2006	2005	2004	2003
	(unaudited)				(unaudited)	(unaudited)
	(in thousands)
Total Current Assets	$38,244	$25,309	$16,768	$12,287	$6,973	$5,599
Total Assets	126,471	90,767	44,030	35,716	16,986	10,783
Total Current Liabilities	72,366	59,528	28,715	19,415	6,560	7,679
Total Liabilities	81,500	70,537	34,808	29,469	15,064	10,414
Total Stockholders' Equity	43,937	19,610	8,934	6,246	1,922	368

RISK FACTORS

Any investment in our common stock involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock. Our business, financial condition or results of operations could be materially adversely affected by these risks if any of them actually occur. Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. If and when our common stock is traded, the trading price could decline due to any of these risks, and an investor may lose all or part of his investment. Some of these factors have affected our financial condition and operating results in the past or are currently affecting our company. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

RISKS RELATED TO OUR OPERATIONS

We depend on a small number of customers for the vast majority of our sales. A reduction in business from any of these customers could cause a significant decline in our sales and profitability.

The vast majority of our sales are generated from a small number of customers. For the nine months ended September 30, 2008, we had seven customers that each accounted for at least 5% of the revenues that we generated, with one customer accounting for 12% of our revenue. These seven customers accounted for a total of approximately 48% of our revenue for that period. During the year ended December 31, 2007 and 2006, we had five and four customers that generated revenues of at least 5% of our revenues, with one customer accounting for 13% and 17% of our revenue, respectively. These customers accounted for a total of approximately 38% and 49% of our revenue for the years ended December 31, 2007 and 2006, respectively. We expect that we will continue to depend upon a small number of customers for a significant majority of our sales for the foreseeable future.

Our lack of long-term purchase orders and commitments could lead to a rapid decline in our sales and profitability.

All of our significant customers issue purchase orders solely in their own discretion, often only two to four weeks before the requested date of shipment. Our customers are generally able to cancel orders or delay the delivery of products on relatively short notice. In addition, our customers may decide not to purchase products from us for any reason. Accordingly, we cannot assure you that any of our current customers will continue to purchase our products in the future. As a result, our sales volume and profitability could decline rapidly with little or no warning whatsoever.

We cannot rely on long-term purchase orders or commitments to protect us from the negative financial effects of a decline in demand for our products. The limited certainty of product orders can make it difficult for us to forecast our sales and allocate our resources in a manner consistent with our actual sales. Moreover, our expense levels are based in part on our expectations of future sales and, if our expectations regarding future sales are inaccurate, we may be unable to reduce costs in a timely manner to adjust for sales shortfalls. Furthermore, because we depend on a small number of customers for the vast majority of our sales, the magnitude of the ramifications of these risks is greater than if our sales were less concentrated with a small number of customers. As a result of our lack of long-term purchase orders and purchase commitments we may experience a rapid decline in our sales and profitability.

Historically, a substantial portion of our assets has been comprised of accounts receivable representing amounts owed by a small number of customers. If any of these customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity which, in turn, could cause us to be unable pay our liabilities and purchase an adequate amount of inventory to sustain or expand our sales volume.

Our accounts receivable represented approximately 54.8%, 18% and 1% of our total current assets as of September 30, 2008 and December 31, 2007 and 2006, respectively. As of September 30, 2008, 29% of our accounts receivable represented amounts owed by three customers, each of which represented over 5% of the total amount of our accounts receivable. As a result of the substantial amount and concentration of our accounts receivable, if any of our major customers fails to timely pay us amounts owed, we could suffer a significant decline in cash flow and liquidity which could adversely affect our ability to borrow funds to pay our liabilities and to purchase inventory to sustain or expand our current sales volume.

In addition, our business is characterized by long periods for collection from our customers and short periods for payment to our suppliers, the combination of which may cause us to have liquidity problems. We experience an average accounts settlement period ranging from one month to as high as four months from the time we sell our products to the time we receive payment from our customers. In contrast, we typically need to place certain deposits and advances with our suppliers on a portion of the purchase price in advance and for some suppliers we must maintain a deposit for future orders. Because our payment cycle is considerably shorter than our receivable cycle, we may experience working capital shortages. Working capital management, including prompt and diligent billing and collection, is an important factor in our results of operations and liquidity. We cannot assure you that system problems, industry trends or other issues will not extend our collection period, adversely impact our working capital.

Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations and limit our ability to react to changes in the economy or our industry.

We had negative working capital of approximately $34.1 million, $16.2 million, $34 million and $12 million as at September 30, 2008 and 2007 and as of December 31, 2007 and 2006, respectively. The increase of negative working capital was largely caused by the substantial increase in financing from bank loans and notes. Our substantial leverage could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy or our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations under the Notes and Credit Facility. Our high degree of leverage could have important consequences for you, including:

•	increasing our vulnerability to adverse economic, industry or competitive developments;
•
requiring a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	exposing us to the risk of increased interest rates;
•
making it more difficult for us to satisfy our obligations with respect to our indebtedness and any failure to comply with the obligations of any of our debt instruments that we may have or obtain, including restrictive covenants and borrowing conditions, could result in an event of default the agreements governing such other indebtedness;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;
•	limiting our ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes; and
•
limiting our flexibility in planning for, or reacting to, changes in our business or market conditions and placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who therefore, may be able to take advantage of opportunities that our leverage prevents us from exploiting.

Adverse capital and credit market conditions may significantly affect our ability to meet liquidity needs, access to capital and cost of capital.

The capital and credit markets have been experiencing extreme volatility and disruption for more than twelve months. In recent weeks, the volatility and disruption have reached unprecedented levels. In some cases, the markets have exerted downward pressure on availability of liquidity and credit capacity for certain issuers. We have historically relied on credit to fund our business and we need liquidity to pay our operating expenses. Without sufficient liquidity, we will be forced to curtail our operations, and our business will suffer. Disruptions, uncertainty or volatility in the capital and credit markets may also limit our access to capital required to operate our business. Such market conditions may limit our ability to replace, in a timely manner, maturing liabilities and access the capital necessary to operate and grow our business. As such, we may be forced to delay raising capital or bear an unattractive cost of capital which could decrease our profitability and significantly reduce our financial flexibility. Our results of operations, financial condition, cash flows and capital position could be materially adversely affected by disruptions in the financial markets.

Consumer electronics products are subject to rapid technological changes. If we fail to accurately anticipate and adapt to these changes, the products we sell will become obsolete, causing a decline in our sales and profitability.

Consumer electronics products are subject to rapid technological changes which often cause product obsolescence. Companies within the consumer electronics industry are continuously developing new products with heightened performance and functionality. This puts pricing pressure on existing products and constantly threatens to make them, or causes them to be, obsolete. Our typical product's life cycle is extremely short, generating lower average selling prices as the cycle matures. If we fail to accurately anticipate the introduction of new technologies, we may possess significant amounts of obsolete inventory that can only be sold at substantially lower prices and profit margins than we anticipated. In addition, if we fail to accurately anticipate the introduction of new technologies, we may be unable to compete effectively due to our failure to offer products most demanded by the marketplace. If any of these failures occur, our sales, profit margins and profitability will be adversely affected.

In addition, we form alliances or business relationships with, and make strategic partnerships with, other companies to introduce new technologies. This is particularly important to the development and enhancement of our Chinese interactive speech technology. In some cases, such relationships are crucial to our goal of introducing new products and services, but we may not be able to successfully collaborate or achieve expected synergies with our partners. We do not, however, control these partners, who may make decisions regarding their business undertakings with us that may be contrary to our interests. In addition, if these partners change their business strategies, we may fail to maintain these relationships.

We do not carry any business interruption insurance, products liability insurance or any other insurance policy except for a limited property insurance policy. As a result, we may incur uninsured losses, increasing the possibility that you would lose your entire investment in our company.

We could be exposed to liabilities or other claims for which we would have no insurance protection. We do not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy except for property insurance policies with limited coverage. As a result, we may incur uninsured liabilities and losses as a result of the conduct of our business. There can be no guarantee that we will be able to obtain additional insurance coverage in the future, and even if we are able to obtain additional coverage, we may not carry sufficient insurance coverage to satisfy potential claims. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

Because we do not carry products liability insurance, a failure of any of the products marketed by us may subject us to the risk of product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of our products. We cannot assure that we will have enough funds to defend or pay for liabilities arising out of a products liability claim. To the extent we incur any product liability or other litigation losses, our expenses could materially increase substantially. There can be no assurance that we will have sufficient funds to pay for such expenses, which could end our operations and you would lose your entire investment.

We expect to incur additional expenses due to contributions to a PRC housing assistance fund for our employees.

We have employees based in Huizhou, China, and under applicable regulations we intend to commence contributions to a housing assistance fund for these employees. We expect to commence contributions to the fund after the proposed listing of our securities on a national securities exchange, which could occur as early as the fourth quarter of 2008. We expect to incur increased operation costs and expenses in connection with these planned contributions, which could have a negative effect on our results of operations.

We may incur design and development expenses and purchase inventory in anticipation of orders which are not placed.

In order to transact business, we assess the integrity and creditworthiness of our customers and suppliers and we may, based on this assessment, incur design and development costs that we expect to recoup over a number of orders produced for the customer. Such assessments are not always accurate and expose us to potential costs, including the write off of costs incurred and inventory obsolescence if the orders anticipated do not materialize. We may also occasionally place orders with suppliers based on a customer’s forecast or in anticipation of an order that is not realized. Additionally, from time to time, we may purchase quantities of supplies and materials greater than required by customer orders to secure more favorable pricing, delivery or credit terms. These purchases can expose us to losses from cancellation costs, inventory carrying costs or inventory obsolescence, and hence adversely affect our business and operating results.

We are subject to market risk through our sales to international markets.

A growing percentage of our sales are being derived from international markets. These international sales are primarily focused in Europe, Southeast Asia, and North America. These operations are subject to risks that are inherent in operating in foreign countries, including the following:

•	foreign countries could change regulations or impose currency restrictions and other restraints;

•	changes in foreign currency exchange rates and hyperinflation or deflation in the foreign countries in which we operate;

•	exchange controls;

•	some countries impose burdensome tariffs and quotas;

•	political changes and economic crises may lead to changes in the business environment in which we operate;

•	international conflict, including terrorist acts, could significantly impact our financial condition and results of operations; and

•	Economic downturns, political instability and war or civil disturbances may disrupt distribution logistics or limit sales in individual markets.

In addition, we utilize third-party distributors to act as our representative for the geographic region that they have been assigned. Sales through distributors represent approximately 70% of total revenue. Significant terms and conditions of distributor agreements include FOB source, net 30 days payment terms, with no return or exchange rights, and no price protection. Since the product transfers title to the distributor at the time of shipment by us, the products are not considered inventory on consignment. Our success is dependent on these distributors finding new customers and receiving new orders from existing customers.

If our third party sales representatives and distributors fail to adequately promote, market and sell our products, our revenues could significantly decrease.

A significant portion of our product sales are made through third party sales representative organizations, whose members are not our employees. Our level of sales depends on the effectiveness of these organizations, as well as the effectiveness of our own employees. Some of these third party representatives may sell (and do sell), with our permission, competitive products of third parties as well as our products. During our fiscal years ended December 31, 2007 and 2006, these organizations were responsible for approximately 18% and 26%, respectively, of our net revenues during such periods. If any of the third party sales representative organizations engaged by us fails to adequately promote, market and sell our products, our revenues could be significantly decreased until a replacement organization or distributor can be retained by us. Finding replacement organizations and distributors can be a time consuming process during which our revenues could be negatively impacted.

Our speech-controlled products may not achieve widespread acceptance or may have bugs, which could result in delayed or lost revenue, expensive correction, liability to our customers or claims against us.

We have invested and expect to continue to invest heavily in the research, development and marketing of our Chinese-speech technology consumer products. The market for these products are is relatively new and rapidly evolving. Our ability to increase revenue in the future depends largely on acceptance of speech-controlled consumer electronic products in general and our products in particular. The continued development of the market for our current and future speech solutions will also depend on:

•  consumer and business demand for speech-enabled products and applications;
•  continuous improvement in speech interactive technology; and
•  development by third-party vendors and manufacturers of applications using speech technologies.

Sales of our speech-controlled products would be harmed if the market for such products does not continue to develop or develops more slowly than we expect, and, consequently, our business would be harmed and we may not recover the costs associated with our investment in our speech interactive technologies.

In addition, complex software applications, such as our Chinese speech interactive technology, often contain errors, defects or bugs. Defects in the solutions or products that we develop and sell to our customers could require expensive corrections and result in delayed or lost revenue, adverse customer reaction and negative publicity about us or our products and services. Customers who are not satisfied with any of our products may also bring claims against us for damages, which, even if unsuccessful, would likely be time-consuming to defend, and could result in costly litigation and payment of damages. Such claims could harm our reputation, financial results and competitive position.

We have significant outstanding short-term borrowings, and we may not be able to obtain extensions when they mature.

Our notes payable to banks for short-term borrowings as of September 30, 2008 and December 31, 2007 and 2006 were approximately $36.1 million, $28.6 million and $13.0 million, respectively. Generally, these short-term bank loans mature in one year or less and contain no specific renewal terms. However, in China it is customary practice for banks and borrowers to negotiate roll-overs or renewals of short-term borrowings on an on-going basis shortly before they mature. Although we have renewed our short-term borrowings in the past, we cannot assure you that we will be able to renew these loans in the future as they mature. If we are unable to obtain renewals of these loans or sufficient alternative funding on reasonable terms from banks or other parties, we will have to repay these borrowings with the cash on our balance sheet or cash generated by our future operations, if any. We cannot assure you that our business will generate sufficient cash flow from operations to repay these borrowings.

We may need additional capital to implement our current business strategy, which may not be available to us, and if we raise additional capital, it may dilute your ownership in us.

We currently depend on bank loans and net revenues to meet our short-term cash requirements. In order to grow revenues and sustain profitability, we will need additional capital. We are conducting a public offering of shares of common stock registered in a registration statement of which this prospectus is contained, and we may conduct additional financing transactions in the future. Obtaining additional financing will be subject to a number of factors, including market conditions, our operating performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive to us. We cannot assure you that we will be able to obtain any additional financing. If we are unable to obtain the financing needed to implement our business strategy, our ability to increase revenues will be impaired and we may not be able to sustain profitability.

We are subject to intense competition in the industry in which we operate, which could cause material reductions in the selling price of our products or losses of our market share.

The consumer electronics industry is highly competitive, especially with respect to pricing and the introduction of new products and features. Our products compete in the medium- to high- priced sector of the consumer electronics market and compete primarily on the basis of reliability, brand recognition, quality, price, design, consumer acceptance of our trademark, and quality service and support to retailers and our customers.

In recent years, we and many of our competitors, have regularly lowered prices, and we expect these pricing pressures to continue. If these pricing pressures are not mitigated by increases in volume, cost reductions from our supplier or changes in product mix, our revenues and profits could be substantially reduced. As compared to us, many of our competitors have:

•	significantly longer operating histories;

•	significantly greater managerial, financial, marketing, technical and other competitive resources; and

•	greater brand recognition.

As a result, our competitors may be able to:

•	adapt more quickly to new or emerging technologies and changes in customer requirements;

•	devote greater resources to the promotion and sale of their products and services; and

•	respond more effectively to pricing pressures.

These factors could materially adversely affect our operations and financial condition. In addition, competition could increase if:

•	new companies enter the market;

•	existing competitors expand their product mix; or

•	we expand into new markets.

An increase in competition could result in material price reductions or loss of our market share.

The consumer electronics industry is subject to significant fluctuations in the availability of raw materials and components. If we do not properly anticipate the need for critical raw materials and components, we may be unable to meet the demands of our customers and end-users, which could reduce our competitiveness, cause a decline in our market share and have a material adverse effect on our results of operations.

As the availability of raw materials and components decreases, the cost of acquiring those raw materials and components ordinarily increases. If we fail to procure adequate supplies of raw materials and components in anticipation of our customers' orders or end-users’ demand, our gross margins may be negatively impacted due to higher prices that we are required to pay for raw materials and components in short supply. High growth product categories have experienced chronic shortages of raw materials and components during periods of exceptionally high demand. If we do not properly anticipate the need for critical raw materials and components, we may pay higher prices for the raw materials and components, we may not be unable to meet the demands of our customers and end-users, which could reduce our competitiveness, cause a decline in our market share and have a material adverse effect on our results of operations.

Unanticipated disruptions in our operations or slowdowns by our suppliers and shipping companies could adversely affect our ability to deliver our products and service our customers which could materially and adversely affect our revenues and our relationships with our customers.

Our ability to provide high quality customer service, process and fulfill orders and manage inventory depends on:

•	the efficient and uninterrupted operation of our distribution centers; and

•	the timely and uninterrupted performance of third party suppliers, shipping companies, and dock workers.

Any material disruption or slowdown in the operation of our distribution centers, manufacturing facilities or management information systems, or comparable disruptions or slowdowns suffered by our principal manufacturers, suppliers and shippers could cause delays in our ability to receive, process and fulfill customer orders and may cause orders to be canceled, lost or delivered late, goods to be returned or receipt of goods to be refused. As a result, our revenues and operating results could be materially and adversely affected.

We rely heavily on the founder of NIVS PRC and our current Chief Executive Officer, Tianfu Li. The loss of his services could adversely affect our ability to source products from our key suppliers and our ability to sell our products to our customers.

Our success depends, to a significant extent, upon the continued services of Tianfu Li, who is the founder of NIVS PRC and our current Chairman of the Board and Chief Executive Officer. Mr. Li has, among other things, developed key personal relationships with our suppliers and customers. We greatly rely on these relationships in the conduct of our operations and the execution of our business strategies. The loss of Mr. Li could, therefore, result in the loss of favorable relationships with one or more of our suppliers and/or customers. We do not maintain "key person" life insurance covering Mr. Li or any other executive officer. The loss of Mr. Li could significantly delay or prevent the achievement of our business objectives and adversely affect our business, financial condition and results of operations.

We may not be able to effectively recruit and retain skilled employees, particularly scientific, technical and management professionals.

Our ability to compete effectively depends largely on our ability to attract and retain certain key personnel, including scientific, technical and management professionals. We anticipate that we will need to hire additional skilled personnel in all areas of our business. Industry demand for such employees, however, exceeds the number of personnel available, and the competition for attracting and retaining these employees is intense. Because of this intense competition for skilled employees, we may be unable to retain our existing personnel or attract additional qualified employees to keep up with future business needs. If this should happen, our business, operating results and financial condition could be adversely affected.

Our labor costs are likely to increase as a result of changes in Chinese labor laws.

We expect to experience an increase in our cost of labor. Recent changes in Chinese labor laws that are effective January 1, 2008 are likely to increase costs further and impose restrictions on our relationship with our employees. There can be no assurance that the labor laws will not change further or that their interpretation and implementation will vary, which may have a negative effect upon our business and results of operations.

Our business could be materially adversely affected if we cannot protect our intellectual property rights or if we infringe on the intellectual property rights of others.

Our ability to compete effectively will depend on our ability to maintain and protect our proprietary rights. We own a trademark related to the sale of our products, which is materially important to our business, as well as our licenses, other trademarks and proprietary rights that are used for certain of our home entertainment and consumer electronics products. Our trademarks are registered in China. However, third parties may seek to challenge, invalidate, circumvent or render unenforceable any proprietary rights owned by or licensed to us. In addition, in the event third party licensees fail to protect the integrity of our trademarks, the value of these marks could be materially adversely affected.

Our inability to protect our proprietary rights could materially adversely affect the license of our trade names and trademarks to third parties as well as our ability to sell our products. Litigation may be necessary to:

•	enforce our intellectual property rights;

•	protect our trade secrets; and

•	determine the scope and validity of such intellectual property rights.

Any such litigation, whether or not successful, could result in substantial costs and diversion of resources and management’s attention from the operation of our business.

We may receive notice of claims of infringement of other parties’ proprietary rights. Such actions could result in litigation and we could incur significant costs and diversion of resources in defending such claims. The party making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief. Such relief could effectively block our ability to make, use, sell, distribute or market our products and services in such jurisdiction. We may also be required to seek licenses to such intellectual property. We cannot predict, however, whether such licenses would be available or, if available, that such licenses could be obtained on terms that are commercially reasonable and acceptable to us. The failure to obtain the necessary licenses or other rights could delay or preclude the sale, manufacture or distribution of our products and could result in increased costs to us.

Our failure to effectively manage growth could harm our business.

We have rapidly and significantly expanded the number and types of products we sell, and we will endeavor to further expand our product portfolio. We must continually introduce new products and technologies, enhance existing products in order to remain competitive, and effectively stimulate customer demand for new products and upgraded versions of our existing products.

This expansion of our products places a significant strain on our management, operations and engineering resources. Specifically, the areas that are strained most by our growth include the following:

• New Product Launch: With the growth of our product portfolio, we experience increased complexity in coordinating product development, manufacturing, and shipping. As this complexity increases, it places a strain on our ability to accurately coordinate the commercial launch of our products with adequate supply to meet anticipated customer demand and effective marketing to stimulate demand and market acceptance. If we are unable to scale and improve our product launch coordination, we could frustrate our customers and lose retail shelf space and product sales;

• Forecasting, Planning and Supply Chain Logistics: With the growth of our product portfolio, we also experience increased complexity in forecasting customer demand and in planning for production, and transportation and logistics management. If we are unable to scale and improve our forecasting, planning and logistics management, we could frustrate our customers, lose product sales or accumulate excess inventory; and

• Support Processes: To manage the growth of our operations, we will need to continue to improve our transaction processing, operational and financial systems, and procedures and controls to effectively manage the increased complexity. If we are unable to scale and improve these areas, the consequences could include: delays in shipment of product, degradation in levels of customer support, lost sales, decreased cash flows, and increased inventory. These difficulties could harm or limit our ability to expand.

Our facilities and information systems could be damaged as a result of disasters or unpredictable events, which could have an adverse effect on our business operations.

Our headquarters and major facilities including manufacturing plants, sales offices and research and development centers are located in China. We also operate procurement, logistics, sales and marketing facilities in other parts of the world. If major disasters such as earthquakes, fires, floods, wars, terrorist attacks, computer viruses, transportation disasters or other events occur, or our information system or communications network breaks down or operates improperly as a result of such events, our facilities may be seriously damaged, and we may have to stop or delay production and shipment. We may incur expenses relating to such damages.

RISKS RELATED TO DOING BUSINESS IN CHINA

Substantially all of our assets are located in the PRC and substantially all of our revenues are derived from our operations in China, and changes in the political and economic policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and accordingly on the results of our operations and financial condition.

Our business operations may be adversely affected by the current and future political environment in the PRC. The Chinese government exerts substantial influence and control over the manner in which we must conduct our business activities. Our ability to operate in China may be adversely affected by changes in Chinese laws and regulations, including those relating to taxation, import and export tariffs, raw materials, environmental regulations, land use rights, property and other matters. Under the current government leadership, the government of the PRC has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization. There is no assurance, however, that the government of the PRC will continue to pursue these policies, or that it will not significantly alter these policies from time to time without notice.

Our operations are subject to PRC laws and regulations that are sometimes vague and uncertain. Any changes in such PRC laws and regulations, or the interpretations thereof, may have a material and adverse effect on our business.

The PRC’s legal system is a civil law system based on written statutes. Unlike the common law system prevalent in the United States, decided legal cases have little value as precedent in China. There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to, governmental approvals required for conducting business and investments, laws and regulations governing the consumer electronics business and electric product safety, national security-related laws and regulations and export/import laws and regulations, as well as commercial, antitrust, patent, product liability, environmental laws and regulations, consumer protection, and financial and business taxation laws and regulations.

The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

Our principal operating subsidiary, Huizhou NIVS Audio & Video Technology Company Limited, (“NIVS PRC”), is considered a foreign invested enterprise under PRC laws, and as a result is required to comply with PRC laws and regulations, including laws and regulations specifically governing the activities and conduct of foreign invested enterprises. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our businesses. If the relevant authorities find us in violation of PRC laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation

•	levying fines;

•	revoking our business license, other licenses or authorities;

•	requiring that we restructure our ownership or operations; and

•	requiring that we discontinue any portion or all of our business.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

Most of our current operations, including the manufacturing and distribution of our products, are conducted in China. Moreover, all of our directors and officers are nationals and residents of China or Hong Kong. All or substantially all of the assets of these persons are located outside the United States and in the PRC. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon these persons. In addition, uncertainty exists as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.

The scope of our business license in China is limited, and we may not expand or continue our business without government approval and renewal, respectively.

Our principal operating subsidiary, NIVS PRC, is a Sino-foreign Equity Joint Venture, which can only conduct business within its approved business scope, which ultimately appears on its business license. Any amendment to the scope of our business requires further application and government approval. In order for us to expand our business beyond the scope of our license, it will be required to enter into a negotiation with the authorities for the approval to expand the scope of our business. We cannot assure investors that NIVS PRC will be able to obtain the necessary government approval for any change or expansion of its business.

We are subject to a variety of environmental laws and regulations related to our manufacturing operations. Our failure to comply with environmental laws and regulations may have a material adverse effect on our business and results of operations.

We are subject to various environmental laws and regulations that require us to obtain environmental permits for our electronics manufacturing operations. Our environmental permit from the Huizhou Environmental Protection Bureau covering our manufacturing operations will expire in December 2010. The permit only covers of the existing premises at our manufacturing facility, and if we expand our operations, we will have to obtain further certification from the Bureau. In addition, we are required to renew some of our environmental certificates each year. If we do not receive the renewed permit or we fail to comply with the provisions of the renewed permit, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our manufacturing operations.

We cannot assure you that at all times we will be in compliance with environmental laws and regulations or our environmental permits or that we will not be required to expend significant funds to comply with, or discharge liabilities arising under, environmental laws, regulations and permits.

Recent PRC regulations relating to acquisitions of PRC companies by foreign entities may create regulatory uncertainties that could restrict or limit our ability to operate. Our failure to obtain the prior approval of the China Securities Regulatory Commission, or the CSRC, for this public offering and the listing and trading of our common stock could have a material adverse effect on our business, operating results, reputation and trading price of our common stock.

The PRC State Administration of Foreign Exchange, or “SAFE,” issued a public notice in November 2005, known as Circular 75, concerning the use of offshore holding companies in mergers and acquisitions in China. The public notice provides that if an offshore company controlled by PRC residents intends to acquire a PRC company, such acquisition will be subject to registration with the relevant foreign exchange authorities. The public notice also suggests that registration with the relevant foreign exchange authorities is required for any sale or transfer by the PRC residents of shares in an offshore holding company that owns an onshore company. The PRC residents must each submit a registration form to the local SAFE branch with respect to their ownership interests in the offshore company, and must also file an amendment to such registration if the offshore company experiences material events, such as changes in the share capital, share transfer, mergers and acquisitions, spin-off transactions or use of assets in China to guarantee offshore obligations. If any PRC resident stockholder of an offshore holding company fails to make the required SAFE registration and amended registration, the onshore PRC subsidiaries of that offshore company may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the offshore entity. Failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions. Most of our PRC resident stockholders, as defined in the SAFE notice, have not registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in NIVS BVI. Because of uncertainty in how the SAFE notice will be interpreted and enforced, we cannot be sure how it will affect our business operations or future plans. For example, NIVS PRC’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE notice by our PRC resident beneficial holders. Failure by our PRC resident beneficial holders could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit NIVS PRC’s ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

On August 8, 2006, the PRC Ministry of Commerce (“MOFCOM”), joined by the State-owned Assets Supervision and Administration Commission of the State Council, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission and SAFE, released a substantially amended version of the Provisions for Foreign Investors to Merge with or Acquire Domestic Enterprises (the “Revised M&A Regulations”), which took effect September 8, 2006. These new rules significantly revised China’s regulatory framework governing onshore-to-offshore restructurings and foreign acquisitions of domestic enterprises. These new rules signify greater PRC government attention to cross-border merger, acquisition and other investment activities, by confirming MOFCOM as a key regulator for issues related to mergers and acquisitions in China and requiring MOFCOM approval of a broad range of merger, acquisition and investment transactions. Further, the new rules establish reporting requirements for acquisition of control by foreigners of companies in key industries, and reinforce the ability of the Chinese government to monitor and prohibit foreign control transactions in key industries.

Among other things, the revised M&A Regulations include new provisions that purport to require that an offshore special purpose vehicle, or SPV, formed for listing purposes and controlled directly or indirectly by PRC companies or individuals must obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of their overseas listings. However, the application of this PRC regulation remains unclear with no consensus currently existing among the leading PRC law firms regarding the scope and applicability of the CSRC approval requirement. NIVS’ PRC counsel, Guangdong Laowei Law Firm, has advised us that because we completed our onshore-to-offshore restructuring before September 8, 2006, the effective date of the new regulation, it is not necessary for us to submit the application to the CSRC for its approval, and the listing and trading of our Common Stock does not require CSRC approval.

If the CSRC or another PRC regulatory agency subsequently determines that CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this public offering into the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common stock. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this public offering before settlement and delivery of the common stock offered thereby. Consequently, if investors engage in market trading or other activities in anticipation of and prior to settlement and delivery, they do so at the risk that settlement and delivery may not occur.

Also, if later the CSRC requires that we obtain its approval, we may be unable to obtain a waiver of the CSRC approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding this CSRC approval requirement could have a material adverse effect on the trading price of our common stock. Furthermore, published news reports in China recently indicated that the CSRC may have curtailed or suspended overseas listings for Chinese private companies. These news reports have created further uncertainty regarding the approach that the CSRC and other PRC regulators may take with respect to us.

It is uncertain how our business operations or future strategy will be affected by the interpretations and implementation of Circular 75 and the Revised M&A Regulations. It is anticipated that application of the new rules will be subject to significant administrative interpretation, and we will need to closely monitor how MOFCOM and other ministries apply the rules to ensure that our domestic and offshore activities continue to comply with PRC law. Given the uncertainties regarding interpretation and application of the new rules, we may need to expend significant time and resources to maintain compliance.

The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to foreign exchange control regulations of China.

The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in China and a substantial majority of our revenues are generated in China, a majority of our revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may be unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars. Accordingly, we may not be able to access NIVS PRC’s funds which may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations.

The foreign currency exchange rate between U.S. Dollars and Renminbi could adversely affect our financial condition.

To the extent that we need to convert U.S. Dollars into Renminbi for our operational needs, our financial position and the price of our common stock may be adversely affected should the Renminbi appreciate against the U.S. Dollar at that time. Conversely, if we decide to convert our Renminbi into U.S. Dollars for the operational needs or paying dividends on our common stock, the dollar equivalent of our earnings from our subsidiaries in China would be reduced should the dollar appreciate against the Renminbi. We currently do not hedge our exposure to fluctuations in currency exchange rates.

Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. Dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China’s current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. In July 2005, the PRC government changed its policy of pegging the value of the Renminbi to the dollar. Under the new policy the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of designated foreign currencies. While the international reaction to the Renminbi revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in further and more significant appreciation of the Renminbi against the dollar.

Inflation in the PRC could negatively affect our profitability and growth.

While the PRC economy has experienced rapid growth, such growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the money supply and rising inflation. According to the National Bureau of Statistics of China, the inflation rate in China reached a high point of 4.8% in 2007 as compared to the past several years. The inflation rate in China was 1.8% in 2005 and 1.5% in 2006. The inflation rate is expected to continue to increase in 2008. If prices for our products and services rise at a rate that is insufficient to compensate for the rise in the costs of supplies such as raw materials, it may have an adverse effect on our profitability.

Furthermore, in order to control inflation in the past, the PRC government has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. The implementation of such policies may impede economic growth. In October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the Chinese economy. In April 2006, the People’s Bank of China raised the interest rate again. Repeated rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products and services.

Because our funds are held in banks which do not provide insurance, the failure of any bank in which we deposit our funds could affect our ability to continue in business.

Banks and other financial institutions in the PRC do not provide insurance for funds held on deposit. A significant portion of our assets are in the form of cash deposited with banks in the PRC, and in the event of a bank failure, we may not have access to our funds on deposit. Depending upon the amount of money we maintain in a bank that fails, our inability to have access to our cash could impair our operations, and, if we are not able to access funds to pay our suppliers, employees and other creditors, we may be unable to continue in business.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

As our ultimate holding company is a Delaware corporation, we are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some that may compete with us, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices may occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the State Administration of Foreign Exchange of the PRC, or SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company, also know as “Circular 78.” It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans which are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We intend to adopt an equity compensation plan in the future and make option grants to our officers and directors, most of who are PRC citizens. Circular 78 may require our officers and directors who receive option grants and are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of our equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

NIVS PRC has enjoyed certain preferential tax concessions and the loss of these preferential tax concessions may cause our tax liabilities to increase and our profitability to decline.

Under the tax laws of the PRC, NIVS PRC has had tax advantages granted by local government for corporate income taxes and sales taxes commencing April 6, 2004. NIVS PRC has been entitled to have a full tax exemption for the first two profitable years, followed by a 50% reduction on normal tax rate of 24% for the following three consecutive years. On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%. The new law became effective on January 1, 2008. During the transition period for enterprises established before March 16, the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012. The expiration of the preferential tax treatment will increase our tax liabilities and reduce our profitability.

Any recurrence of Severe Acute Respiratory Syndrome (SARS), Avian Flu, or another widespread public health problem, in the PRC could adversely affect our operations.

A renewed outbreak of SARS, Avian Flu or another widespread public health problem in China, where all of our manufacturing facilities are located and where the substantial portion of our sales occur, could have a negative effect on our operations. Our business is dependent upon its ability to continue to manufacture products. Such an outbreak could have an impact on our operations as a result of:

•	quarantines or closures of some of our manufacturing facilities, which would severely disrupt our operations,

•	the sickness or death of our key officers and employees, and

•	a general slowdown in the Chinese economy.

Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

A downturn in the economy of the PRC may slow our growth and profitability.

A significant portion of our revenues are generated from sales in China. The growth of the Chinese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business, especially if it results in either a decreased use of our products or in pressure on us to lower our prices.

Because our business is located in the PRC, we may have difficulty establishing adequate management, legal and financial controls, which we are required to do in order to comply with U.S. securities laws.

PRC companies have historically not adopted a Western style of management and financial reporting concepts and practices, which includes strong corporate governance, internal controls and, computer, financial and other control systems. Most of our middle and top management staff are not educated and trained in the Western system, and we may have difficulty hiring new employees in the PRC with such training. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls as required under Section 404 of the Sarbanes-Oxley Act of 2002. This may result in significant deficiencies or material weaknesses in our internal controls which could impact the reliability of our financial statements and prevent us from complying with SEC rules and regulations and the requirements of the Sarbanes-Oxley Act of 2002. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our business.

RISKS RELATED TO OUR CAPITAL STRUCTURE

There is no current trading market for our common stock, and there is no assurance of an established public trading market, which would adversely affect the ability of our investors to sell their securities in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied for the listing of our common stock on the NYSE Alternext US (formerly known as the American Stock Exchange). There is no guarantee that the NYSE Alternext US, or any other exchange or quotation system, will permit our shares to be listed and traded. If we fail to obtain a listing on the NYSE Alternext US, we may seek quotation on the OTC Bulletin Board. The FINRA has enacted changes that limit quotations on the OTC Bulletin Board to securities of issuers that are current in their reports filed with the Securities and Exchange Commission. The effect on the OTC Bulletin Board of these rule changes and other proposed changes cannot be determined at this time. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Global Market and NYSE Alternext US. Quotes for stocks included on the OTC Bulletin Board are not listed in the financial sections of newspapers as are those for the NASDAQ Global Market and NYSE Alternext US. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of common stock may be unable to resell their securities at or near their original offering price or at any price.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

Pursuant to the terms of the Share Exchange, we agreed to file a registration statement, of which this prospectus is a part, with the Securities and Exchange Commission to register the 6,544,047 shares of our common stock issued in an equity financing that was conducted in connection with the Share Exchange. Each investor may sell or transfer any shares of the common stock after the effective date of the registration statement except that they entered into a lock-up agreement pursuant to which they agreed not to conduct any sales until 90 days after our common stock is listed or quoted on a national securities exchange, at which time one-twelfth of the shares purchased may be sold, and thereafter the shares will be automatically released from the lock-up restrictions every 30 days in eleven equal installments. In addition, WestPark Capital, Inc., in its discretion, may release some or all the shares earlier than the schedule set forth in this section. Any early release by WestPark Capital, Inc. will apply equally to each of the investors in the Private Placement.

We also are registering with the Private Placement shares all of the 425,000 shares that we issued to an investor relations firm and the 2,340,000 shares of common stock and the 946,667 shares of common stock underlying the warrants held by our stockholders immediately prior to the Share Exchange. Of the shares, 1,095,808 shares are included in the registration statement of which this prospectus is a part and 2,615,859 shares will be included in a subsequent registration statement filed by us on or about February 20, 2009, which is 10 days after the end of the six-month period that immediately follows the date on which we filed the registration statement of which this prospectus is a part. All of the shares included in an effective registration statement may be freely sold and transferred, subject to a lock-up agreement.

Additionally, the former stockholders of NIVS BVI and their designees, may be eligible to sell all or some of our shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act (“Rule 144”) as early as July 2009, subject to certain limitations. Under Rule 144, an affiliate stockholder who has satisfied the required holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. As of the date of this prospectus, 1% of our issued and outstanding shares of common stock was approximately 368,557 shares. Non-affiliate stockholders are not subject to volume limitations. Any substantial sale of common stock pursuant to any resale prospectus or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

The interests of the existing minority shareholder in NIVS PRC may diverge from our own interests and this may adversely affect our ability to manage NIVS PRC.

NIVS PRC, our principal operating subsidiary, is an equity joint venture in which we, through NIVS BVI, directly own a 97.5% interest and the founder of NIVS PRC and our current Chief Executive Office and Chairman of the Board, Tianfu Li, owns the remaining 2.5% interest. See Note 2 to the financial statements on page F-8 of this prospectus for more information on our organization and ownership structure. Mr. Li’s interest may not be aligned with our interest at all times. If our interests diverge, Mr. Li may exercise his rights, as dictated under PRC laws, to protect his own interest, which may be adverse to us and our investors. For example, should we wish to transfer our equity interest in NIVS PRC, in whole or in part, to a third-party, Mr. Li, if he dissents to such a transfer, will have a right to have his interests purchased under general company regulations. If Mr. Li exercises his rights, any proposed sale and transfer of our interests in NIVS PRC may be delayed and our financial condition and results of operations may suffer.

Following the Share Exchange, the former principal shareholders of NIVS BVI and their designees have significant influence over us.

The former shareholders of NIVS BVI and their designees, beneficially own or control approximately 74.7% of our outstanding shares as of the date of this prospectus. If these shareholders were to act as a group, they would have a controlling influence in determining the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, and other significant corporate actions. Such shareholders may also have the power to prevent or cause a change in control. In addition, without the consent of the former NIVS BVI shareholders and their designees, we could be prevented from entering into transactions that could be beneficial to us. The interests of the former NIVS BVI shareholders and their designees may differ from the interests of our other stockholders.

If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely impact our public disclosures regarding our business, financial condition or results of operations. Any failure of these controls could also prevent us from maintaining accurate accounting records and discovering accounting errors and financial frauds. Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of this assessment by our independent registered public accountants. The SEC extended the compliance dates for non-accelerated filers, as defined by the SEC. Accordingly, we believe that the annual assessment of our internal controls requirement will first apply to our annual report for the 2008 fiscal year and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our annual report for the 2009 fiscal year. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. In October 2008, our independent registered public accounting firm Kempisty & Company Certified Public Accountants, P.C. (“Kempisty”), informed us that our financial statements for the years ended 2007, 2006, and 2005 and the quarter ended June 30, 2008 and 2007 contained an error in the accounting treatment of imputed interest on due to shareholders loan, resulting in an understatement of our expenses for those periods. Furthermore, in November 2008, our management identified a material weakness in our controls and procedures regarding our failure to timely disclose and prevent loan transactions made to entities owned and controlled by our CEO and related parties in violation of Section 402 of the Sarbanes-Oxley Act of 2002. We may encounter additional problems or delays in completing activities necessary to improve our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

In addition, management’s assessment of internal controls over financial reporting may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting, disclosure of management’s assessment of our internal controls over financial reporting, or disclosure of our public accounting firm’s attestation to or report on management’s assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock.

We provided loans to certain entities owned and controlled by our chief executive officer in violation of Section 402 of the Sarbanes-Oxley Act of 2002 and we and/or our chief executive officer could become subject to criminal, civil or administrative sanctions, penalties, or investigations and may also face potential private securities litigation.

Section 402 of the Sarbanes-Oxley Act of 2002 ("Section 402") prohibits us from directly or indirectly, including through any subsidiary, extending or maintaining credit, arranging for the extension of credit, or renewing an extension of credit, in the form of a personal loan to or for any of our directors or executive officers. Prior to the Share Exchange, NIVS PRC entered into loan transactions with its founder and our principal shareholder and current Chief Executive Officer and Chairman of the Board, Tianfu Li. In these transactions, NIVS PRC would borrow funds from Mr. Li and NIVS PRC would also lend funds to entities that were owned and controlled by Mr. Li. These entities are NIVS Investment (SZ) Co., Ltd.; Zhongkena Technology Development; Xentsan Technology (SZ) Co., Ltd.; Korea Hyundai Light & Electric (Int'l) Holding; NIVS Information & Technology (HZ) Co., Ltd.; and Hyundai Light & Electric (HZ) Co., Ltd. The loans were unsecured with no fixed repayment date.

It was intended that all loans from the Company to the entities owned by our CEO and related parties be repaid prior to the closing of the Share Exchange, and no further loans would be made after the closing of the Share Exchange. In November 2008, it was discovered that the loans to entities owned by our CEO and related parties continued after the closing of the Share Exchange, as more fully described in Note 7 to the financial statements contained in this prospectus. Although we have attempted to take remedial steps to address the violation of Section 402 by requiring immediate and full repayment of all outstanding loan balances, the violation of Section 402 may cause governmental authorities, such as the United States Securities and Exchange Commission, to subject us to criminal, civil, or administrative sanctions, penalties, or investigations, which may not be resolved favorably and will require significant management time and attention, and we could incur costs which could materially and negatively affect our business, results of operations and cash flows. There are no assurances that an investigation or litigation will not commence, and if commenced, that such investigation or litigation will result in a favorable outcome for us. Similarly, private parties may also initiate civil litigation against us for such violations.

We may not be able to achieve the benefits we expect to result from the Share Exchange.

On July 25, 2008, the Share Exchange closed and NIVS BVI became our 100%-owned subsidiary, and our sole business operations became that of NIVS BVI. We also appointed a new Board of Directors and management consisting of persons from NIVS BVI and changed our corporate name from SRKP 19, Inc. to NIVS IntelliMedia Technology Group, Inc.

We may not realize the benefits that we hoped to receive as a result of the Share Exchange, which include:

•	access to the capital markets of the United States;

•	the increased market liquidity expected to result from exchanging stock in a private company for securities of a public company that may eventually be traded;

•	the ability to use registered securities to make acquisition of assets or businesses;

•	increased visibility in the financial community;

•	enhanced access to the capital markets;

•	improved transparency of operations; and

•	perceived credibility and enhanced corporate image of being a publicly traded company.

There can be no assurance that any of the anticipated benefits of the Share Exchange will be realized with respect to our new business operations. In addition, the attention and effort devoted to achieving the benefits of the Share Exchange and attending to the obligations of being a public company, such as reporting requirements and securities regulations, could significantly divert management’s attention from other important issues, which could materially and adversely affect our operating results or stock price in the future.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. NIVS’ management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

We incurred an expense charge of $765,000 in connection with the issuance of 425,000 shares of common stock that we issued in connection with an agreement for investor relations services.

We entered into a two-year consulting agreement with Nascent Value LLC (“Nascent”) pursuant to which we issued 425,000 shares of our common stock to Nascent. In connection with the issuance of the shares of common stock, we recognized a charge to stock compensation in the third quarter of 2008 in the amount of $765,000, which is derived from valuing each share at $1.80, the price at which shares of our common stock were sold in the Private Placement. The expense had a negative effect on our results of operations and we may not realize a benefit from the investor relations services that is comparable to such negative effect. As a result, our operations may suffer and our stock price may decline.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock, which is not currently listed or quoted for trading, may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Securities Exchange Act for 1934, as amended (the “Exchange Act”) once, and if, it starts trading. Our common stock may be a “penny stock” if it meets one or more of the following conditions (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is NOT quoted on the Nasdaq Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

We do not foresee paying cash dividends in the foreseeable future and, as a result, our investors’ sole source of gain, if any, will depend on capital appreciation, if any.

We do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares at or above the price they paid for them.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our company’s and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Share Exchange. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Our reliance on our major customers for a large portion of our net sales;

•	Our ability to develop and market new products;

•	Our ability to continue to borrow and raise additional capital to fund our operations;

•	Our ability to accurately forecast amounts of supplies needed to meet customer demand;

•	Exposure to market risk through sales in international markets;

•	The market acceptance of our products;

•	Exposure to product liability and defect claims;

•	Fluctuations in the availability of raw materials and components needed for our products;

•	Protection of our intellectual property rights;

•	Changes in the laws of the PRC that affect our operations;

•	Inflation and fluctuations in foreign currency exchange rates;

•	Our ability to obtain all necessary government certifications, approvals, and/or licenses to conduct our business;

•	Development of a public trading market for our securities;

•	The cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations; and

•
The other factors referenced in this prospectus, including, without limitation, under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

The risks included above are not exhaustive. Other sections of this prospectus may include additional factors that could adversely impact our business and operating results. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus, and the documents that we reference in this prospectus and have filed as exhibits to this prospectus with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may materially differ from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

Based on a per share offering price of $3.63, which is the midpoint of our estimated offering price range, we estimate that the net proceeds from the sale of the 550,000 shares of common stock in the offering will be approximately $1.2 million after deducting the estimated underwriting discounts and commissions and estimated offering expenses of approximately $760,000. If the underwriter’s over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $1.5 million.

The principal purposes of this offering are to increase our working capital, to create a public market for our common stock, and to facilitate our future access to the public capital markets. The net proceeds will be used for general corporate purposes. We cannot specify with certainty the particular uses for the net proceeds. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our development efforts, sales and marketing activities, the amount of cash generated or used by our operations and competition. We may find it necessary or advisable to use portions of the proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. We have no current intentions to acquire any other businesses. Pending these uses, the proceeds will be invested in short-term, investment grade, interest-bearing securities.

DIVIDEND POLICY

We do not expect to declare or pay any cash dividends on our common stock in the foreseeable future, and we currently intend to retain future earnings, if any, to finance the expansion of our business. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of directors considers significant. We did not pay cash dividends in the nine months ended September 30, 2008 or the three years ended December 31, 2007.

The ability of our Chinese operating subsidiaries to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. Because substantially all of our operations are conducted in China and a substantial majority of our revenues are generated in China, a majority of our revenue being earned and currency received are denominated in Renminbi (RMB). RMB is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2008 (unaudited) on an actual basis and on an as adjusted to give effect to reflect our receipt of estimated net proceeds from the sale of 550,000 shares of common stock (excluding the 82,500 shares which the underwriter has the option to purchase to cover over-allotments, if any) in this offering at an assumed public offering price of $3.63, which is the mid-point of the estimated range of the per share offering price, and after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $760,000.

You should read this table in conjunction with “Use of Proceeds,” “Summary Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	September 30, 2008
	Actual	As Adjusted
Due to shareholder	$9,134	$9,134
Minority interest	1,034	1,034
Stockholders' equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2008	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized, 36,855,714 issued and outstanding on an actual basis, and 37,405,714 issued and outstanding on an as-adjusted basis (1)	4	4
Additional paid-in capital	12,454	13,691
Accumulated other comprehensive income	3,702	3,702
Statutory surplus reserve fund	1,279	1,279
Retained earnings	26,498	26,498
Total stockholders' equity	$43,937	$45,174
Total capitalization	$54,105	$55,342
______________

(1)	The number of our shares of common stock shown above to be outstanding after this offering is based on 36,855,714 shares outstanding as of September 30, 2008.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There has never been a public trading market for our common stock and our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied for the listing of our common stock on the NYSE Alternext US (formerly known as the American Stock Exchange). We propose to obtain the trading symbol “NIV.” As of November 10, 2008, we had 198 registered stockholders.

DILUTION

If you invest in our shares of common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share you will pay in this offering and the net tangible book value per share of common stock immediately after this offering.

Investors participating in this offering will incur immediate, substantial dilution. Our net tangible book value as of September 30, 2008 was $42.6 million, or $1.16 per share (unaudited) based on 36,855,714 shares of common stock outstanding. Assuming the sale by us of 550,000 shares of common stock offered in this offering at an assumed public offering price of $3.63 per share, and after deducting the estimated underwriting discount and commissions and estimated offering expenses, our as adjusted net tangible book value as of September 30, 2008 would have been $43.9 million, or $1.17 per share. This represents an immediate increase in net tangible book value of $0.01 per share to our existing stockholders and an immediate dilution of $2.46 per share to the new investors purchasing shares of common stock in this offering.

The following table illustrates this per share dilution:

Public offering price per share		$3.63
Net tangible book value per share as of September 30, 2008	$1.16
Increase per share attributable to new public investors	0.01

Net tangible book value per share after this offering		1.17

Dilution per share to new public investors		2.46

The following table sets forth, on an as adjusted basis as of September 30, 2008, the difference between the number of shares of common stock purchased from us, the total cash consideration paid, and the average price per share paid by our existing stockholders and by new public investors before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, using an assumed public offering price of $3.63 per share of common stock:

	Shares Purchased		Total Cash Consideration
	Number	Percent	Amount (in thousands)	Percent	Average Price Per Share
Existing stockholders	36,855,714	98.5%	$12,209	85.9%	$0.33

New investors	550,000	1.5%	$1,997	14.1%	$3.63

Total	37,405,714	100%	14,206	100%

The total consideration amount for shares of common stock held by our existing stockholders includes total cash paid for our outstanding shares of common stock as of September 30, 2008 and excludes the value of securities that we have issued for services. If the underwriters’ over-allotment option of 82,500 shares of common stock is exercised in full, the number of shares held by existing stockholders will be reduced to 98.3% of the total number of shares to be outstanding after this offering; and the number of shares held by the new investors will be increased to 632,500 shares, or 1.7%, of the total number of shares of common stock outstanding after this offering.

The discussion and tables above is based on 36,855,714 shares of common stock issued and outstanding as of September 30, 2008. We may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

ACCOUNTING FOR THE SHARE EXCHANGE

The acquisition of NIVS BVI by us pursuant to the Share Exchange was accounted for as a recapitalization by us. The recapitalization was, at the time of the Share Exchange, the merger of a private operating company (NIVS BVI) into a non-operating public shell corporation (us) with nominal net assets and as such is treated as a capital recapitalization, rather than a business combination. As a result, the assets of the operating company are recorded at historical cost. The transaction is the equivalent to the issuance of stock by the private company for the net monetary assets of the shell corporation. The pre-acquisition financial statements of NIVS BVI are treated as the historical financial statements of the consolidated companies. The financial statements presented will reflect the change in capitalization for all periods presented, therefore the capital structure of the consolidated enterprise, being the capital structure of the legal parent, is different from that appearing in the financial statements of NIVS BVI in earlier periods due to this recapitalization.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated statement of operations data contains consolidated statement of operations data for the nine months ended September 30, 2008 and 2007 (unaudited) and for each of the years in the five-year period ended December 31, 2007 and the consolidated balance sheet data as of September 30, 2008 and year-end for each of the years in the five-year period ended December 31, 2007. The consolidated statement of operations data and balance sheet data were derived from the audited consolidated financial statements, except for data for the nine months ended and as of September 30, 2008 and 2007 and the years ended and as of December 31, 2004 and 2003. Such financial data should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements starting on page F-1 and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Consolidated Statements of Operations (as restated)

	Nine Months Ended September 30,		Years Ended December 31,
	2008	2007	2007	2006	2005	2004	2003
	(unaudited)	(unaudited)				(unaudited)	(unaudited)
	(all amounts are in thousands except share and per share amounts)
Revenue	$101,048	$50,660	$77,627	$37,735	$21,966	$12,976	$1,826
Other Sales	321	599	516	53	-	-	-
Cost of Goods Sold	(77,853)	(38,742)	(58,864)	(28,073)	(17,300)	11,206	1,653
Gross Profit	23,517	12,517	19,279	9,715	4,666	1,770	173

Selling Expenses	2,650	2,543	3,269	1,792	837	351	69

General and administrative
Amortization	51	45	62	59	137	57	5
Depreciation	249	205	328	300	198	58	8
Bad debts	808	1,122	473	133	81	-	-
Merger cost	1,784	-
Stock-based compensation	765	-
Other G&A expense	1,891	1,866	2,548	1,126	832	263	93
Total General and administrative	5,549	3,239	3,411	1,618	1,248	378	106
Research and development	668	257	373	417	230	60	-
Total operating expenses	8,867	6,040	7,054	3,827	2,315	789	175
Income from operations	14,649	6,477	12,225	5,888	2,351	981	(2)

Other income (expenses)
Government grant	22	-	28	-	160	84	24
Write-down of inventory	-	(393)	(105)	-	(5)	-	-
Gain on disposal of assets	-	-	-	1,226	-	-	-
Interest income	394	1	235	19	11	2	1
Interest expense	(1,563)	(994)	(1,791)	(863)	(319)	(7)	(15)
Imputed interest	(447)	(495)	(526)	(125)	(97)
Sundry income (expense), net	(22)	(66)	(111)	(56)	(7)	(18)	(1)
Total other income (expenses)	(1,617)	(1,946)	(2,272)	201	(257)	61	9

Income before MI and income taxes	13,033	4,531	9,953	6,089	2,094	1,042	7
Income taxes	(1,621)	(488)	(1,269)	(753)	-	1	1
Minority interest	(363)	(101)	(218)	(135)	(56)	(28)	(0.18)

Net Income	11,048	3,941	8,467	5,201	2,038	1,041	6

Basic and Diluted Earnings Per Share	$0.37	$0.14	$0.31	$0.19	$0.07	$0.04	$-

Weighted-Average Shares Outstanding	29,746,845	27,546,667	27,546,667	27,546,667	27,546,667	27,546,667	27,546,667

Consolidated Balance Sheets (as restated)	September 30,	December 31,
	2008	2007	2006	2005	2004	2003
	(unaudited)				(unaudited)	(unaudited)
	(in thousands)
Total Current Assets	$38,244	$25,309	$16,768	$12,287	$6,973	$5,599
Total Assets	126,471	90,767	44,030	35,716	16,986	10,783
Total Current Liabilities	72,366	59,528	28,715	19,415	6,560	7,679
Total Liabilities	81,500	70,537	34,808	29,469	15,064	10,414
Total Stockholders' Equity	43,937	19,610	8,934	6,246	1,922	368

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes, and the other financial information included in this prospectus.

This prospectus contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

OVERVIEW

Through NIVS PRC, we engage in the development, production and sales of audio and video equipment, and set-top box products. In recent years, we have spent substantial resources on research and development to establish intelligent video and audio products (meaning products incorporating Chinese speech interactive technology), which we believe should help us diversify our revenue streams in addition to adding a higher margin product line. We combine our Chinese speech interactive technology with traditional video and audio products to form an intelligent audio-visual system consisting of the audio system, TV set and DVB. Our audio products have a solid reputation and established brand name in the PRC, while abroad our products have been named among the most popular brands on consumer websites for several years.

We sell our products to wholesalers and distributors of electronic products. For export sales and OEM production, we produce based on customer demand and orders. For products with our own brand names, customers generally do not provide us with any long-term commitments. As a result it is necessary for us to estimate, based in part on non-binding estimates by our customers and potential customers, the requirements for our products. In addition, in some instances, we develop products based on anticipated customer demand with no assurance that we will receive the anticipated orders. To the extent that we do not receive the anticipated orders or that our customers require products in greater quantities than anticipated, our revenue and margins will be affected.

A small number of customers account for a very significant percentage of our revenue. For the nine months ended September 30, 2008, we had seven customers that each accounted for at least 5% of the revenues that we generated. These seven customers accounted for a total of approximately 48% of our revenue for that period. During the nine months ended September 30, 2008, we had one customer—Shenzhen Zhanhui (12%)—that accounted for more than 10% of our sales. During the year ended December 31, 2007, we had five customer that generated revenues of at least 5% of our revenues. These five customers accounted for a total of approximately 38% of our revenue for the year ended December 31, 2007. For the same period, we had one customer—HongKong Huian (13%)—that accounted for more than 10% of our sales. For the year ended December 31, 2006, we had four customers that accounted for at least 5% of revenue. These four customers accounted for approximately 49% of our revenue for that period. For the same period, we had two customers—India Jupiter (17%) and Singapore George (16%)—that accounted for more than 10% of our sales. For the year ended December 31, 2005, we had four customers that accounted for at least 5% of revenue. These four customers accounted for approximately 41% of our revenue for that period. For the year ended December 31, 2005, we had two customers that accounted for at least 10% of our revenue. These two customers accounted for approximately 27% of our revenue for that period. Unless we replace a customer, the loss of any of these customers could have a material adverse effect upon our revenue and net income.

We have longstanding business relationships with certain suppliers with stable supply sources, and we believe this practice helps us reduce our risk on shortage of raw material supply. We also enter into one-year agreements with some of our suppliers that provide our forecast of the quantity that we believe that we will need for the upcoming year. These agreements typically result in obtaining a discount our on purchases from our suppliers during the year as we submit purchase orders further to the agreement. Notwithstanding our practices to reduce the cost of our materials, price fluctuations of materials will still affect our production cost and gross margin.

Various factors may impact our company’s performance in different ways. Our ability to compete effectively in light of the short life cycle of many of our products is related to the amount of resources we invest in research and development and how quickly we are able to produce new product models to replace products with older functionality. By upgrading our products, adding functionality, and improving technological specifications, we can increase the value of such products and the resulting product price, which can help compensate for losses associated with the short life cycle of many of our products and can help increase our revenue. For example, the average selling price for certain of our existing DVD players has been declining. By adding functionality to our DVD players, we believe we increased the value of such products and the resulting product price. In addition, we have shifted our focus from one product to another product that we believe would increase our profitability.

For example, in the first nine months of 2008, our sales revenue and sales volume for DVD players increased 206% and 260%, respectively, compared to our sales revenue and volume for the first nine months of 2007. In the third quarter of 2008, with the private placement funds we received in August, we expanded our production scale and completed many orders. In the third quarter of 2008, we completed an upgrade of our DVD player to maintain the margin and attract more customers. As a result, we received more orders from customers than in previous years and, therefore, our sales of DVD-related products have increased. In the first nine months of 2008, our sales revenue for televisions was approximately $11.44 million, which represented an increase of approximately 2,019% compared to revenue of $0.54 million from the sale of televisions for the first nine months of 2007. The increase in revenue for televisions resulted from an increase in sales volume. In the first nine months of 2008, our sales volume for televisions rose approximately 223% as compared to the first nine months of 2007. We believe the increases in sales revenue and volume are a result of our investment of resources into the research and development of new products and design, our focus on the promotion of our brand, and expansion of our sales channels.

In the past, we have relied more heavily on sales to original equipment manufacturers (OEMs) for a significant portion of our revenues; however, we have increased our focus on and investment of resources in sales of our own brand, which we believe will permit us to decrease our reliance on OEM sales. OEM sales accounted for approximately 65% of our revenues for the nine months ended September 30, 2008, as compared to 71% for the first nine months of 2007, and sales of products with our own brand accounted for approximately 35% of our revenues for the same period, as compared to 29% for the first nine months of 2007. OEM sales accounted for 77% of our revenues for the year ended December 31, 2007 and sales of products with our own brand accounted for 23% of our revenues for the same period.

We anticipate that certain costs of operation will increase in the future, including costs and expenses associated with contributions to the PRC housing assistance fund for our employees, which we anticipate to increase approximately 20%. Additionally, changes in Chinese labor laws may require us to raise lower employee salary standards, which will ultimately increase our operation and production costs.

Recent Events

On June 27, 2008, we entered into a share exchange agreement, as amended on July 25, 2008 (the “Exchange Agreement”), with NIVS BVI and its shareholders, pursuant to which these shareholders would transfer all of the issued and outstanding securities of NIVS BVI to us in exchange for 27,546,667 shares of our common stock. On July 25, 2008, the Share Exchange closed and NIVS BVI became our wholly-owned subsidiary and we changed our name to “NIVS IntelliMedia Technology Group, Inc.” A total of 27,546,667 shares were issued to the former shareholders of NIVS BVI and their designees.

In addition, on July 25, 2008, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 5,239,460 shares of common stock at $1.80 per share, for gross proceeds of approximately $9.4 million. On August 12, 2008, we conducted a second and final closing of the private placement pursuant to which we sold an additional 1,304,587 shares of common stock at $1.80 per share for gross proceeds of approximately $2.3 million. Accordingly, we sold a total of 6,544,047 shares of common stock in the private placement for aggregate gross proceeds of approximately $11.8 million (the “Private Placement”). WestPark Capital, Inc., the placement agent for the Private Placement, was paid a commission equal to 6.5% of the gross proceeds from the financing, in addition to a $130,000 success fee for the Share Exchange, for an aggregate fee of approximately $896,000.

In July 2008, we entered into a two-year consulting agreement with Nascent Value LLC (“Nascent”). According to the agreement, as amended, Nascent will provide us with business consulting and investor relations services. Nascent is a third-party investor relations firm that does not have any other relationship or common ownership with us or any of our affiliates. As consideration for entering into the agreement and compensation for Nascent’s services under the agreement, we issued to Nascent 425,000 shares (“IR Shares”) of our common stock upon the closing of the Share Exchange. In connection with the IR Shares, we recognized a stock-based compensation charge during the three months ended September 30, 2008 in the amount of $765,000, which is derived from valuing each share at $1.80, the price at which shares of our common stock were sold in the Private Placement. We also agreed to pay Nascent $6,000 per month for its services. Nascent also entered into a lock-up agreement with WestPark Capital, Inc., the placement agent for the Private Placement, pursuant to which 20,000 IR Shares will be subject to lock-up restrictions until our securities are listed on a national securities exchange and the remaining 405,000 IR Shares will be subject to lock-up restrictions following the date on which our securities are listed on a national securities exchange. WestPark Capital, Inc. reserves the right to release all or a portion of the shares at its sole discretion.

On November 28, 2008, we and our subsidiaries entered into a Debt Repayment and Set-Off Agreement (the “Repayment Agreement”) with Mr. Li and each of NIVS Investment (SZ) Co., Ltd.; Zhongkena Technology Development; Xentsan Technology (SZ) Co., Ltd.; Korea Hyundai Light & Electric (Int'l) Holding; NIVS Information & Technology (HZ) Co., Ltd.; and Hyundai Light & Electric (HZ) Co., Ltd. (collectively, the “Related Companies”). The purpose of the Repayment Agreement was to confirm complete and immediate repayment of all loan amounts that were due to (from) us by (to) the Related Companies. Pursuant to the terms of the Repayment Agreement, we and our subsidiaries (collectively, the “NIVS Group”) had outstanding loan amounts of US$9.1 million owed to Mr. Li (the “Li Debt”) and $568,063 owed to NIVS Investment (SZ) Co., Ltd. (the “NIVS Investment Debt”), and Mr. Li, through the Related Companies, had an aggregate outstanding loan amount of US$1,878,101 owed to the NIVS Group (the “Related Companies’ Debt”). Pursuant to the Repayment Agreement, the Related Companies’ Debt was repaid and/or set off in full against the NIVS Investment Debt, in totality, and the Li Debt, partially, such that, as a result of the transactions contemplated by the Repayment Agreement, the Related Companies’ Debt is no longer outstanding, the NIVS Investment Debt was reduced to zero, and neither Mr. Li nor any of the Related Companies owe the NIVS Group any loan amount.

Furthermore, pursuant to the Repayment Agreement, a portion of the Li Debt is set off, such that the Li Debt remaining after deducting the total amount of the Related Companies’ Debt repaid via the set-off against the NIVS Investment Debt, in totality, and the Li Debt, partially (the “Repayment Amount”) is equal to an aggregate amount of US$7.8 million (the “Remaining Debt”). As a result of the transactions contemplated by the Repayment Agreement, the Repayment Amount was repaid and the NIVS Group does not owe any loan amount to Mr. Li or any of the Related Companies other than the Remaining Debt. The Repayment Agreement also contains an acknowledgement by the parties to the Repayment Agreement that there are no remaining debt obligations owed to the NIVS Group, either directly or indirectly, by Mr. Li, any other executive officer or director, or any related family member, of the Company, or any entity owned or controlled by such persons, including the Related Companies, and that no loans or similar arrangements will be made by the NIVS Group to such persons or entities in the future. Due to the loans that we made to the entities owned and controlled by our chief executive officer in violation of Section 402 of the Sarbanes-Oxley Act of 2002, we and/or our chief executive officer could become subject to criminal, civil or administrative sanctions, penalties, or investigations and may also face potential private securities litigation.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities. On an on-going basis, we evaluate our estimates including the allowance for doubtful accounts, the salability and recoverability of inventory, income taxes and contingencies. We base our estimates on historical experience and on other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions and estimates used to prepare our financial statements when we deem it necessary.

Revenue recognition.  We recognize revenue from the sales of products. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectivity is reasonably assured. Sales revenue is presented net of value added tax (VAT), sales rebates and returns. No return allowance is made as product returns are insignificant based on historical experience.

Allowance for doubtful accounts. In estimating the collectability of accounts receivable we analyze historical write-offs, changes in our internal credit policies and customer concentrations when evaluating the adequacy of our allowance for doubtful accounts. Differences may result in the amount and timing of expenses for any period if we make different judgments or uses difference estimates. Our accounts receivable represent a significant portion of our current assets and total assets. Our realization on accounts receivable, expressed in terms of United States dollars may be affected by fluctuations in currency rates since the customer’s currency is frequently a currency other than United States dollars.

Inventories. Inventories comprise raw materials and finished goods are stated at the lower of cost or market. Substantially all inventory costs are determined using the weighted average basis. Costs of finished goods include direct labor, direct materials, and production overhead before the goods are ready for sale. Inventory costs do not exceed net realizable value.

Taxation. Under the tax laws of PRC, NIVS PRC has had tax advantages granted by local government for corporate income taxes and sales taxes commencing April 6, 2004. NIVS PRC has been entitled to have a full tax exemption for the first two profitable years, followed by a 50% reduction on normal tax rate of 24% for the following three consecutive years. On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%. The new law became effective on January 1, 2008. During the transition period for enterprises established before March 16, the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012. We believe that our profitability will be negatively affected in the near future as a result of the new EIT Law.

Recently Issued Accounting Pronouncements

On December 4, 2007, the FASB issued SFAS No. 160, Noncontrolling interest in Consolidated Financial Statements (SFAS No. 160). SFAS No. 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. The statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and expands disclosures in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We have not yet determined the impact of the adoption of SFAS No. 160 on our consolidated financial statements and footnote disclosures.

On December 4, 2007, the FASB issued SFAS No. 141R, Business Combinations (SFAS No. 141R). SFAS No. 141R requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed, establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to expand disclosures about the nature and financial effect of the business combination. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We have not yet determined the impact of the adoption of SFAS No. 141R on our consolidated financial statements and footnote disclosures.

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements”, which establishes a framework for reporting fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of this standard had no impact on the Company’s financial position or results of operations.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities”. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact of adopting SFAS 161 on its consolidated financial statements.

In April 2008, the FASB issued Staff Position FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”) which amends the factors an entity should consider in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS No. 142, Goodwill and Other Intangible Assets (“FAS No. 142”). FSP FAS 142-3 applies to intangible assets that are acquired individually or with a group of assets and intangible assets acquired in both business combinations and asset acquisitions. It removes a provision under FAS No. 142, requiring an entity to consider whether a contractual renewal or extension clause can be accomplished without substantial cost or material modifications of the existing terms and conditions associated with the asset. Instead, FSP FAS 142-3 requires that an entity consider its own experience in renewing similar arrangements. An entity would consider market participant assumptions regarding renewal if no such relevant experience exists. FSP FAS 142-3 is effective for year ends beginning after December 15, 2008 with early adoption prohibited. We have not yet determined the effect, if any, of the adoption of this statement on our financial condition or results of operations.

In June 2008, the Financial Accounting Standards Board (“FASB”) issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 concludes that unvested share-based payment awards that contain rights to receive non-forfeitable dividends or dividend equivalents are participating securities, and thus, should be included in the two-class method of computing earnings per share (“EPS”). FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. Early application of EITF 03-6-1 is prohibited. It also requires that all prior-period EPS data be adjusted retrospectively. We have not yet determined the effect, if any, of the adoption of this statement on our financial condition or results of operations.

Recently Adopted Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). The accounting provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. The adoption of this Interpretation had no impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position 157-1, "Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13" ("FSP 157-1") and FASB Staff Position 157-2, "Effective Date of FASB Statement No. 157" ("FSP 157-2"). FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted SFAS 157 effective January 1, 2008 for all financial assets and liabilities as required. The adoption of SFAS 157 was not material to the Company's financial statements or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” (“SFAS 159”) which is effective for fiscal years beginning after November 15, 2007. SFAS 159 is an elective standard which permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The Company has not elected the fair value option for any assets or liabilities under SFAS 159.

Results of Operations

The following table sets forth information from our statements of operations (as restated) for the years ended December 31, 2007, 2006 and 2005, and nine months ended September 30, 2008 and 2007 in dollars and as a percentage of revenue:

	Nine Months Ended				Years Ended
	September 30,				December 31,
	2008		2007		2007		2006		2005
	(Unaudited)		(Unaudited)		(As resated)		(As resated)		(As resated)
	(all amounts are in thousands except share and per share amounts)

Revenue	$101,048	99.7%	$50,660	98.8%	$77,627	99.3%	$37,735	99.9%	$21,966	100.0%
Other Sales	321	0.3%	599	1.2%	516	0.7%	53	0.1%	-
Cost of Goods Sold	(77,853)	-76.8%	(38,742)	-75.6%	(58,864)	-75.3%	(28,073)	-74.3%	(17,300)	-78.8%
Gross Profit	23,517	23.2%	12,517	24.4%	19,279	24.7%	9,716	25.7%	4,666	21.2%

Selling Expenses	2,650	2.6%	2,543	5.0%	3,269	4.2%	1,792	4.7%	837	3.8%

General and administrative
Amortization	51	0.1%	45	0.1%	62	0.1%	59	0.2%	137	0.6%
Depreciation	249	0.2%	205	0.4%	328	0.4%	300	0.8%	198	0.9%
Bad debts	808	0.8%	1,122	2.2%	473	0.6%	133	0.4%	81	0.4%
Merger cost	1,784	1.8%	-
Stock-based compensation	765	0.8%	-
Other G&A expense	1,891	1.9%	1,866	3.6%	2,548	3.3%	1,126	3.0%	832	3.8%
Total General and administrative	5,549	5.5%	3,239	6.3%	3,411	4.4%	1,618	4.3%	1,248	5.7%
Research and development	668	0.7%	257	0.5%	373	0.5%	417	1.1%	230	1.0%
Total operating expenses	8,867	8.7%	6,040	11.8%	7,054	9.0%	3,827	6.9%	2,315	10.5%
Income from operations	14,649	14.5%	6,477	12.6%	12,225	15.6%	5,888	15.6%	2,351	10.7%

Other income (expenses)
Government grant	22	0.0%	-		28	0.0%	-		160	0.7%
Write-down of inventory	-		(393)	-0.8%	(105)	-0.1%	-		(5)	0.0%
Gain on disposal of assets	-		-		-		1,226	3.2%
Interest income	394	0.4%	1	0.0%	235	0.3%	19	0.0%	11	0.0%
Interest expense	(1,563)	-1.5%	(994)	-1.9%	(1,791)	-2.3%	(863)	-2.3%	(319)	-1.5%
Imputed interest	(447)	-0.4%	(495)	-1.0%	(526)	-0.7%	(125)	-0.3%	(97)	-0.4%
Sundry income (expense), net	(22)	0.0%	(66)	-0.1%	(111)	-0.1%	(56)	-0.1%	(7)	0.0%
Total other income (expenses)	(1,617)	-1.6%	(1,946)	-3.8%	(2,272)	-2.9%	201	0.5%	(257)	-1.2%

Income before MI and income taxes	13,033	12.9%	4,531	8.8%	9,953	13.1%	6,089	16.1%	2,094	9.5%
Income taxes	(1,621)	-1.6%	(488)	-1.0%	(1,269)	-1.6%	(753)	-2.0%	-
Minority interest	(363)	-0.4%	(101)	-0.2%	(218)	-0.3%	(135)	-0.3%	(56)	-0.2%

Net Income	$11,048	10.9%	$3,941	7.7%	$8,467	10.9%	$5,201	13.8%	$2,038	9.3%

Nine months ended September 30, 2008 and 2007

Revenues, which consist of sales of our products, were $101.0 million for the nine months ended September 30, 2008, an increase of $50.3 million, or 99.2%, compared to $50.7 million for the same period in 2007. The increase in revenue was attributed mainly to the increased demand for our products, which we believe is a result of our market expansion efforts. The increase of revenue was also due to the new sales of digital equipment and LCD products, as well as price increases of some of our audio system products. For the nine months ended September 30, 2008, our sales revenue for standard audio equipment increased to $39.23 million, an increase of 2% compared to $38.4 million for the same period in 2007. Sales revenue for televisions increased to $11.44 million, an increase of 2,019% compared to $0.54 million for the same period in 2007. Sales revenue for our intelligent audio and video equipment increased to $9.93 million, an increase of 1,141% compared to $0.8 million for the same period in 2007. For the nine months ended September 30, 2008, our sales volume for standard audio equipment decreased by 17% to 3.4 million pieces as compared to 4.09 million pieces for the same period in 2007. The decrease was due to product upgrades as we upgraded most of our standard audio equipment to intelligent audio equipment. For the nine months ended September 30, 2008, our sales volume for televisions increased by 6,400% to 0.26 million pieces as compared to 0.004 million pieces for the same period in 2007. Our sales volume for intelligent audio and video equipment increased by 2,700% to 0.42 million pieces as compared to 0.015 million pieces for the same period in 2007. We believe the increases in sales revenue and volume are a result of our investment of resources into the research and development of new products and design to meet the requirements of the market, our focus on the promotion of our brand, and expansion of our sales channels.

Cost of sales, which include raw material, labor and manufacturing overhead, were $77.9 million for nine months ended September 30, 2008, an increase of $39.2 million, or 101.3%, compared to $38.7 million for the same period in 2007. This increase in cost of sales was caused by an increase in sales and was consistent with the increase in the revenue. As a percentage of the revenue, cost of sales for the nine months ended September 30, 2008 and 2007 were 76.8% and 75.6%, respectively.

Gross profit for the nine months ended September 30, 2008 was $23.5 million, or 23.2% of revenues, compared to $12.5 million, or 24.4% of revenues, for the comparable period in 2007. Management considers gross profit to be a key performance indicator in managing our business. Gross profit margins are a factor of cost of sales, product mix and product demand.

Selling expenses, which mainly include marketing, shipping, insurance, wage and other expenses, were $2.6 million for nine months ended September 30, 2008, an increase of $0.1 million, or 4%, compared to $2.5 million for the same period in 2007. The increase was primarily due to an increase in advertising and marketing activities.

Research and development expenses, which were approximately $0.7 million for the nine months ended September 30, 2008, an increase of approximately $0.4 million, or 133.3%, compared to $0.3 million for the same period in 2007. We believe that our focus on research and development contributed to the increase in our total sales. In the future, we expect to continue to increase our research and development efforts and to enable us to manufacture wider lines of products.

General and administrative expenses, which include wage, benefit, bad debts, utility, consulting, professional fee, various taxes and levies and other expenses, were $5.5 million for the nine months ended September 30, 2008, an increase of $2.3 million, or 71.9%, compared to $3.2 million for the same period in 2007. The increase was primarily a result of the cost of merger. We expect our general and administrative expenses to increase as a result of professional fees incurred as a result of being a publicly reporting company in the United States.

Interest expenses were $1.6 million and $1.0 million for the nine months ended September 30, 2008 and 2007, respectively. The increase was due to new short-term and long-term bank loans during the nine months ended September 30, 2008.

Income tax provisions for the nine months ended September 30, 2008 were approximately $1.6 million, as compared to approximately $0.5 million for the nine months ended September 30, 2007. The increase was primarily due to an increase in the taxable income for the nine months ended September 30, 2008. NIVS PRC is registered in PRC and has had tax advantages granted by local government for corporate income taxes and sales taxes commencing April 6, 2004. NIVS PRC has been entitled to have a full tax exemption for the first two profitable years, followed by a 50% reduction on normal tax rate of 24% for the following three consecutive years. Our effective income tax rates for the nine months ended September 30, 2008 and September 30, 2007 were 12.5% and 12%, respectively. On March 16, 2007, the National People’s Congress of China enacted a new PRC Enterprise Income Tax Law, under which foreign invested enterprises and domestic companies will be subject to enterprise income tax at a uniform rate of 25%. The new law became effective on January 1, 2008. During the transition period for enterprises established before March 16, the tax rate will be gradually increased starting in 2008 and be equal to the new tax rate in 2012. We believe that our profitability will be negatively affected in the near future as a result of the new EIT Law.

We had net income of $11.0 million for the nine months ended September 30, 2008, an increase of $7.1 million, or 182.1%, compared to $3.9 million for the same period in 2007.

Years ended December 31, 2007 and 2006

Revenues were $77.6 million for the year ended December 31, 2007, an increase of $39.9 million, or 106%, compared to $37.7 million for the year ended December 31, 2006. The increase in revenue was attributed mainly due to the increased demand for our products, which we believe is a result of market expansion efforts. The increase of revenue was also due to an increase of sales of audio system products, disc players, and new sales of digital products. For the year ended December 31, 2007, our sales revenue for standard audio equipment increased to $51 million, an increase of 29% compared to $39.5 million for 2006. Sales revenue for televisions increased to $3.8 million, an increase of 2800% compared to $0.13 million for 2006. Sales revenue for our intelligent audio and video equipment increased to $4.35 million for 2007. There were no sales of intelligent audio and video equipment in 2006. In 2007, our sales volume for standard audio equipment increased by 99% to 3.98 million piece as compared to 2.0 million pieces for 2006, and our sales volume for televisions increased by 940% to 0.57 million pieces as compared to 0.055 million pieces for 2006. Our sales volume for intelligent audio and video equipment increased to 0.06 million pieces for 2007. There were no sales of intelligent audio and video equipment in 2006. We believe the increases in sales revenue and volume are a result of our investment of resources into the research and development of new products and design to meet the requirements of the market, our focus on the promotion of our brand, and expansion of our sales channels.

Cost of sales was $58.9 million for the year ended December 31, 2007, an increase of $30.8 million, or 110%, compared to $28.1 million for the year ended December 31, 2006. The increase was primarily a result of the increase in sales and was consistent with the increase in the net revenue. As a percentage of the net revenue, cost of sales for the years ended December 31, 2007 and 2006 were 76% and 74%, respectively.

Gross profit for the year ended December 31, 2007 was $19.3 million, or 24.8% of revenues, compared to $9.7 million, or 25.7% of revenues, for the year ended December 31, 2006. The decrease in our gross profit margin for the year ended December 31, 2007 was primarily due to the decrease of sales price of our audio system products.

Selling expenses were $3.3 million for the year ended December 31, 2007, an increase of $1.5 million, or 83%, compared to $1.8 million for the year ended December 31, 2006. The increase in selling expenses was attributable to the increase in sales commissions and marketing expenses as a result of and also in line with the increase in our sales.

Research and development expenses were approximately $0.37 million for the year ended December 31, 2007, a decrease of approximately $0.05 million, or 12%, compared to approximately $0.42 million for the year ended December 31, 2006. The decrease was caused by a number of research and development projects becoming more mature in fiscal 2007 and thereby requiring less expenditures than these projects required in fiscal 2006.

General and administrative expenses were $3.4 million for the year ended December 31, 2007, an increase of $1.8 million, or 113%, compared to $1.6 million for the year ended December 31, 2006. The increase is mainly due to the increase of bad debts reserves and an increase of wage and benefit expenses.

Interest expenses were $2.1 million and $1.0 million for the years ended December 31, 2007 and 2006, respectively. The increase was due to new short term and long term bank loans during the year ended December 31, 2007.

Income tax provisions for years ended December 31, 2007 and 2006 were approximately $1.3 million and $0.75 million, respectively. The increase is mainly due to the increase of sales revenue and profit. The tax rate for each of the years ended December 31, 2007 and 2006 was 12%. Our effective income tax rates for the years ended December 31, 2007 and 2006 were 12.1% and 12.1%, respectively.

Net income was $8.5 million for the year ended December 31, 2007, an increase of $3.3 million, or 63%, compared to $5.2 million for the year ended December 31, 2006.

Years ended December 31, 2006 and 2005

Revenues were $37.7 million for the year ended December 31, 2006, an increase of $15.7 million, or 71.8%, compared to $22 million for the year ended December 31, 2005. The increase in revenue was attributed mainly due to the increased demand for our products and our successful market expansion efforts. The increase of revenue was primarily due to an increase of sales of audio system products and new sales of LCD television products.

Cost of sales was $28.1 million for the year ended December 31, 2006, an increase of $10.8 million, or 62.3%, compared to $17.3 million for the year ended December 31, 2005. This increase was primarily due to the increase in sales and was consistent with the increase in net revenue. As a percentage of the net revenue, cost of sales for the years ended December 31, 2006 and 2005 were 74%, and 79%, respectively.

Gross profit for the year ended December 31, 2006 was $9.7 million, or 25.7% of revenues, compared to $4.7 million, or 21.2% of revenues, for the year ended December 31, 2005. The increase in our gross profit margin for the year ended December 31, 2006 was primarily due to increase of sales price of audio system products.

Selling expenses were $1.8 million for the year ended December 31, 2006, an increase of $1.0 million, or 114.1%, compared to $0.8 million for the year ended December 31, 2005. The increase in selling expenses was attributable to the increase in sales commissions and marketing expenses as a result of and also in line with the increase in our revenue.

Research and development expenses were $0.42 million for the year ended December 31, 2006, an increase of $0.19 million, or 81.3%, compared to $0.23 million for the year ended December 31, 2005.

General and administrative expenses were $1.6 million for the year ended December 31, 2006, an increase of $0.4 million, or 29.6%, compared to $1.2 million for the year ended December 31, 2005. The increase is mainly due to the increase of bad debt reserve, wages and benefit expenses.

Interest expenses were $1.0 million and $0.4 million for the years ended December 31, 2006 and 2005, respectively. The increase was due to new short term and long term bank loans during the year ended December 31, 2006.

Income tax provisions for the year ended December 31, 2006 were approximately $0.75 million compared to a benefit from income taxes of nil in the year ended December 31, 2005. The primary cause for the increase in income tax provisions was due to the full tax exemption that was in effect in 2005. Our effective income tax rates for the years ended December 31, 2006 and 2005 were 12.1% and nil, respectively.

Net income was $5.2 million for the year ended December 31, 2006, an increase of $3.2 million, or 155.2%, compared to $2.0 million for the year ended December 31, 2005.

Liquidity and Capital Resources

We had an unrestricted cash balance of approximately $3.1 million as of September 30, 2008, as compared to $1.4 million as of December 31, 2007. In addition, we also had approximately $4.3 million in restricted cash as of September 30, 2008, as compared to $2.0 million as of December 31, 2007. Our restricted cash is held as a security deposit for our recurring, short-term bank notes. Our funds are kept in financial institutions located in China, and banks and other financial institutions in the PRC do not provide insurance for funds held on deposit, and in the event of a bank failure, we may not have access to our funds on deposit.

We are subject to the regulations of the PRC, which restricts the transfer of cash from China, except under certain specific circumstances. Accordingly, such funds may not be readily available to us to satisfy obligations that have been incurred outside the PRC.

We had negative working capital of approximately $34.1 million, $16.2 million, $34 million and $12 million as at September 30, 2008 and 2007 and as of December 31, 2007 and 2006, respectively. The increase of negative working capital was largely caused by the substantial increases in financing from bank loans and notes.

Our accounts receivable has been an increasingly significant portion of our current assets, representing $21 million, $5.8 million, $4.5 million and $0.15 million, or 54.8%, 16.6%, 18%, 1% of current assets, as at September 30, 2008 and 2007 and as of December 31, 2007 and 2006, respectively. If customers responsible for a significant amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, our liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially adversely affect the servicing of these accounts receivable, which could result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations. A significant deterioration in our ability to collect on accounts receivable could affect our cash flow and working capital position and could also impact the cost or availability of financing available to us.

We provide our major customers with payment terms ranging from 30 to 90 days. Additionally, our production lead time is approximately three weeks, from the inspection of incoming materials, to production, testing and packaging. We need to keep a large supply of raw materials and work in process and finished goods inventory on hand to ensure timely delivery of our products to our customers. We typically offer certain of our customers 30 to 90 days credit terms for payment. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Allowance for doubtful accounts is based on our assessment of the collectability of specific customer accounts, the aging of accounts receivable, our history of bad debts, and the general condition of the industry. If a major customer’s credit worthiness deteriorates, or our customers’ actual defaults exceed historical experience, our estimates could change and impact our reported results. We have not experienced any significant amount of bad debt since the inception of our operation.

As of September 30, 2008, inventories amounted to $6.8 million, compared to $8.4 million at September 30, 2007. As of December 31, 2007, inventories amounted to $17.3 million, compared to $1.4 million as of December 31, 2006. We have experienced increased sales volume annually and, as a result, we expect to experiences increases in our inventory levels going forward. We keep certain reserve amounts of raw materials in our inventories and engage in long-term arrangements with suppliers in an attempt to protect against any rising prices and shortages of raw materials used to manufacture our products.

NIVS PRC has entered into various revolving bank loans and bank notes to finance our operation. Most of the loans are one year renewable. NIVS PRC had bank loans of approximately $55.6 million, $33.8 million, $33.1 million and $16.1 million as at September 30, 2008 and 2007 and as of December 31, 2007 and 2006, respectively. These loans carry annual interest rates of approximately 4.9% to 8.8% with maturity dates ranging from 30 days to one year. These loans are either unsecured or secured by the Company’s buildings, receivables and land use rights.

Prior to the Share Exchange, NIVS PRC entered into loan transactions with its founder and our principal shareholder and current Chief Executive Officer and Chairman of the Board, Tianfu Li. In these transactions, NIVS PRC would borrow funds from Mr. Li and NIVS PRC would also lend funds to entities that were owned and controlled by Mr. Li. These entities are NIVS Investment (SZ) Co., Ltd.; Zhongkena Technology Development; Xentsan Technology (SZ) Co., Ltd.; Korea Hyundai Light & Electric (Int'l) Holding; NIVS Information & Technology (HZ) Co., Ltd.; and Hyundai Light & Electric (HZ) Co., Ltd. (collectively, the “Related Companies”). The loans were unsecured with no fixed repayment date. It was intended that all loans from the Company to officers and directors, whether directly or indirectly, be repaid prior to the closing of the Share Exchange, and no further loans would be made to such related parties after the closing of the Share Exchange. In November 2008, it was discovered that the loans to entities owned by our CEO and related parties continued after the closing of the Share Exchange, as more fully described in Note 7 to the financial statements contained in this prospectus. As of September 30, 2008, the entities owned by Mr. Li had an aggregate outstanding loan balance of $7.6 million owed to NIVS Group. As of September 30, 2008, NIVS Group had an aggregate outstanding loan balance due to shareholder Mr. Li of $9.1 million and $568,063 owed to NIVS Investment (SZ) Co., Ltd.

On November 24, 2008, the Company and its subsidiaries entered into a Debt Repayment and Set-Off Agreement (the “Agreement”) with Mr. Li and the Related Companies. The purpose of the agreement was to confirm complete and immediate repayment of all loan amounts that were due to (from) the Company by (to) the Related Companies. Pursuant to the terms of the Agreement, the Company and its subsidiaries (collectively, the “NIVS Group”) had outstanding loan amounts of US$9.1 million owed to Mr. Li (the “Li Debt”) and $568,063 owed to NIVS Investment (SZ) Co., Ltd. (the “NIVS Investment Debt”), and Mr. Li, through the Related Companies, had an aggregate outstanding loan amount of US$1,878,101 owed to the NIVS Group (the “Related Companies’ Debt”). Pursuant to the Agreement, the Related Companies’ Debt was repaid and/or set off in full against the NIVS Investment Debt, in totality, and the Li Debt, partially, such that, as a result of the transactions contemplated by the Agreement, the Related Companies’ Debt is no longer outstanding, the NIVS Investment Debt was reduced to zero, and neither Mr. Li nor any of the Related Companies owe the NIVS Group any loan amount.

Furthermore, pursuant to the Agreement, a portion of the Li Debt is set off, such that the Li Debt remaining after deducting the total amount of the Related Companies’ Debt repaid via the set-off against the NIVS Investment Debt, in totality, and the Li Debt, partially (the “Repayment Amount”) is equal to an aggregate amount of US$7.8 million (the “Remaining Debt”). As a result of the transactions contemplated by the Agreement, the Repayment Amount was repaid and the NIVS Group does not owe any loan amount to Mr. Li or any of the Related Companies other than the Remaining Debt. The Agreement also contains an acknowledgement by the parties to the Agreement that there are no remaining debt obligations owed to the NIVS Group, either directly or indirectly, by Mr. Li, any other executive officer or director, or any related family member, of the Company, or any entity owned or controlled by such persons, including the Related Companies, and that no loans or similar arrangements will be made by the NIVS Group to such persons or entities in the future. Due to the loans that we made to the entities owned and controlled by our chief executive officer in violation of Section 402 of the Sarbanes-Oxley Act of 2002, we and/or our chief executive officer could become subject to criminal, civil or administrative sanctions, penalties, or investigations and may also face potential private securities litigation.

On July 25, 2008, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 5,239,460 shares of common stock at $1.80 per share, for gross proceeds of approximately $9.4 million. On August 12, 2008, we conducted a second and final closing of the private placement pursuant to which we sold an additional 1,304,587 shares of common stock at $1.80 per share for gross proceeds of approximately $2.3 million. Accordingly, we sold a total of 6,544,047 shares of common stock in the private placement for aggregate gross proceeds of approximately $11.8 million (the “Private Placement”). WestPark Capital, Inc., the placement agent for the Private Placement, was paid a commission equal to 6.5% of the gross proceeds from the financing, in addition to a $130,000 success fee for the Share Exchange, for an aggregate fee of approximately $896,000. We agreed to file a registration statement covering the common stock sold in the Private Placement and to pay for all costs related to the registration of the shares. We have used and intend to use the proceeds from the Private Placement to provide working capital for speech-controlled TV and product promotion, speech-controlled audio acoustics, DVD, and DVB production capacity expansion, technology and product research and development, basic research and application product development, brand building and publicity and strengthening channel building and brand promotion in China and to increase reserve funds.

We are required to contribute a portion of our employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations. Total contributions to the funds are approximately $214,258, $157,134, $232,655, $268,567 and $131,512 for the nine months ended September 30, 2008 and 2007 and the years ended December 31, 2007, 2006 and 2005, respectively. We expect that the amount of our contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations and commence contributions to an employee housing fund.

The ability of NIVS PRC to pay dividends may be restricted due to the foreign exchange control policies and availability of cash balance of the Chinese operating subsidiaries. A majority of our revenue being earned and currency received are denominated in RMB, which is subject to the exchange control regulation in China, and, as a result, we may unable to distribute any dividends outside of China due to PRC exchange control regulations that restrict our ability to convert RMB into US Dollars. Accordingly, we may not be able to access NIVS PRC’s funds may not be readily available to us to satisfy obligations which have been incurred outside the PRC, which could adversely affect our business and prospects or our ability to meet our cash obligations.

Net cash used in operating activities was $8.4 million for the nine months ended September 30, 2008, compared to net cash used in operating activities of $15.7 million for the nine months ended September 30, 2007. The decrease in net cash used in operating activities was primarily due to an increase in cash provided from net income from $3.9 million to $11 million, for the respective periods, which primarily resulted from our increase in sales revenue. In addition, the change in net cash used in operating activities was due to an increase of cash used in account receivables from $6.8 million to $17.3 million, for the respective periods, which primarily resulted from an increase in our sales volume for the nine months ended September 30, 2008. The change in net cash used in operating activities was due to an increase of cash used in depreciation from $0.8 million to $ 3.6 million for the respective periods. Our increase in net cash used in operating activities for the nine months ended September 30, 2008 was partially offset by a decrease in cash used in advances to suppliers from $10.3 million for the first nine months of 2007 to $9.6 million for the first nine months of 2008. We increased our inventories from $6.9 million to $10.5 million in an attempt to lock in costs of materials in response to increasing material costs. Net cash used in operating activities was $10.5 million for the year ended December 31, 2007, compared to net cash provided by operations of $13.2 million for the year ended December 31, 2006. The decrease in net cash used was primarily due to change in inventory, from $4.9 million of cash provided by inventory to $15.9 million of cash used in inventory, and an increase in cash used in advances to suppliers to $14.1 million for 2007, as compared to cash of $1.5 million provided by advances to suppliers in 2006. The change was primarily due to an increase in sales volume and, as a result, we increased our inventories and advances to suppliers accordingly.

Investing activity during the nine months ended September 30, 2008 and 2007 included the purchasing of property and equipment and intangible assets, which resulted in net cash used in investing activities of $8.2 million for the nine months ended September 30, 2008, compared to net cash used in investing activities of $1.8 million for the nine months ended September 30, 2007. The increase in net cash used in purchasing of property was due to our purchase of production equipment to expand our production scale in the third quarter of 2008. In June 2008, we entered into an agreement for a new plant renovation at a contracted price of RMB 36,117,340 (USD 5,283,997). As of September 30, 2008, we had paid RMB 33,290,368 (USD 4,870,381) for the construction in progress. The plant renovation is expected to be completed by the end of December 2008 and remainder balance of RMB 2,826,972 (USD 413,616) will be paid within six months upon completion. Net cash used in investing activities was $14.8 million for the year ended December 31, 2007, compared to net cash provided by investing activities of $0.7 million for the year ended December 31, 2006. The increase in cash used in investing activities was due to cash of $13.9 million provided by proceeds from a disposal of fixed assets during the year ended December 31, 2006, which resulted from our sale of production equipment to an affiliate company, NIVS Investment (SZ) Co., Ltd., with the intent that the related party would enter into production operations. There were no such proceeds from a sale of assets during the year ended December 31, 2007. In 2007, we purchased the production equipment back from NIVS Investment (SZ) Co., Ltd. after it ceased plans to conduct production operations.

Net cash provided by financing activities amounted to $17.4 million for the nine months ended September 30, 2008, compared to net cash provided by financing activities of $18.5 million for the nine months ended September 30, 2007. The decrease in cash provided was primarily a result of an increase in repayment of loans and bank notes that we took out during 2007. During the nine months ended September 30, 2008, lenders extended our credit lines as our operations expanded, and our net proceeds from loan and bank notes was only $13.6 million for the nine months ended September 30, 2008, which is $2.4 million less than the net proceeds from loans and banks notes of $16 million for the nine months ended September 30, 2007. Net cash provided by financing activities amounted to $25.5 million for the year ended December 31, 2007, compared to net cash used in financing activities of $14.7 million for the year ended December 31, 2006. The increase of cash provided was primarily a result of an increase of proceeds of bank notes and bank loans, in addition to the funds from shareholder and related parties, which we used to fund our expanding operations during the year ended December 31, 2007.

Based upon our present plans, we believe that cash on hand, cash flow from operations and funds available to us through financing will be sufficient to fund our capital needs for at least the next 12 months. We expect that our primary sources of funding for our operations for the upcoming 12 months and thereafter will result from our continued use of bank loans and bank notes and cash flow from operations to fund our operations during the upcoming 12 months and thereafter, in addition to the possibility of conducting debt and equity financings. However, our ability to maintain sufficient liquidity depends partially on our ability to achieve anticipated levels of revenue, while continuing to control costs. If we did not have sufficient available cash, we would have to seek additional debt or equity financing through other external sources, which may not be available on acceptable terms, or at all. Failure to maintain financing arrangements on acceptable terms would have a material adverse effect on our business, results of operations and financial condition.

Contractual obligations

The following table describes our contractual commitments and obligations as of September 30, 2008:

	Payments due by Period (in $)
Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Long term bank loans	$2,554,125	$2,554,125	$-	$-	$-
Plant and office rent	$710,967	$179,093	$490,391	$41,483	$-
Total	$3,265,092	$2,733,218	$490,391	$41,483	$-

Seasonality

Our business is not seasonal in nature. The seasonal effect does not have a material impact on our sales.

Off-Balance Sheet Arrangements

We have no material off-balance sheet transactions.

Quantitative and Qualitative Disclosure Regarding Market Risk

Interest Rate Risk

We may face some risk from potential fluctuations in interest rates, although our debt obligations are primarily short-term in nature, but some bank loans have variable rates. If interest rates have great fluctuations, our financing cost may be significantly affected.

Foreign Currency Risk

Substantially all of our operations are conducted in the PRC and our primary operational currency in Chinese Renminbi (“RMB”). As a result, currently the effect of the fluctuations of RMB exchange rates only has minimum impact on our business operations, but will be increasingly material as we introduce our products widely into new international markets. Substantially all of our revenues and expenses are denominated in RMB. However, we use the United States dollar for financial reporting purposes. Conversion of RMB into foreign currencies is regulated by the People’s Bank of China through a unified floating exchange rate system. Although the PRC government has stated its intention to support the value of the RMB, there can be no assurance that such exchange rate will not again become volatile or that the RMB will not devalue significantly against the U.S. dollar. Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from our operations in the PRC.

Country Risk

The substantial portion of our assets and operations are located and conducted in China. While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations applicable to us. If there are any changes in any policies by the Chinese government and our business is negatively affected as a result, then our financial results, including our ability to generate revenues and profits, will also be negatively affected.

Change in Accountants

On July 25, 2008, we dismissed AJ. Robbins, PC ("AJ. Robbins") as our independent registered public accounting firm following the change in control of our company on the closing of the Share Exchange. We engaged AJ. Robbins to audit our financial statements for the period from January 3, 2007 (inception) to December 31, 2007. The decision to change accountants was approved and ratified by our Board of Directors. We engaged Kempisty & Company Certified Public Accountants PC (“Kempisty”) as our independent registered public accounting firm as of July 25, 2008. Kempisty was NIVS BVI’s independent registered public accounting firm prior to the Share Exchange.

DESCRIPTION OF BUSINESS

Overview

We, through NIVS PRC, are engaged in the design, manufacture, sales and marketing of audio and video consumer products. Our products include digital audio systems, televisions, digital video broadcasting (“DVB”) set-top boxes, DVD players, as well as peripheral and accessory products such as remote controls, headphone sets, and portable entertainment devices (MP3/MP4 players). We have invested substantial resources in the research and development of our intelligent audio and video consumer products, most of which utilize our Chinese speech interactive technology to permit users to control our products through their spoken commands. Our products are distributed worldwide, including markets in Europe, Southeast Asia, and North America.

Industry

We compete within certain categories in the wholesale consumer electronics industry. Our current focus is on home audio and video products, and the two primary categories in which we currently compete are standard audio and video equipment (including DVD players and DVB set-top boxes) and intelligent audio and video equipment (traditional video and audio products combined with speech-based interface).

Standard audio and video equipment

Our products that compete in the standard audio and video equipment category include mid and high-end home audio products, including premium home theater systems, speakers, shelf-stereo systems, televisions, DVD players, DVB set-top boxes, portable digital players, and related products. Growth of this market segment has been driven primarily due to the increase in consumer demand for flat screen digital televisions and for audio and visual products that complement flat screen televisions to create a home theater experience. Price pressure remains a key challenge for manufacturers of consumer electronics as the retail industry continues to evolve, with the major emerging markets like China, Russia, and India maintaining their strong growth, and retailers driving their expansion into new geographies as well as into the online sector.

Intelligent audio and video equipment

The market for intelligent audio and video products consists of traditional video and audio products combined with speech-based interface. Our products that compete in the intelligent audio and video equipment category are based on the Chinese language and include many of the types of products that we offer in our line of standard audio and video products, except these products are equipped with our speech interactive technology. The market for intelligent audio and video products is less developed than the market for standard audio and video equipment, and the market for products in this market based on Chinese language is less developed than products based on Western languages.

The intelligent audio and video electronics market has experienced growth in part due to consumer demand for simple, convenient interfaces. Commensurate with the increase in the scope and complexity of functions in consumer electronic products has been the unforeseen consequence that many audio/visual products have become cumbersome and difficult to use. Products now commonly utilize complex menu structures and difficult to navigate user interfaces that can limit a user’s ability to fully enjoy the functionality and convenience offered by these products. As compared to standard equipment, intelligent audio and video products powered by voice commands possess unique capabilities, superior convenience, and an increased ease-of-use. Also, improvements in speech-based technologies have enabled companies to implement these features in a broader array of products.

China

China is world’s second largest electronic product consumer, after only the United States. China’s market for home consumer electronics has been growing, due in part to the country’s rapid economic growth. Economic growth in China has led to greater levels of personal disposable income and increased spending among China’s expanding middle-class consumer base. Notwithstanding China’s economic growth, with a population of 1.3 billion people, China’s economic output and consumption rates are still small on a per capita basis compared to developed countries. As China’s economy develops, we believe that disposable income and consumer spending levels will continue to become closer to that of developed countries like the United States.

China’s market share of manufacture of consumer electronic devices is expected to increase. China has a number of benefits in the manufacture of home consumer electronics, which are expected to drive this growth:

Low costs. China continues to have a relatively low cost of labor as well as easy access to raw materials and land.

Proximity to electronics supply chain. Electronics manufacturing in general continues to shift to China, giving China-based manufacturers a further cost and cycle time advantage.

Proximity to end-markets. China has focused in recent years on building its research, development and engineering skill base in all aspects of higher end manufacturing.

The market for speech-controlled consumer products for Western languages is more developed than the market for speech-controlled consumer products for Chinese languages. Compared with Western languages, there are extra challenges related to large vocabulary and continuous speech recognition systems for the Chinese language. These challenges are primarily due to the more complicated characteristics of Chinese language as compared to Western languages. We expect to see the market for Chinese speech-controlled products grow as technologies improve.

Competitive Strengths

We believe the following strengths contribute to our competitive advantages and differentiate us from our competitors:

Market position

Since the inception of NIVS PRC, we have focused on the research, development and manufacture of standard and intelligent audio and video products. We have developed significant expertise in the key technologies and large-scale manufacturing that enables us to improve the quality of our products, reduce costs, and keep pace with current standards of the rapidly evolving consumer electronics industry. We are able to bring to the market well-differentiated products that perform well against competitive offerings based on price, style, and brand recognition. Our specific Chinese-speech interaction technology has broad application to consumer products and has allowed us to distinguish our products from those of our competitors.

Design and manufacturing capabilities

We employ a rigorous and systematic approach to product design and manufacturing. We employ a senior design team with members educated by top colleges in China, with an average of 13 to 15 years of experience. Our design team develops and tracks new concepts and ideas from a variety of sources, including direct customer feedback, trade shows, and industry conferences. We have, through NIVS PRC, a 2.7 million square foot factory, which includes a large-scale, 1.1 million square-foot production area, and more than 1,400 full-time employees, including approximately 1,000 employees in production. Our modernized production lines include automated processing equipment and procedures that we can rapidly modify to accommodate new customer requests, designs and specifications. Our use of manual labor during the production process benefits from the availability of relatively low-cost, skilled labor in China. NIVS PRC has received several accreditations, including The International Organization for Standardization (ISO) 9001: 2000, ISO 14000, and RoHS certification, attesting to our quality management requirements, manufacturing safety, controls, procedures and environmental performance.

Experienced management team

Our senior management team has extensive business and industry experience, including an understanding of changing market trends, consumer needs, technologies and our ability to capitalize on the opportunities resulting from these market changes. The founder of NIVS PRC and our principal stockholder and current CEO and Chairman, Tianfu Li, has over 18 years of experience in the consumer electronics industry, which has been a key factor in establishing long-lasting and valuable business relationships. Other members of our senior management team also have significant experience with respect to key aspects of our operations, including research and development, product design, manufacturing, and sales and marketing.

Well-established distribution channels

We sell our products through a well-established network of distributors and resellers allowing us to penetrate customer markets worldwide. Our products are sold domestically in China at over 8,000 points of sale and internationally through numerous channels, including independent specialty retailers, international and regional chains, mass merchants, and distributors. We have also built strong relationships with many large national and regional electronics retailers, and we have well-established relationships with thousands of independent retailers.

Customer service expertise

We work closely with our major customers in order to ensure high levels of customer satisfaction. We constantly evaluate and identify our strongest customers in each distribution channel and focus our sales efforts towards the largest and fastest growing distributors and resellers. To provide superior service and foster customer trust and loyalty, we offer flexible delivery methods and product feedback opportunities to our customers. For Original Equipment Manufacturer, or OEM, customers, we provide a complete range of services, allowing us to take customer products from initial design through production to testing, distribution and after market support. In addition, our sales representatives and marketing personnel undergo extensive training, providing them with the skills necessary to answer product and service-related questions, proactively educate potential customers about our products, and promptly resolve customer inquiries.

Brand awareness

Our self-branded audio and visual products, marketed under the brand-name NIVS, have become a recognized brand name in China, which we expect will assist us in growing our business over the course of the next few years. Our audio products have a solid reputation and established a brand name in the PRC, particularly in Guangdong.

Strategy

Our goal is to become a global leader in the development and manufacture of standard and intelligent audio and video consumer electronics. We intend to achieve this goal by implementing the following strategies:

Expand offering of speech-controlled products

We plan to leverage our expertise in product design and development, our intellectual property platform, and our diverse distribution network by continuing to develop and introduce new and enhanced products, particularly audio and video consumer products that utilize our Chinese speech-controlled technology. We plan to strengthen the performance of our Chinese speech technology to provide users with an easy-to-use, speech-enabled interaction with consumer audio/visual products. Our goal is to continue to enhance the functionality of our core speech interactive technology by adding new features and making our products simpler to use. We intend to invest additional resources in our research and development and speech-controlled technology, applications and intellectual property to promote innovation and maintain customer preference for our products.

Build partnerships with new and existing clients

We intend to strengthen relationships with our existing clients and explore opportunities for product expansion with new and existing customers. Our strategy is to establish partnerships with our current clients whereby we develop and manufacture new products based on client needs. For example, Korea HYUNDAI named NIVS PRC as its sole brand promoter for its digital MP3/MP4 players and television products in China. As sole brand promoter, NIVS PRC provides to the public a uniform product image for HYUNDAI. NIVS PRC attempts to strengthen the HYUNDAI brand as a high-end, quality brand.

We also seek to leverage our Chinese-speech interactive technology to develop relationships and strategic alliances with third-party developers, vendors, and manufacturers of mobile phones, entertainment devices, and GPS navigation devices for use in their products. We believe OEMs of consumer electronics devices and products, wireless operators, system integrators and value-added resellers (“VARs”) can simplify the use and increase the functionality of their electronic products and services by integrating our speech interactivity technologies, resulting in broader market opportunities and significant competitive advantages. For example, we believe that our technology can provide users a more convenient way to enter SMS messages, mobile instant messages, and mobile email into mobile wireless devices, significantly faster than with the traditional keypad. We believe our technology can also be used in navigation systems to enable voice-activated dialing, voice destination entry, and vehicle command and control for in-vehicle entertainment systems. In May 2006, we established an arrangement with a U.S.-based company producing a multimedia processing chip that intends to use our speech interaction software for its mobile phone and intelligent interactive entertainment product.

Expand global presence

A growing percentage of our products are exported to countries outside of China, primarily to Europe, Southeast Asia, and North America. We intend to further expand our international resources to better serve our global customers and business associates and to leverage opportunities in markets such as Hong Kong, the Middle East, India, Great Britain, Germany, the United States, and Argentina. We hope to continue to add regional sales representatives and distributors in different geographic regions to better address demand for our products.

Expand sales network and distribution channels

We intend to expand our sales network in China and develop relationships with a broader set of wholesalers, distributors and resellers, all in order to expand the market availability of our products in China. We feel the Chinese markets are underserved and there exists vast opportunities to expand market presence. We hope that these relationships will allow us to diversify our customer base and significantly increase the availability and exposure of our products.

Augment marketing and promotion efforts to increase brand awareness

We continue to devote our efforts towards brand development and utilize marketing concepts in an attempt to strengthen the marketability of our products. During the past several years, we have carried out a brand development strategy based on product innovation, quality, and design excellence. We have also participated and intend to continue to participate in various exhibitions and similar promotional events to promote our products and brand, including Consumer Electronics Show (CES) in the United States, the IFA Electronics Fair, and the Hong Kong Electronics Fair.

Products

The two primary lines of home audio and video products that we offer are standard audio and video equipment (including DVD players and DVB set-top boxes) and intelligent audio and video equipment. We currently offer approximately 250 different standard audio and video products and approximately 30 intelligent audio and video products. We generate a majority of our revenues from the sale of standard audio equipment, followed by sales of DVB boxes, DVD players, and televisions. A growing portion of our revenues is generated from our sales of speech-controlled acoustics and televisions and we hope to continue to increase this trend going forward.

Net sales for each of our product categories as a percentage of net sales are set forth below:

	Nine Months Ended	Year Ended December 31,
	September 30, 2008	2007	2006	2005
Standard Audio and Video Equipment	88%	92%	99%	95%
Intelligent Audio and Video Equipment	11%	5.7%	-%	-%
Other Audio and Video Equipment	1%	2%	1%	5%

Our line of standard audio and video equipment consists of mid- and high-end products, including:

•	packaged home theater systems,
•	a wide range of tower, stand-alone and on-wall speaker systems,
•	powered subwoofers used in a complete range of products for traditional stereo and home theater applications,
•	Smaller speakers designed for specific home theater and stereo applications,
•	personal shelf-stereo systems,
•	LCD televisions in sizes ranging from 17 to 52 inches,
•	DVD players, including portable DVD players, DVD recorders and combination DVD/audio players,
•	DVB set-top boxes, DVB satellite receivers,
•	hi-fi multi-media speakers,
•	portable digital players (MP3/MP4 players), and
•	related peripheral and accessory products.

Our speech-controlled products are designed to improve people’s interaction with our products, making their experience more enjoyable, convenient, and safe and satisfying. Our intelligent video and audio products utilize our Chinese-speech interactive technology to receive, recognize, and respond to spoken commands, permitting users to activate and control products solely through spoken-word. We believe our technology’s recognition and command functionality is highly accurate, particularly at home where there is less noise and interference. Our speech interactive technology is speaker independent, meaning that no voice training is involved. We believe our speech-controlled audio systems, speech-controlled television sets, and intelligent set-top boxes provide users with unique capabilities, superior convenience, and ease of use.

Our line of intelligent audio and video products consist of the types of our standard products with our integrated speech-controlled interface technology, including speech-controlled home theater systems, televisions, DVD players, set-top boxes, and shelf stereo systems. Our intelligent consumer products can be controlled by users’ oral commands to control all functions, including power, channel selection, volume control, and other setting controls. We also offer speech-controlled professional stage acoustics for use in gymnasiums, and other plazas and performance venues.

To a lesser extent, we also manufacture and distribute other peripheral and accessory consumer electronic products, such as remote controls, headphones, mobile phones, and lighting solutions. We have a universal speech-activated remote controller and module that works with most televisions, set-top box products, DVD players, and other audio/visual products.

Supply of Raw Materials

The cost of the raw materials used to produce our products is a key factor in the pricing of our products. We currently work with over 100 supply manufacturers in attempt to establish a rapid and stable supply of high quality raw materials. Raw materials used in the manufacture of our products include integrated circuits, plastic-rubber materials, hardware materials, LCD/TFT/plasma display screens, LED, capacitors, resistors, switches, electrical outlets, wood board materials, packaging materials, and other electrical components. We attempt to purchase materials in volume which allows us the ability to negotiate better pricing with our suppliers. Our purchasing department locates eligible suppliers of raw materials and strives to use only those suppliers who have previously demonstrated quality control and reliability.

We procure materials to meet forecasted customer requirements. Special products and large orders are quoted for delivery after receipt of orders at specific lead times. We maintain minimum levels of finished goods based on market demand in addition to inventories of raw materials, work in process, and sub-assemblies and components. We reserve for inventory items determined to be either excess or obsolete.

Pricing and availability of raw materials can be volatile, attributable to numerous factors beyond our control, including general economic conditions, currency exchange rates, industry cycles, production levels or a supplier’s limited supply. To the extent that we experience cost increases we may seek to pass such cost increases on to our customers, but cannot provide any assurance that we will be able to do so successfully or that our business, results of operations and financial condition would not be adversely affected by increased volatility of the cost and availability of raw materials.

Our primary suppliers of raw materials are located in Japan, South Korea, Taiwan, United States, and China. Our top three suppliers accounted for an aggregate total of approximately 43%, 18.8%, 25.9%, and 24.6% of our raw material purchases during the nine months ended September 30, 2008 and the years ended December 31, 2007, 2006 and 2005. Other than these suppliers, no other supplier accounted for more than 10% of our total purchases in these periods. The increase in our use of certain suppliers during the first nine months of 2008 as compared to fiscal 2007 is primarily attributable adjustments in our purchasing strategy. Due to an increasing price of raw materials, and because most of our production material is imported from other countries, we arranged for a fewer number of import companies to act as our import agents to save time and costs. Our shift to a few import companies resulted in our top three suppliers accounting for a higher percentage of our raw material purchases during the first nine months of 2008. In addition, the sales volume of our televisions and DVB set-top boxes increased significantly in the first nine months of 2008 as compared to the first nine months of 2007. Most of the material for these two product categories are new model materials and are imported through our top three suppliers, which increased the total percentage of raw materials purchased through these suppliers.

Presently, our relationships with our suppliers are good and we expect that our suppliers will be able to meet the anticipated demand for our products in the future. However, due to our dependence on a few suppliers for certain raw materials, we could experience delays in development and/or the ability to meet our customer demand for new products. In addition, we have a number of longstanding business relationships with certain suppliers, and we believe that alternative suppliers are available. Although we have not been subject to shortages for any of our components, we may be subject to cutbacks and price increases which we may not be able to pass on to our customers in the event that the demand for components generally exceeds the capacity of our suppliers. We believe our manufacturing facility and design center in Huizhou, China, due to its location, provides us with flexibility in our supply chain, to better manage inventories and to reduce delays and long-term costs for our products.

Manufacturing

The manufacture of audio and video consumer electronics requires coordinated use of machinery and raw materials at various stages of manufacturing. Our manufacturing operations are conducted in Huizhou, Guangdong, in our modern, 2.7 million square-foot factory, which houses a large-scale, 1.1 million square-foot production area. We use automated machinery to process key aspects of the manufacturing process to ensure high uniformity and precision, while leaving the other aspects of the manufacturing process to manual labor. Our production facilities utilize modern machinery such as molding injectors, mounting machinery, cutting machines, sorting devices, soldering modules, wire cutting equipment, and other assembly machinery. We intend to further streamline our production process and continue investing in our manufacturing infrastructure to further increase our manufacturing capacity, helping us to control the per unit cost of our products.

The flow of our manufacturing process is illustrated below, with the responsible department footnoted in each step in the process.

______________
1.	Business Department
2.	Research and Development Department
3.	Quality Control Department
4.	Engineering Department
5.	Warehouse Storage Department
6.	Production Control Department

Quality Control

We consider quality control an important element of our business practices. We have stringent quality control systems that are implemented by approximately 55 company-trained staff members to ensure quality control over each phase of the production process, from the purchase of raw materials through each step in the manufacturing process. Supported by advanced equipment, we utilize a scientific management system and precision inspection measurement, capable of ensuring our products are of high quality.

Our quality control department executes the following functions:

•	setting internal controls and regulations for semi-finished and finished products;
•	testing samples of raw materials from suppliers;
•	implementing sampling systems and sample files;
•	maintaining quality of equipment and instruments; and
•	articulating the responsibilities of quality control staff.

NIVS PRC has obtained certifications and accreditations that we believe exhibit our ability to efficiently manufacture quality products. NIVS PRC first obtained ISO9001:2000 quality system accreditation in July 2001 and ISO14000 environmental management system accreditation in October 2006. The International Organization for Standardization (ISO) defines the ISO 9000 quality management system as one of international references for quality management requirements in business-to-business dealings. ISO 14000 is an environmental management system in which the organization being accredited has to (i) minimize harmful effects on the environment caused by its activities, and (ii) achieve continual improvement of its environmental performance. In December 2005, NIVS PRC obtained certification for compliance with the Directive on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, which is commonly referred to as the Restriction of Hazardous Substances Directive, or RoHS. RoHS restricts the use of various hazardous materials in the manufacture of electronic and electrical equipment.

Sales and Marketing

We have a sales network of more than 8,000 points of sale in China, in addition to distributors throughout more than 60 countries and regions around the world. Our sales network spans across all major provincial-level cities and a majority of municipal and county-level cities in China. Our distribution network includes exclusive provincial and regional distributors, resellers, independent vendors, value-added resellers, and hardware vendors in addition to other marketplace points of sales.

We have established a standard of sales procedures covering before-sales consultation, preliminary design, final design, mold preparation, sample confirmation, production, product testing, sales, and after-sales services and technical support. We have approximately 300 service stations throughout China, in addition to a 24-hour/7 days-a-week telephone hotline. We have also set up 23 regional service centers in Europe, Southeast Asia, and North America to better serve our international clients. The regional service centers offer updated product information, repair service and technical consultations for customers.

Most of our revenues are derived from sales to OEMs, or Original Equipment Manufacturers, followed by sales of our self-branded products. OEMs contract with us to build their products or to obtain services related to product development and prototyping, volume manufacturing or aftermarket support. Our services include engineering, design, materials, management, assembly, testing, distribution, and after-market services. We believe that we are able to provide quality OEM services that meet unique requirements within customer timeframes, unique styling, product simplicity, price targets, and consistent quality with low defect rates. As a result of efficiently managing costs and assets, we believe we are able to offer our customers an outsourcing solution that represents a lower total cost of acquisition than that typically provided by the OEM's own manufacturing operation. OEM sales accounted for 65%, 77%, and 80% of our revenues for the nine months ended September 30, 2008 and for the years ended December 31, 2007 and 2006, respectively, and sales of products with our own brand accounted for 35%, 23%, and 20% of our revenues for the same periods, respectively.

In addition, some of our OEM cooperation arrangements are with well-known manufacturers, including Samsung, Hyundai, Haier, and TCL. From February to June 2005, NIVS PRC commenced business relationships with each of Wal-Mart, Carrefour Group, and METRO pursuant to which these large distribution companies agreed to distribute our products. In January 2005, NIVS PRC began a business relationship with Samsung pursuant to which it is the exclusive authorized OEM manufacturer of Samsung’s multi-media speakers in China.

The table below shows our revenue categorized by geographic locations, which is based on the geographic areas in which our customers are located.

	Nine Months Ended	Year Ended December 31,
	September 30, 2008	2007	2006	2005
China and Hong Kong	51.4%	58.1%	45.4%	74.9%
Europe	3.4	11.9	11.6	11
North America	9.7	0.2	-	-
Other Asia Countries	28.7	27.2	39.4	12.5
South America	5.8	2.6	3.6	1.6
Other countries	1	-	-	-
Total	100%	100%	100%	100%

NIVS PRC has received various governmental awards with respect to our brand. In 2007, NIVS PRC was ranked 43rd among Forbes’ Top 100 Chinese Research and Development Companies. Beginning in 2005, NIVS PRC’s brand received the “Most Popular Brand” award in the acoustics industry for three successive years. NIVS PRC also received the “Famous Brand in Guangdong” award in 2007. In June 2003, NIVS PRC was honored by the Science and Technology Bureau of Guangdong Province as a “Private High-tech Enterprise” and “High-tech Enterprise,” which is an honor reserved for private enterprises developing new high-technology.

A small number of customers account for a very significant percentage of our revenue. The table below illustrates the number of customers that accounted for 5% or more of our sales for the periods presented.

	Nine Months Ended	Year Ended December 31,
	September 30, 2008	2007	2006	2005
Number of customers accounting for 5% or more	7	5	4	4
Percentage of largest customer	12%	13%	17%	16%
Total percentage of sales attributable to customers with 5% or more	48%	38%	49%	41%

The loss of any of these customers could have a material adverse effect upon our revenue and net income.

Research and Development

To enhance our product quality, reduce cost, and keep pace with technological advances and evolving market trends, we have established an advanced research and development center. Our research and development center is focused on enhancing our Chinese speech interactive technology by improving the performance of our current products and developing new products, in addition to developing related and alternative technologies. We have made investments in capital and time to develop technology engines, intellectual property and industry expertise in Chinese speech technologies that we believe provide us with a competitive advantage in the markets where we compete. Our technologies are based on complex formulas which require extensive amounts of linguistic data, acoustic models and recognition techniques. We continue to invest in technologies to maintain our market position and to develop new applications and products.

We conduct substantially all of our research and development with an in-house staff. After establishing its modernized speech technology lab in 2002, NIVS PRC has been able to more effectively recruit qualified speech technology researchers. We have approximately six senior technology researchers, many holding doctorate degrees, and 15 core researchers. The duties of our core researchers are to improve research and development management and market analysis, in addition to establishing and regulating the large-scale production projects. In addition, our research and development center is currently staffed with over 100 experienced research and development technicians who oversee our techniques department, product development department, material analysis lab, and performance testing lab. These departments work together to research new material and techniques, test product performance, inspect products and to test performance of machines used in the manufacturing process.

NIVS PRC has worked with Institute of Automation, Chinese Academy of Sciences, or IACAS, since October 2006 to better understand and develop speech interaction technology. IACAS is an organization that specializes in the research and development of smart robot and speech interactive technology. We have focused our efforts to resolve issues caused by speaker-independent speech, the large number of words, and continuous speech identification. We have and continue to develop key technologies, including combined modeling for intonation and vowel variation, large speech database management, and system searching.

We continue to research and develop speech performance engines and databases. The various types of speech interactive engines include multi-language identification engines, compositing engine, and speech evaluation engine. Multi-language identification engines are products that can identify multiple languages. Compositing engines can speak as humans. Speech evaluation engines can make judgments of yes or no. In addition, our intelligent audio and video products require input from a speech database that we have assembled. We have generated numerous databases, including professional speech identification, speech synthesis, speech teaching and speech entertainment databases.

For the nine months ended September 30, 2008 and years ended December 31, 2007, 2006 and 2005, we expended $668,323, $373,472, $417,284, and $230,045, respectively, in research and development.

In addition to the advancement of our speech interactive technology, we believe that the future success of our business depends upon our ability to enhance our existing products, to develop compelling new products, to develop cost effective products, to qualify these products with our customers, to effectively introduce these products to existing and new markets on a timely basis, and to commence and sustain volume production to meet customer demands. To avoid product obsolescence, we will continue to monitor technological changes, as well as users' demands for new technologies. Failure to keep pace with future technological changes could adversely affect our revenues and operating results in the future. Although we have attempted to determine the specific needs of the entertainment, mobile, computer, and residential user markets, there can be no assurance that the markets will, in fact, materialize or that our existing and future products designed for these markets will gain market acceptance.

Backlog

Our backlog of unfilled orders was $3.1 million as of September 30, 2008, compared to $2.1 million at September 30, 2007. We include all purchase orders scheduled for delivery over the next 12 months in backlog. As part of our commitment to customer service, our goal has been to ship products to meet the customers' requested shipment dates. Our backlog is occasionally subject to cancellation or rescheduling by the customer on short notice with little or no penalty. Because of the uncertainty of order cancellations or rescheduling, we do not believe our backlog as of any particular date is indicative of actual sales for any future period and, therefore, should not be used as a measure of future revenue.

Warranties and Return Policy

We offer limited warranties for our consumer electronics, comparable to those offered to consumers by our competitors in China. Such warranties typically consist of a 90-day period for our audio products, under which we will pay for labor and parts, or offer a new or similar unit in exchange for a non-performing unit. Our customers may return products to us for a variety of reasons, such as damage to goods in transit, cosmetic imperfections and mechanical failures, if within the warranty period. We offer a one-year guarantee for all of our products.

Product Liability and Insurance

We do not have product liability insurance. Because of the nature of the products sold by us, we may be periodically subject to product liability claims resulting from personal injuries. We may become involved in various lawsuits incidental to our business. To date, we have not been subject to products liability litigation. Product liability insurance is expensive, restrictive and difficult to obtain. Accordingly, there can be no assurance that we will have capital sufficient to cover any successful product liability claims made against us in the future, which could have a material adverse effect on our financial condition and results of operations.

Competition

We face competition from many other consumer electronics manufacturers, most of which have significantly greater name recognition and financial, technical, manufacturing, personnel, marketing, and other resources than we have. The major geographic markets in which we compete are China and Hong Kong, Southeast Asia and North America. The consumer electronics market is subject to rapid technology changes, highly fragmented, and cyclical. The industry is characterized by the short life cycle of products, requiring continuous design and development efforts, which necessitates large capital and time investments. Our competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than we do.

We compete primarily on the basis of quality, price, design, reliability, brand recognition, and quality service and support to our customers. We believe that our standard audio and video consumer products are comparable in quality and performance with competitors in our market category. Many of our competitors in the standard audio and video consumer products market have a stronger competitive position than we do in that they have more technical and research and development resources, greater brand recognition and longer-standing customer relationships. Companies that offer products similar to our standard audio and video consumer products include SAMSUNG Electronics, Bose Corporation, LG Electronics, Matsushita Electric Industrial Co., Ltd., and Toshiba Corporation.

We believe that our intelligent audio and video products are comparable in quality and performance with competitors in our market category. Many of our competitors in the intelligent audio and video products market have a stronger competitive position than we do in that they have more technical and research and development resources, greater brand recognition and longer-standing customer relationships and began developing English intelligent speech technology earlier than we did. We believe have a strong competitive position in our domestic market for Chinese-speech interactive technology as we have significant technical and research and development resources on Chinese-speech technology. Companies that offer products similar to our intelligent audio and video products include Nuance Communications, Inc., Fonix Corporation, International Business Machines Corporation, Microsoft Corporation, Koninklijke Philips Electronics N.V., Haier Electronics Group Co., Ltd., Anhui USTC iFLYTEK Co., Ltd., and Shenzhen SinoVoice Digital Technology Co., Ltd.

Intellectual Property

We rely on a combination of patent, trademark and trade secret protection and other unpatented proprietary information to protect our intellectual property rights and to maintain and enhance our competitiveness in the consumer electronics industry. The founder of NIVS PRC and our principal shareholder and current Chief Executive Officer, Tianfu Li, has legal ownership of the approximately 43 patents in China, in addition to 19 patent applications, that we use in our business operations. These patents include design, utility, and invention patents that relate to our products. In July 2008, NIVS PRC entered into an assignment and transfer agreement with Mr. Li for the transfer and assignment of these patents and patent applications to NIVS PRC, in addition to other intellectual property related to our business operations. We and Mr. Li intend to file appropriate transfer certificates with the Bureau of Intellectual Property in the PRC, which, after approved by the Bureau, would result in the legal transfer of the patents and patent applications to us.

We also rely on unpatented technologies to protect the proprietary nature of our product and manufacturing processes. We require that our management team and key employees enter into confidentiality agreements that require the employees to assign the rights to any inventions developed by them during the course of their employment with us. All of the confidentiality agreements include non-competition and non-solicitation provisions that remain effective during the course of employment and for periods following termination of employment, which vary depending on position and location of the employee.

We have four registered trademarks in China, with expiration dates between April 2011 and November 2016, and seven registered trademark applications.

Our success will depend in part on our ability to obtain patents and preserve other intellectual property rights covering the design and operation of our products. We intend to continue to seek patents on our inventions when we deem it commercially appropriate. The process of seeking patent protection can be lengthy and expensive, and there can be no assurance that patents will be issued for currently pending or future applications or that our existing patents or any new patents issued will be of sufficient scope or strength or provide meaningful protection or any commercial advantage to us. We may be subject to, or may initiate, litigation or patent office interference proceedings, which may require significant financial and management resources. The failure to obtain necessary licenses or other rights or the advent of litigation arising out of any such intellectual property claims could have a material adverse effect on our operations.

Employees

As of September 30, 2008, we had approximately 1,650 full-time employees, including approximately 1,300 employees in production and approximately 200 employees in sales and marketing. All of our employees are based inside China. Our employees are not represented by any labor union and are not organized under a collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relationships with our employees are generally good.

NIVS PRC is required to contribute a portion of its employees’ total salaries to the Chinese government’s social insurance funds, including pension insurance, medical insurance, unemployment insurance, and job injuries insurance, and maternity insurance, in accordance with relevant regulations. Total contributions to the funds are approximately $232,655, $268,567 and $131,512 for the years ended December 31, 2007, 2006 and 2005, respectively. We expect that the amount of NIVS PRC’s contribution to the government’s social insurance funds will increase in the future as we expand our workforce and operations.

We also provide housing facilities for our employees. At present, approximately 80% of our employees live in company-provided housing facilities. Under PRC laws, we may be required to make contributions to a housing assistance fund for employees based in Huizhou, China. We expect to commence contributions to the housing assistance fund after the proposed listing of our securities on the NYSE Alternext US (formerly known as the American Stock Exchange), which will increase the costs and expenses of conducting our business operations and could have a negative effect on our results of operations.

PRC Government Regulations

Business license

Any company that conducts business in the PRC must have a business license that covers a particular type of work. Our business license covers our present business of to design, produce, and sell consumer electronic products, including digital camcorders, digital video recorders, digital audio recorders, digital audio and video coding and decoding equipments, digital audio radio equipments; produce and sell digital products for education and entertainment (MP3, MP4 and game box), PC equipment, and televisions, among other products. Prior to expanding our business beyond that of our business license, we are required to apply and receive approval from the PRC government.

Sino-Foreign Equity Joint Venture Laws

NIVS PRC, as a Sino-Foreign Equity Joint Venture, is governed by the Law of the People's Republic of China on Sino-Foreign Equity Joint Ventures, and its Implementation Regulations and other related rules, regulations and administrative orders. An equity joint venture in the PRC is an independent entity having the form of a limited liability company, similar to a regular corporation with limited liability organized under state laws in the United States of America. It is a "legal person" under PRC laws and has the right to own, use and dispose of property rights. The parties to the equity joint venture agree to share profits, risks and losses in the same proportion as their respective capital contributions to the equity joint venture.

The operations of equity joint ventures are subject to an extensive body of laws and regulations governing such matters as registration, capital contribution, profit distribution, board of directors, accounting, taxation, foreign exchange and labor management. The PRC joint venture law stipulates that certain matters such as amendment to the articles of association, termination and dissolution of the equity joint venture, increase and transfer of the registered capital, and merger, must have the unanimous approval of the directors. The PRC joint venture law also provides that after payment of taxes, an equity joint venture must allocate to three funds, namely, a reserve fund, an expansion fund and a fund for employee welfare and bonuses, before profits may be distributed to the joint venture parties. Under current law, the board of directors of the joint venture is entitled to determine the percentage of net income that the joint venture will allocate to these three funds. The board of directors has elected to allocate 10% of the net income of the joint venture to each of these three funds each year. If the Chinese government elects in the future to require that the joint venture allocate more of the annual net income of the joint venture to these three funds, or if the Chinese government enacts other legislation that restricts the ability of the joint venture either to use its net income for business operations or to distribute dividends to us, our business could be adversely affected.

Employment laws

We are subject to laws and regulations governing our relationship with our employees, including: wage and hour requirements, working and safety conditions, citizenship requirements, work permits and travel restrictions. These include local labor laws and regulations, which may require substantial resources for compliance.

Environmental regulations

We are subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, discharge and disposal of hazardous substances in the ordinary course of our manufacturing process. The major environmental regulations applicable to us include the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution. In addition, we have complied with European Union Directives on Restrictions on certain Hazardous Substances on electrical and electronic equipment (“RoHS”). We believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations. Although we believe that our current manufacturing operations comply in all material respects with applicable environmental laws and regulations, it is possible that future environmental legislation may be enacted or current environmental legislation may be interpreted to create environmental liability with respect to our other facilities, operations, or products.

NIVS PRC constructed its manufacturing facilities with the PRC’s environmental laws and requirements in mind. We currently outsource the disposal of solid waste to a third party-contractor. We currently hold an environmental permit and Guangdong Province Pollution Charge Certificate issued by the Huizhou Environmental Protection Bureau covering our manufacturing operations. If we fail to comply with the provisions of the permit and environmental laws, we could be subject to fines, criminal charges or other sanctions by regulators, including the suspension or termination of our manufacturing operations.

Patent protection in China

The PRC’s intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets.

The PRC is also a signatory to most of the world’s major intellectual property conventions, including:

—	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);
—	Paris Convention for the Protection of Industrial Property (March 19, 1985);
—	Patent Cooperation Treaty (January 1, 1994); and
—	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents--patents for inventions, utility models and designs. The Chinese patent system adopts the principle of first to file; therefore, where more than one person files a patent application for the same invention, a patent can only be granted to the person who first filed the application. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it cannot be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One broad exception to this rule, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license. A compulsory license can also be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. SIPO, however, has not granted any compulsory license to date. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people’s court.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. Patent holders who believe their patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. Preliminary injunction may be issued by the People’s Court upon the patentee’s or the interested parties’ request before instituting any legal proceedings or during the proceedings. Damages in the case of patent infringement is calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one to more times of the license fee under a contractual license. The infringing party may be also fined by Administration of Patent Management in an amount of up to three times the unlawful income earned by such infringing party. If there is no unlawful income so earned, the infringing party may be fined in an amount of up to RMB500,000, or approximately $62,500.

Tax

Pursuant to the Provisional Regulation of China on Value Added Tax and their implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to a portion of or all the refund of VAT that it has already paid or borne. Our imported raw materials that are used for manufacturing export products and are deposited in bonded warehouses are exempt from import VAT.

Foreign currency exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign-invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by foreign-invested enterprises outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission. We currently do not hedge our exposure to fluctuations in currency exchange rates.

Dividend distributions

Under applicable PRC regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China are required to set aside at least 10.0% of their after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a foreign-invested enterprise has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Properties

In China, only the PRC government and peasant collectives may own land. In 2005, NIVS PRC acquired a total of approximately 2 million square feet of land equity in Lianhelingwei Village, Shuikou Town, in Huizhou City, Guangdong, China for approximately RMB18.8 million (equivalent to approximately USD$2.7million) under land use right grant from the Huizhou State-Owned Land Resource Bureau. We have the right to use the land until June 2052. In the event we wish to continue to use the land after this expiration date, we must apply for an extension at least one year prior to the land grant’s expiration.

NIVS PRC built a modernized factory on this property consisting of approximately 2.7 million square feet of total space, including of manufacturing plants, dormitories, research and development, warehouse space, and office facilities. Its production area covers approximately 1.1 million square feet and its dormitories cover approximately 215,000 square feet. The production area primary consists of full-product and semi-finished products assembly workshops, in addition to offices, showrooms, and warehouse space.

Our registered principal corporate offices are located in the PRC at NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516006.

Legal Proceedings

In 2007, NIVS PRC was involved in litigation with KONINKLIJKE PHILIPS ELECTRONICS N.V. (“PHILIPS”). PHILIPS sued NIVS PRC in Provincial Court in the PRC alleging that NIVS PRC violated its trade-mark use right. With intermediation by the Provincial Court, PHILIPS withdrew its complaint and a settlement was reached in April 2008 pursuant to which NIVS PRC agreed to pay PHILIPS RMB300,000 (converted to US$41,129 as at 2007 year-end rate 7.29410:1) to settle the argument.

Other than the foregoing, we are not involved in any material legal proceedings outside of the ordinary course of our business.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following individuals constitute our board of directors and executive management as of the date of this prospectus.

Name	Age	Position
Tianfu Li	41	Chief Executive Officer and Chairman of the Board
Wei Lin	41	Director
Lu Liu	35	Director
Gengqiang Yang	28	Chief Operating Officer and Director
Yucai Zhang	41	Director
Ailing Liu	36	Production Manager
Ling Yi	28	Chief Financial Officer and Corporate Secretary
Dongquan Zhang	37	Chief Technology Officer
Lichun Zhang	37	Marketing Manager

Tianfu Li began serving as our Chief Executive Officer and Chairman of the Board on July 25, 2008 upon the closing of the Share Exchange transaction with NIVS BVI. Prior to the closing of the Share Exchange, Mr. Li was the Chief Executive Officer and Chairman of the Board of NIVS BVI. As Chief Executive Officer, Mr. Li has been responsible for formulating the operating policies and long-term development plans for our company. From July 1989 to June 1993, Mr. Li held a number of positions at Sino-European (Huizhou) Electronics Co., Ltd., a company that manufactures and sells car audio products, including Assistant Engineer, Production Director, Quality Engineer, Research and Development Engineer, and Director of Developing Projects, and was responsible for offering technical support for first-line production, production management, and quality control. Mr. Li was also responsible for the plan, exercise, and completion of new projects. Mr. Li left Sino-European (Huizhou) Electronics Co., Ltd. in June 1993. Also, prior to January 1998 when he founded NIVS PRC, Mr. Li collaborated with business contacts and associates on the research, development, production, and sale of VCD and DVD players. Mr. Li received a bachelor’s degree in radio communication from the South China University of Technology in 1989.

Wei Lin began serving as a director of our company on July 25, 2008 upon the closing of the Share Exchange transaction with NIVS BVI. Prior to the closing of the Share Exchange, Mr. Lin served as a director of NIVS BVI beginning in May 2008. Since August 2006, Mr. Lin has served as a director and Vice President of Shenzhen Techo Telecom Ltd., a telecommunications company, and is responsible for handling securities-related matters, investor relations, and assisting the secretary of the board of directors. From December 2002 to August 2006, Mr. Lin served as Vice President and Secretary of the Board of Directors of Wukuang Securities Co., Ltd, a company that engages in securities-related transactions, and was responsible for daily management, marketing and research of securities, and duties related to his service as Secretary of the Board of Directors. From May 1999 to December 2002, Mr. Lin served as Vice President of S & P Pharmaceutical Co., Ltd., a pharmaceutical company, and was responsible for the business investments program of the company. Mr. Lin received a bachelor’s degree in chemical engineering from the South China University of Technology in 1989 and a master’s degree in accounting from the Finance and Economic College of Hunan University in 2000.

Lu Liu began serving as a director of our company on July 25, 2008 upon the closing of the Share Exchange transaction with NIVS BVI. Prior to the closing of the Share Exchange, Mr. Liu served as a director of NIVS BVI beginning in May 2008. Since March 2007, Mr. Liu has served as a director, Vice General Manager, and Financial Manager of Shenzhen Techo Telcom., Ltd., a telecommunications company, and is responsible for setting up and finalizing self-monitoring systems related to company accounts, assisting the general manager on operating and financial decisions, and analyzing projects in light of the company’s management policies and goals. From September 2002 to March 2007, Mr. Liu served as Financial Manager of Huizhou Liqi Jewelry Group Limited, a jewelry company, and was responsible for capital planning, capital management, and accounting management. Mr. Liu received a MBA degree from Beijing Jiaotong University in 2000.

Gengqiang Yang began serving as a director of our company on July 25, 2008 upon the closing of the Share Exchange transaction with NIVS BVI. Prior to the closing of the Share Exchange, Mr. Yang served as a director of NIVS BVI beginning in June 2007. Since July 2004, Mr. Yang has served as Chief Operating Officer of NIVS BVI and is responsible for planning business strategy related to video and audio products, establishing policies for video and audio industry development, overseas business exploration, and global cooperation and planning of video and audio products. From June 2001 to June 2004, Mr. Yang served as Superintendent of NIVS BVI and was responsible for strategy planning related to NIVS BVI audio and video products, formulating development policies related to the audio and video industry, and exploring overseas business and global planning for NIVS BVI audio and video products. From March 1999 to May 2001, Mr. Yang served as Technician of NIVS BVI and was responsible for analyzing and solving production problems, on-site production instruction, coordinating with the production department to resolve technical issues, improving production processes, maintaining production equipment, and improving production technology. Mr. Yang received a bachelor’s degree in electronic technology from Huizhou University in 1999.

Yucai Zhang began serving as a director of our company on July 25, 2008 upon the closing of the Share Exchange transaction with NIVS BVI. Prior to the closing of the Share Exchange, Mr. Zhang served as a director of NIVS BVI beginning in May 2008. Since September 2001, Mr. Zhang has served as Vice General Manager of Siemens VDO Automotive Ltd. Co., an electronics and mechatronics company, and is responsible for domestic sales, production planning, and sales and promotional planning. From July 1989 to September 2001, Mr. Zhang served as Business Manager of Middle Europe Electronic and Technology Ltd. Co., an electronics and technology company, and was responsible for setting and carrying out production plans and executing sale strategies, sales management, and sales goals. Mr. Zhang received a MBA degree from Asia International Open University (Macau) in 2000. Mr. Zhang is also a director of Shenzhen Techo Telcom., Ltd.

Ailing Liu began serving as our Production Manager on July 25, 2008 upon the closing of the Share Exchange transaction with NIVS BVI. Prior to the closing of the Share Exchange, Ms. Liu served as Production Manager of NIVS BVI beginning in June 2006. As Production Manager, Ms. Liu is responsible for implementing production plans, organizing production, production problem solving, production quality improvement, and daily maintenance of production equipment and appliances. From March 2000 to June 2006, Ms. Liu served as Production Director of NIVS BVI and was responsible for managing the production department, executing production plans, production quality and efficiency, cost control, and coordinating internal factory management and staff management. Ms. Liu received a bachelor’s degree in business from Xiaogan College in 1997.

Ling Yi began serving as our Chief Financial Officer and Corporate Secretary on July 25, 2008 upon the closing of the Share Exchange transaction with NIVS BVI. Prior to the closing of the Share Exchange, Ms. Yi served as Chief Financial Officer and Corporate Secretary of NIVS BVI beginning in March 2003. As Chief Financial Officer and Corporate Secretary, Ms. Yi is responsible for overseeing our financial management system, setting up internal audit structures, instruction regarding our statistic management system, financial planning, monitoring financial regulations, setting profit plans, capital investment, sales forecasts, and cost and tax management. Ms. Yi received a bachelor’s degree in accounting from Hunan University in 2001.

Dongquan Zhang began serving as our Chief Technology Officer on July 25, 2008 upon the closing of the Share Exchange transaction with NIVS BVI. Prior to the closing of the Share Exchange, Mr. Zhang served as Chief Technology Officer of NIVS BVI beginning in March 2002. As Chief Technology Officer, Mr. Zhang is responsible for product development, project management, market analysis, and market exploration. Mr. Zhang received a master’s degree in computer science from Qing Hua University in 2000.

Lichun Zhang began serving as our Marketing Manager on July 25, 2008 upon the closing of the Share Exchange transaction with NIVS BVI. Prior to the closing of the Share Exchange, Mr. Zhang served as Marketing Manager of NIVS BVI beginning in March 2002. As Marketing Manager, Mr. Zhang is responsible for managing operation development, improving sales, production quality, and approving potential projects. Mr. Zhang received a bachelor’s degree in marine engineering from Jiangsu Maritime University in 1991.

Family Relationships

There are no family relationships among any of the officers and directors.

The Board of Directors and Committees

Subject to certain exceptions, under the listing standards of the NYSE Alternext US (formerly known as the American Stock Exchange), a listed company’s board of directors must consist of a majority of independent directors. Currently, our board of directors has determined that each of the non-management directors, Wei Lin, Lu Liu, and Yucai Zhang, is an “independent” director as defined by the listing standards of NYSE Alternext US currently in effect and approved by the U.S. Securities and Exchange Commission (“SEC”) and all applicable rules and regulations of the SEC. All members of the Audit, Compensation and Nominating Committees satisfy the “independence” standards applicable to members of each such committee. The board of directors made this affirmative determination regarding these directors’ independence based on discussions with the directors and on its review of the directors’ responses to a standard questionnaire regarding employment and compensation history; affiliations, family and other relationships; and transactions with the Company. The board of directors considered relationships and transactions between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The purpose of the board of director’s review with respect to each director was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent under the NYSE Alternext US rules.

Audit Committee

We established our Audit Committee in August 2008. The Audit Committee consists of Wei Lin, Lu Liu, and Yucai Zhang, each of whom is an independent director. Lu Liu, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under Item 407(d) of Regulation S-K. The purpose of the Audit Committee is to represent and assist our board of directors in its general oversight of our accounting and financial reporting processes, audits of the financial statements and internal control and audit functions. The Audit Committee’s responsibilities include:

•
The appointment, replacement, compensation, and oversight of work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

•
Reviewing and discussing with management and the independent auditor various topics and events that may have significant financial impact on our company or that are the subject of discussions between management and the independent auditors.

The board of directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter is posted on our corporate website at: www.nivs.cn/en/.

Compensation Committee

We established our Compensation Committee in August 2008. The Compensation Committee consists of Wei Lin and Lu Liu, each of whom is an independent director. Wei Lin is the Chairman of the Compensation Committee. The Compensation Committee is responsible for the design, review, recommendation and approval of compensation arrangements for our directors, executive officers and key employees, and for the administration of our equity incentive plans, including the approval of grants under such plans to our employees, consultants and directors. The Compensation Committee also reviews and determines compensation of our executive officers, including our Chief Executive Officer. The board of directors has adopted a written charter for the Compensation Committee. A current copy of the Compensation Committee Charter is posted on our corporate website at: www.nivs.cn/en/.

Nominating Committee

The Nominating Committee consists of Wei Lin and Lu Liu, each of whom is an independent director. Lu Liu is the Chairman of the Nominating Committee. The Nominating Committee assists in the selection of director nominees, approves director nominations to be presented for stockholder approval at our annual general meeting and fills any vacancies on our board of directors, considers any nominations of director candidates validly made by stockholders, and reviews and considers developments in corporate governance practices. The board of directors has adopted a written charter for the Nominating Committee. A current copy of the Nominating Committee Charter is posted on our corporate website at: www.nivs.cn/en/.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics, which applies to all directors, officers and employees. The purpose of the Code is to promote honest and ethical conduct. The Code is posted on our corporate website located at www.nivs.cn/en/, and is available in print, without charge, upon written request to us at NIVS IntelliMedia Technology Group, Inc., NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516006. We intend to post promptly any amendments to or waivers of the Code on our corporate website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Before the Share Exchange

Prior to the closing of the Share Exchange on July 25, 2008, we were a “blank check” shell company named SRKP 19, Inc. that was formed to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation.  The only officers and directors of SRKP 19, Inc., Richard Rappaport and Anthony Pintsopoulos, SRKP 19’s President and Chief Financial Officer, respectively, did not receive any compensation or other perquisites for serving in such capacities. Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with SRKP 19 upon the closing of the Share Exchange and are no longer employed by or affiliated with our company.

Prior to the closing of the Share Exchange, our current named executive officers were compensated by NIVS BVI, including for the year ended December 31, 2007. The Chief Executive Officer and Chairman of the Board of NIVS BVI, Tianfu Li, determined the compensation for himself and the other executive officers of NIVS BVI that was earned in fiscal 2007 after consulting with the board members of NIVS BVI. In addition, the Board of Directors of NIVS BVI approved the compensation. During the fiscal years of 2007, 2006 and 2005, the compensation for NIVS BVI’s named executive officers consisted solely of each executive officer’s salary and cash bonus. The Board of Directors of NIVS BVI believe that the salaries paid to our executive officers during 2007 are indicative of the objectives of its compensation program and reflect the fair value of the services provided to NIVS BVI, as measured by the local market in China.

Compensation After the Share Exchange

Upon the closing of the Share Exchange, the executive officers of NIVS BVI were appointed as our executive officers and we adopted the compensation policies of NIVS BVI, as modified for a company publicly reporting in the United States. Compensation for our current executive officers is determined with the goal of attracting and retaining high quality executive officers and encouraging them to work as effectively as possible on our behalf. Compensation is designed to reward executive officers for successfully meeting their individual functional objectives and for their contributions to our overall development. For these reasons, the elements of compensation of our executive officers are salary and bonus. Salary is paid to cover an appropriate level of living expenses for the executive officers and the bonus is paid to reward the executive officer for individual and company achievement.

Salary is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect. When setting and adjusting individual executive salary levels, we consider the relevant established salary range, the named executive officer’s responsibilities, experience, potential, individual performance and contribution. We also consider other factors such as our overall corporate budget for annual merit increases, unique skills, demand in the labor market and succession planning.

We determine the levels of salary as measured primarily by the local market in China. We determine market rate by conducting a comparison with the local geographic area averages and industry averages in China. In determining market rate, we review statistical data collected and reported by the Huizhou City Labor Bureau which is published monthly. The statistical data provides the high, median, low and average compensation levels for various positions in various industry sectors. In particular, we use the data for the manufacturing sector as our benchmark to determine compensation levels because we operate in Huizhou city as a consumer electronics manufacturer. Our compensation levels are at roughly the 80th-90th percentile of the compensation spectrum for the manufacturing sector. Once we determine the overall compensation levels for our officers based on the benchmarks, we allocate a certain portion of the total compensation to salary, which is paid during the fiscal year, and allocate the remainder to bonus, which will be paid after the end of the fiscal year if corporate and individual performance goals are met.

Corporate performance goals include sales targets, research and development targets, production yields, and equipment utilization. Additional key areas of corporate performance taken into account in setting compensation policies and decisions are cost control, profitability, and innovation. The key factors may vary depending on which area of business a particular executive officer’s work is focused. Individual performance goals include subjective evaluation, based on an employee’s team-work, creativity and management capability, and objective goals such as sales targets.

Our board of directors established a compensation committee in August 2008 comprised of non-employee directors. The compensation committee will perform, at least annually, a strategic review of the compensation program for our executive officers to determine whether it provides adequate incentives and motivation to our executive officers and whether it adequately compensates our executive officers relative to comparable officers in other companies with which we compete for executives. Those companies may or may not be public companies or companies located in the PRC or even, in all cases, companies in a similar business. Prior to the formation of the compensation committee, Tianfu Li, upon consulting with our board members, determined the compensation for himself and our other current executive officers. Beginning in 2008, our compensation committee will determine compensation levels for our executive officers. We have established a compensation program for executive officers for 2008 that is designed to attract, as needed, individuals with the skills necessary for us achieve our business plan, to motivate those individuals, to reward those individuals fairly over time, and to retain those individuals who continue to perform at or above the levels that we expect. For 2008, bonuses for executive officers will be based on company and individual performance factors, as described above.

If we successfully complete our proposed listing on NYSE Alternext US (formerly known as the American Stock Exchange) in 2008, we intend to adjust our bonus evaluations upwards in 2008, but, in such case, we do not intend to increase it by more than 20%. We believe that adopting higher compensation in the future may be based on the increased amount of responsibilities to be assumed by each of the executive officers after we become a publicly listed company.

We also intend to expand the scope of our compensation, such as the possibility of granting options to executive officers and tying compensation to predetermined performance goals. We intend to adopt an equity incentive plan in the near future and issue stock-based awards under the plan to aid our company’s long-term performance, which we believe will create an ownership culture among our named executive officers that fosters beneficial, long-term performance by our company. We do not currently have a general equity grant policy with respect to the size and terms of grants that we intend to make in the future, but we expect that our compensation committee will evaluate our achievements for each fiscal year based on performance factors and results of operations such as revenues generated, cost of revenues, and net income.

Summary Compensation Tables

The following table sets forth information concerning the compensation for the fiscal year ended December 31, 2007 of the principal executive officer, principal financial officer, in addition to our three most highly compensated officers whose annual compensation exceeded $100,000, and up to two additional individuals for whom disclosure would have been required but for the fact that the individual was not serving as an executive officer of the registrant at the end of the last fiscal year.

Name and Position	Year	Salary	Bonus	Total
Tianfu Li	2007	$30,000	$7,000	$37,000
Chief Executive Officer and	2006	20,000	5,500	-
Chairman of the Board	2005	15,000	3,500	-

Ling Yi	2007	$12,000	$2,500	$14,500
Chief Financial Officer and	2006	10,000	1,500	11,500
Corporate Secretary	2005	8,000	1,000	9,000

Richard Rappaport (1)	2007	$-	$-	$-
Former President	2006	-	-	-
and Former Director

Anthony Pintsopoulos (1)	2007	$-	$-	$-
Former Secretary, Former Chief	2006	-	-	-
Financial Officer, and Former
Director

(1)	Upon the close of the Share Exchange on July 25, 2008, Messrs. Rappaport and Pintsopoulos resigned from all positions with us, which they held from our incorporation on December 7, 2006.

Grants of Plan-Based Awards in 2007

There were no option grants in 2007.

Outstanding Equity Awards at 2007 Fiscal Year End

There were no option exercises or options outstanding in 2007.

Option Exercises and Stock Vested in Fiscal 2007

There were no option exercises or stock vested in 2007.

Pension Benefits

There were no pension benefit plans in effect in 2007.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

There were no nonqualified defined contribution or other nonqualified deferred compensation plans in effect in 2007.

Employment Agreements

Each of Ailing Liu, Gengqiang Yang, Ling Yi, Dongquan Zhang, and Lichun Zhang are parties to employment agreements with durations of one year from January 1, 2008 to December 31, 2008, further to which each employee is paid a monthly salary as follows:

•	Ailing Liu is paid a monthly salary of RMB 9,000, which is approximately US$1,300.
•	Gengqiang Yang is paid a monthly salary of RMB 14,000, which is approximately US$2,100.
•	Ling Yi is paid a monthly salary of RMB 8,800, which is approximately US$1,300.
•	Dongquan Zhang is paid a monthly salary of RMB 13,000, which is approximately US$1,900.
•	Lichun Zhang is paid a monthly salary of RMB 16,000, which is approximately US$2,300.

The employment agreements provide for immediate termination upon serving written notice to an employee, in which case we must pay the employee one month's salary and any year-end bonus to which the employee is entitled. Under the employment agreements, if we violate certain termination procedures in the process of terminating an employee, we shall pay the employee twice the employee’s standard compensation as a penalty. If an employment agreement expires without appropriate termination notification from either us or an employee, the parties are deemed to have agreed to renew the employment agreement. In such circumstance, if either party refuses to enter into a renewal agreement, that party must pay to the other party one month's salary. The employment agreements restrict our ability to terminate the employment agreements under certain circumstances including if an employee has been employed for 15 years or more and is within 5 years from the legal age of retirement.

An employee may terminate his or her employment under certain circumstances including if we force the employee to work in a hostile environment or threat or deprival of safe and healthy working conditions. Under the employment agreements, the employees have an obligation to maintain our commercial secrets. The employment agreements contain general provisions for mediation and arbitration in the case of any dispute arising out of the employment agreements that cannot first be settled by consultation and negotiation.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2007 by members of board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Wei Lin	10,000	-	-	-	-	-	10,000
Lu Liu	10,000	-	-	-	-	-	10,000
Gengqiang Yang	10,000	-	-	-	-	-	10,000
Yucai Zhang	10,000	-	-	-	-	-	10,000

We expect to pay the directors $10,800 for their services performed in 2008. We generally increase our director compensation approximately 5% to 10% each year. However, this policy may change now that we are a publicly reporting company.

Indemnifications of Directors And Executive Officers And Limitations of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

NIVS Holding Company Limited

NIVS Holding Company Limited (“NIVS BVI”) is our wholly-owned subsidiary and has interlocking executive and director positions with us.

Loans involving Directors, Officers, Stockholders and Affiliated Parties

Prior to the Share Exchange, NIVS PRC entered into loan transactions with its founder and our principal shareholder and current Chief Executive Officer and Chairman of the Board, Tianfu Li. In these transactions, NIVS PRC would borrow funds from Mr. Li and NIVS PRC would also lend funds to entities that were owned and controlled by Mr. Li. These entities are NIVS Investment (SZ) Co., Ltd.; Zhongkena Technology Development; Xentsan Technology (SZ) Co., Ltd.; Korea Hyundai Light & Electric (Int'l) Holding; NIVS Information & Technology (HZ) Co., Ltd.; and Hyundai Light & Electric (HZ) Co., Ltd. (collectively, the “Related Companies”). The loans were unsecured with no fixed repayment date. It was intended that all loans from the Company to officers and directors, whether directly or indirectly, be repaid prior to the closing of the Share Exchange, and no further loans would be made to such related parties after the closing of the Share Exchange. In November 2008, it was discovered that the loans to entities owned by our CEO and related parties continued after the closing of the Share Exchange, as more fully described in Note 7 to the financial statements contained in this prospectus. As of September 30, 2008, the entities owned by Mr. Li had an aggregate outstanding loan balance of $7.6 million owed to NIVS Group. As of September 30, 2008, NIVS Group had an aggregate outstanding loan balance due to shareholder Mr. Li of $9.1 million and $568,063 owed to NIVS Investment (SZ) Co., Ltd.

On November 24, 2008, the Company and its subsidiaries entered into a Debt Repayment and Set-Off Agreement (the “Agreement”) with Mr. Li and the Related Companies. The purpose of the agreement was to confirm complete and immediate repayment of all loan amounts that were due to (from) the Company by (to) the Related Companies. Pursuant to the terms of the Agreement, the Company and its subsidiaries (collectively, the “NIVS Group”) had outstanding loan amounts of US$9.1 million owed to Mr. Li (the “Li Debt”) and $568,063 owed to NIVS Investment (SZ) Co., Ltd. (the “NIVS Investment Debt”), and Mr. Li, through the Related Companies, had an aggregate outstanding loan amount of US$1,878,101 owed to the NIVS Group (the “Related Companies’ Debt”). Pursuant to the Agreement, the Related Companies’ Debt was repaid and/or set off in full against the NIVS Investment Debt, in totality, and the Li Debt, partially, such that, as a result of the transactions contemplated by the Agreement, the Related Companies’ Debt is no longer outstanding, the NIVS Investment Debt was reduced to zero, and neither Mr. Li nor any of the Related Companies owe the NIVS Group any loan amount.

Furthermore, pursuant to the Agreement, a portion of the Li Debt is set off, such that the Li Debt remaining after deducting the total amount of the Related Companies’ Debt repaid via the set-off against the NIVS Investment Debt, in totality, and the Li Debt, partially (the “Repayment Amount”) is equal to an aggregate amount of US$7.8 million (the “Remaining Debt”). As a result of the transactions contemplated by the Agreement, the Repayment Amount was repaid and the NIVS Group does not owe any loan amount to Mr. Li or any of the Related Companies other than the Remaining Debt. The Agreement also contains an acknowledgement by the parties to the Agreement that there are no remaining debt obligations owed to the NIVS Group, either directly or indirectly, by Mr. Li, any other executive officer or director, or any related family member, of the Company, or any entity owned or controlled by such persons, including the Related Companies, and that no loans or similar arrangements will be made by the NIVS Group to such persons or entities in the future. Due to the loans that we made to the entities owned and controlled by our chief executive officer in violation of Section 402 of the Sarbanes-Oxley Act of 2002, we and/or our chief executive officer could become subject to criminal, civil or administrative sanctions, penalties, or investigations and may also face potential private securities litigation.

Assignment and Transfer of Intellectual Property Rights

The founder of NIVS PRC and our principal shareholder and current Chief Executive Officer, Tianfu Li, has legal ownership of the approximately 43 patents in China, in addition to 19 patent applications, that we rely on in the operation of our business. In July 2008, NIVS PRC entered into an assignment and transfer agreement with Mr. Li for the transfer and assignment of these patents and patent applications to NIVS PRC, in addition to other intellectual property related to our business operations. We and Mr. Li also intend to file appropriate transfer certificates with the Bureau of Intellectual Property in the PRC, which, after approved by the Bureau, would result in the legal transfer of the patents and patent applications to us. Mr. Li did not receive any additional consideration for the transfer and assignment of the intellectual property rights to NIVS PRC, other than the execution of the transfer and assignment agreement being a condition to closing of the Share Exchange, as described below.

Share Exchange

On July 25, 2008, we completed the Share Exchange with NIVS BVI and the former shareholders of NIVS BVI. At the closing, NIVS BVI became our wholly-owned subsidiary and 100% of the issued and outstanding securities of NIVS BVI were exchanged for our securities. An aggregate of 27,546,667 shares of common stock were issued to these shareholders and their designees. As of the date of this prospectus, these shareholders owned approximately 74.7% of our issued and outstanding stock. Prior to the closing of the Share Exchange, our shareholders agreed to the cancellation of an aggregate of 4,756,390 shares held by them such that there were 2,340,000 shares of common stock owned by them immediately after the Share Exchange and the initial closing of the Private Placement. The Board resigned in full and appointed Tianfu Li, Wei Lin, Lu Liu, Gengqiang Yang, and Yucai Zhang to the board of directors of our company, with Tianfu Li serving as Chairman. The Board also appointed Tianfu Li as our Chief Executive Officer, Gengqiang Yang as Chief Operating Officer, Ailing Liu as Production Manager, Ling Yi as Chief Financial Officer and Corporate Secretary, Dongquan Zhang as Chief Technology Officer, and Lichun Zhang as Marketing Manager. Each of these executives and directors were executives and directors of NIVS BVI and/or its subsidiaries.

Private Placement

Richard Rappaport, one of our controlling stockholders prior to the Share Exchange, indirectly holds a 100% interest in WestPark Capital, Inc., the placement agent for the equity financing, of approximately $11.8 million conducted by us in connection with the Share Exchange. Anthony C. Pintsopoulos, an officer, director and significant stockholder of ours prior to the Share Exchange, is the Chief Financial Officer of WestPark Capital, Inc. In addition, Debbie Schwartzberg, one of our principal stockholders, was a note holder of WestPark Capital Financial Services, LLC, the parent company of WestPark Capital, Inc. The note, which was repaid in full in August 2008, had entitled her to a 1.5% interest in the net profits of WestPark Capital Financial Services, LLC, one of our principal stockholders prior to the Share Exchange. Kevin DePrimio and Jason Stern, each employees of WestPark Capital, Inc., are also our stockholders. Richard Rappaport is the sole owner of the membership interests of WestPark Capital Financial Services, LLC. Each of Messrs. Rappaport and Pintsopoulos resigned from all of their executive and director positions with us upon the closing of the Share Exchange. We paid WestPark Capital, Inc. a commission equal to 6.5% of the gross proceeds from the financing, in addition to a $130,000 success fee for the Share Exchange, for an aggregate fee of $896,000.

Policy for Approval of Related Party Transactions

Our policy is to have our Audit Committee review and pre-approve any related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest, or adherence to standards of business conduct as required by our policies.

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the date of this prospectus are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

The following table sets forth certain information with respect to beneficial ownership of our common stock based on 36,855,714 issued and outstanding shares of common stock, by:

•	Each person known to be the beneficial owner of 5% or more of our outstanding common stock;

•	Each executive officer;

•	Each director; and

•	All of the executive officers and directors as a group.

The number of shares of our common stock outstanding as of the date of this prospectus, excludes up to 550,000 shares of our common stock (excluding an underwriter’s option to purchase an additional 82,500 shares to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name, subject to community property laws, where applicable. Unless otherwise indicated, the address of each stockholder listed in the table is c/o NIVS IntelliMedia Technology Group, Inc., NIVS Industry Park, No. 29-31, Shuikou Road, Huizhou, Guangdong, People’s Republic of China 516006.

Name and Address of Beneficial Owner	Title	Beneficially Owned Prior to and After the Offering		Percent of Class Beneficially Owned Prior to Offering	Percent of Class Beneficially Owned After Offering (1)

Directors and Executive Officers
Tianfu Li	Chief Executive Officer and Chairman of the Board	12,204,667		33.1%	32.6%

Wei Lin	Director	-		-	-

Lu Liu	Director	-		-	-

Gengqiang Yang	Chief Operating Officer and Director	1,220,000		3.3%	3.3%

Yucai Zhang	Director	-		-	-

Ailing Liu	Production Manager	1,200,000		3.3%	3.2%

Ling Yi	Chief Financial Officer and Corporate Secretary	500,000		1.4%	1.3%

Dongquan Zhang	Chief Technology Officer	-		-	-

Lichun Zhang	Marketing Manager	-		-	-

Officers and Directors as a Group (total of 9 persons)		15,124,667		41.0%	40.4%

5% Owners
Richard Rappaport		2,106,425	(2)	5.6%	5.6%

(1)	Assumes offering of 550,000 shares without underwriter’s exercise of its 82,500 additional shares to cover over-allotments.

(2)
Includes (i) 374,400 shares and a warrant to purchase 151,467 shares owned by Mr. Rappaport; (ii) 105,300 shares and a warrant to purchase 42,600 shares owned by the Amanda Rappaport Trust, of which Mr. Rappaport is Trustee; (iii) 105,300 shares and a warrant to purchase 42,600 shares owned by the Kailey Rappaport Trust, of which Mr. Rappaport is Trustee; and (iv) 914,706 shares and a warrant to purchase 370,052 shares owned by WestPark Capital Financial Services, LLC, of which Mr. Rappaport is Chief Executive Officer and Chairman. All warrants are currently exercisable. Mr. Rappaport may be deemed the indirect beneficial owner of the shares and warrants referenced in (ii), (iii) and (iv) because he has sole voting and investment control over the shares and warrant.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.0001 par value per share, of which 36,855,714 shares are issued and outstanding as of the date of this prospectus. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

Holders of our common stock:

(i)	have equal ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors;

(ii)	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up;

(iii)	do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions; and

(iv)	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

At the date of this prospectus, the principal stockholders of NIVS BVI prior to the Share Exchange, and their designees, own approximately 74.7% of the outstanding shares of our common stock. Accordingly, after completion of the Share Exchange, these stockholders are in a position to control all of our affairs.

Preferred Stock

We may issue up to 10,000,000 shares of our preferred stock, par value $0.0001 per share, from time to time in one or more series. No shares of Preferred Stock have been issued.

Our Board of Directors, without further approval of our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of shares of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and prior series of preferred stock then outstanding.

Warrants

Prior to the Share Exchange and Private Placement, our shareholders held an aggregate of 7,096,390 warrants to purchase shares of our common stock, and an aggregate of 6,149,723 warrants were cancelled in conjunction with the closing of the Share Exchange. As of the date of this prospectus, the shareholders held an aggregate of 946,667 warrants with an exercise price of $0.0001 per share.

Market Price of Our Common Stock

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied for the listing of our common stock on the NYSE Alternext US (formerly known as the American Stock Exchange). If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	Our financial position and results of operations;
•	Concern as to, or other evidence of, the reliability and safety of our products and services or our competitors’ products and services;
•	Our ability to obtain additional financing and, if available, the terms and conditions of the financing;
•	Announcements of innovations or new products or services by us or our competitors;
•	Federal and state regulatory actions and the impact of such requirements on our business;
•	The development of litigation against us;
•	Changes in estimates of our performance by any securities analysts;
•	The issuance of new equity securities pursuant to a future offering or acquisition;
•	Changes in interest rates;
•	Competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
•	Period-to-period fluctuations in our operating results;
•	Investor perceptions of us; and
•	General economic and other national conditions.

Delaware Anti-Takeover Law and Charter Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

•	provide our board of directors with the ability to alter our bylaws without stockholder approval;

•	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and

•	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

Listing

We have applied to have our common stock approved for listing on the NYSE Alternext US (formerly known as the American Stock Exchange) under the trading symbol “NIV.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect market prices. Upon completion of this offering, we will have outstanding an aggregate of 37,405,714 shares of common stock, assuming no exercise of the underwriter’s over-allotment option. All of these shares will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by our "affiliates," as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

All other outstanding shares not sold in this offering will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below. Our shareholders will not be eligible to utilize Rule 144 until July 2009, at the earliest, which is 12 months from the date we filed our Form 10 information, as required under Rule 144. Subject to the lock-up agreements described below and the provisions of Rules 144, additional shares will be available for sale in the public market as follows (excluding 946,667 shares of common stock underlying previously issued warrants):

Approximate Number of Shares Eligible for Future Sale	Date
550,000	After the date of this prospectus, freely tradable shares sold in this offering.

7,639,855
After the date of this prospectus, these shares will have been registered under a separate prospectus (“Resale Prospectus”) and will be freely tradable by selling stockholders listed in the Resale Prospectus, subject to the lock-up arrangement described below. These shares consist of all of the shares of common stock registered under the Resale Prospectus, including 193,214 shares of common stock that have or may be issued upon exercise of outstanding warrants. Of the 7,639,855 shares, selling stockholders holding an aggregate of 6,544,047 shares of common stock have agreed that they will not sell any of such securities until 90 days after our common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Alternext US (formerly known as the American Stock Exchange), NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-twelfth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in eleven equal installments.

1,862,406
These shares, which were held by shareholders of SRKP 19 immediately prior to the Share Exchange, will be freely tradable after the Securities and Exchange Commission declares effective the registration statement that we intend to file on or about February 20, 2009, which is 10 days after the end of the six-month period that immediately follows the date on which we filed the registration statement of which this prospectus is a part.

27,546,667
On July 30, 2009, which is twelve months after the filing of a current report on Form 8-K reporting the closing of the share exchange transaction, these shares, which were issued in connection with the share exchange transaction, may be sold under and subject to Rule 144. However, all of the holders of these shares have agreed with WestPark Capital not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of WestPark Capital, for a period of 24 months after the date of this prospectus.

Rule 144

In general, under Rule 144 a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned shares of our common stock for at least six months, including the holding period of any prior owner, except if the prior owner was one of our affiliates, would be entitled to sell all of their shares, provided the availability of current public information about our company.

Sales under Rule 144 may also subject to manner of sale provisions and notice requirements and to the availability of current public information about our company. Any substantial sale of common stock pursuant to any resale registration statement or Rule 144 may have an adverse effect on the market price of our common stock by creating an excessive supply.

We issued 2,340,000 shares of common stock to stockholders prior to the Share Exchange. Because we issued these shares while we were a shell company with no operations, these shares may not be sold until July 30, 2009, which is 12 months after the filing of a current report on Form 8-K reporting the closing of the Share Exchange.

Lock-Up Agreements and Registration

The investors in our private placement, in which we sold 6,544,047 shares of common stock, entered into a lock-up agreement pursuant to which they agreed not to sell their shares until 90 days after our common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Alternext US (formerly known as the American Stock Exchange), NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-twelfth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in eleven equal installments. We agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement with each investor. Subject to the lock-up agreement, the shares will be freely tradable upon effectiveness of the registration statement.

We have agreed with WestPark Capital, Inc. that we will not, without the prior written consent of WestPark Capital, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 12 months after the date of this prospectus.

In addition, each of our executive officers and directors, in addition to all of the shareholders that received shares issued in the Share Exchange holding an aggregate of 27,546,667 shares of common stock, have agreed with WestPark Capital not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of WestPark Capital, for a period of 24 months after the date of this prospectus.

We have been advised by WestPark Capital that it has no present intention and there are no agreements or understandings, explicit or tacit, relating to the early release of any locked-up shares. WestPark Capital may, however, consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales. The release of any lock-up would be considered on a case-by-case basis. Factors that WestPark Capital may consider in deciding whether to release shares from the lock-up restriction include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our securities, historical trading volumes of our securities and whether the person seeking the release is an officer, director or affiliate of us.

We also agreed to file a registration statement with the Securities and Exchange Commission to register 1,862,406 shares of common stock and 753,453 shares of common stock underlying outstanding warrants held by stockholders of our company prior to the Share Exchange who are affiliates of WestPark Capital, Inc. We have agreed to file the registration statement on or about February 20, 2009, which is 10 days after the end of the six-month period that immediately follows the date on which we filed the registration statement of which this prospectus is a part.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement dated [_____], 2008 WestPark Capital, Inc., has agreed to purchase from us the number of shares of common stock set forth below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus.

Underwriter	Number of Shares
WestPark Capital, Inc.	[_____]

Total	[_____]

The underwriting agreement provides that the agreement may be terminated by WestPark Capital at any time prior to delivery of and payment for the shares if, in WestPark Capital’s judgment, payment for and delivery of the shares is rendered impracticable or inadvisable by reason of events specified in the underwriting agreement, including but not limited to the state of the financial markets and our financial condition. Subject to the foregoing, the underwriter is committed to purchase all of the common stock being offered by us if any of such shares are purchased, other than those covered by the over-allotment option described below.

The underwriter proposes to offer the common stock directly to the public at the public offering price set forth on the cover page of this prospectus. The underwriter may offer the common stock to some dealers at that price less a concession not in excess of $[_____] per share. Dealers may reallow a concession not in excess of $[_____] per share to some other dealers. After the shares of common stock are released for sale to the public, the underwriter may vary the offering price and other selling terms.

We have granted to the underwriter an option, exercisable for up to 45 days after the date of this prospectus, to purchase up to 82,500 additional shares of common stock at the public offering price set forth on the cover of this prospectus solely to cover over-allotments, if any.

We have agreed with WestPark Capital, Inc. that we will not, without the prior written consent of WestPark Capital, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock (excluding the exercise of certain warrants and/or options currently outstanding and exercisable) for a period of 12 months after the date of this prospectus.

Each of our executive officers and directors, in addition to significant stockholders holding an aggregate of 27,546,667 shares of common stock, have agreed with WestPark Capital not to directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer (excluding intra-family transfers, transfers to a trust for estate planning purposes or to beneficiaries of officers, directors and shareholders upon their death), or otherwise dispose of or enter into any transaction which may result in the disposition of any shares of our common stock or securities convertible into, exchangeable or exercisable for any shares of our common stock, without the prior written consent of WestPark Capital, for a period of 24 months after the date of this prospectus.

We have agreed to indemnify the underwriter against some liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect thereof.

We have agreed to pay WestPark Capital a $[_____] non-accountable expense allowance, based on an initial public offering price of $[_____] per share. In addition, we have agreed to pay WestPark Capital’s road show expenses of $10,000 and counsel fees (excluding blue sky fees) of $[_____].

Upon the closing of this offering, we have agreed to sell to WestPark Capital warrants to purchase up to [_____] shares of our common stock. The warrants will be exercisable commencing upon their date of issuance at a per share exercise price equal to [120]% of the public offering price, subject to standard anti-dilution adjustments for stock splits and similar transactions, and will become exercisable one year after the date of this prospectus and expire five years from the date of this prospectus. The holders of shares of common stock acquired upon exercise of the warrants have the right to include such shares in any future registration statements filed by us and to demand one registration for the shares. The warrants and underlying shares are deemed by FINRA to be underwriting compensation in connection with this offering pursuant to FINRA Conduct Rule 2710. In addition, unless an exemption is available under conduct Rule 2710(g)(2), these securities will be subject to lock-up restrictions under Conduct Rule 2710(g). Conduct Rule 2710(g) provides that the warrants and underlying shares shall not be sold during this offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the warrants or underlying shares by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of this offering.

67

The underwriter may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934. Over- allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Penalty bids may have the effect of deterring syndicate members from selling to people who have a history of quickly selling their shares. In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to some limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on the NYSE Alternext US (formerly known as the American Stock Exchange) or otherwise and, if commenced, may be discontinued at any time.

In connection with the offering, the underwriter may make short sales of the issuer’s shares and may purchase the issuer’s shares on the open market to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering. ‘Covered’ short sales are sales made in an amount not greater than the underwriter’s ‘overallotment’ option to purchase additional shares in the offering. The underwriter may close out any covered short position by either exercising its overallotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. ‘Naked’ short sales are sales in excess of the overallotment option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the issuer’s stock or preventing or retarding a decline in the market price of issuer’s stock. As a result, the price of the issuer’s stock may be higher than the price that might otherwise exist in the open market.

Prior to this offering, there has been no public market of the common stock. Consequently, the initial public offering price will be determined by negotiations between us and the underwriter. Among the factors considered in these negotiations will be prevailing market conditions, the market capitalizations and the stages of development of other companies that we and the underwriter believe to be comparable to us, estimates of our business potential, our results of operations in recent periods, the present state of our development and other factors deemed relevant.

We estimate that our out of pocket expenses for this offering will be approximately $[_____].

68

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Los Angeles, California. Stubbs Alderton & Markiles, LLP, Sherman Oaks, California is acting as counsel for the underwriter. Legal matters as to PRC law will be passed upon for us by Guangdong Laowei Law Firm. K&L Gates LLP may rely upon Guangdong Laowei Law Firm with respect to matters governed by PRC law.

EXPERTS

Our consolidated financial statements as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006, and 2005 appearing in this prospectus and registration statement have been audited by Kempisty & Company Certified Public Accountants PC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

69

NIVS IntelliMedia Technology Group, Inc.

Financial Statements
(Stated in US dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.

15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
NIVS IntelliMedia Technology Group, Inc.

We have audited the accompanying consolidated balance sheets of NIVS IntelliMedia Technology Group, Inc. and Subsidiaries (the “Company”) as of December 31, 2007 and 2006 and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required at this time, to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of NIVS IntelliMedia Technology Group, Inc. and Subsidiaries as of December 31, 2007 and 2006 and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2007 in conformity with accounting principles generally accepted in the in the United States of America.

Kempisty & Company
Certified Public Accountants PC
New York, New York
August 10, 2008 (except for Note 1, October 7, 2008)

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Consolidated Balance Sheets
(In US Dollars)

	September 30,	September 30,	December 31,	December 31,
	2008	2007	2007	2006
	(Unaudited)	(Unaudited)	(As restated)	(As restated)

Assets
Current Assets
Cash and cash equivalents	$3,114,058	$2,068,185	$1,438,651	$559,390
Short-term investment, marketable securities	10,736	9,788	10,061	9,411
Trade receivables, net (Note 3)	20,971,383	5,802,348	4,510,833	145,867
Interest receivable (Note 7)	393,919	-	-	-
Refundable project investment paid (Note 5)	-	13,338,000	-	12,824,623
VAT refundable	-	1,879,118	-	-
Land purchase price overpayment	-	-	-	25,652
Inventories, net (Note 6)	6,847,852	8,382,582	17,347,370	1,438,985
Restricted cash (Note 14)	4,318,165	3,385,205	1,983,247	1,707,143
Prepaid expenses and deposits	2,587,701	184,630	18,585	56,850
Total current assets	38,243,814	35,049,856	25,308,747	16,767,921
Due from related parties (Note 7)	7,619,895	14,244,923	2,213,370	7,015,018
Property and equipments, net (Note 8)	54,276,881	19,600,776	46,624,502	17,823,858
Advances to suppliers (Note 4)	23,975,026	10,620,828	14,391,650	277,789
Intangible assets, net (Note 9)	2,355,195	2,185,122	2,228,974	2,145,771
Total Assets	$126,470,811	$81,701,505	$90,767,243	$44,030,357

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable – trade	$8,428,310	$3,403,120	$14,560,824	$3,257,140
Customer deposit (Note 10)	3,134,519	2,635,225	2,454,761	1,677,075
Accrued liabilities and other payable	1,017,163	3,910,011	490,142	194,646
Various taxes payable	983,673	642,670	187,711	503,616
Short-term loans (Note 11)	36,118,646	28,485,042	28,645,571	12,978,401
Capital lease payable (Note 12)	-	-	-	61,669
Current portion of long-term bank loan payable (Note 13)	-	5,335,200	4,455,656	3,109,971
Wages payable	371,183	155,383	608,222	171,893
Due to related parties (Note 7)	568,063	-	-	-
Bank notes payable (Note 14)	19,414,388	5,837,696	6,399,693	6,128,190
Corporate tax payable	2,330,045	891,950	1,725,765	632,821
Total current liabilities	72,365,990	51,296,297	59,528,345	28,715,422
Due to shareholder (Note 15)	9,133,637	15,747,860	11,008,770	6,092,156
Total liabilities	81,499,627	67,044,157	70,537,115	34,807,578

Minority interest	1,033,786	486,049	620,131	288,654

Shareholders' Equity
Preferred stock, $0.0001 par value, 10,000,000
shares authorized, 0 shares outstanding at June
30, 2008 (unaudited), December 31, 2007 and 2006 (Note 1)	-	-	-	-
Common stock, $0.0001 par value, 100,000,000
shares authorized, 36,855,714 and 27,546,667 shares issued and outstanding
at Sept 30, 2008 and 2007 (unaudited), December 31, 2007 and 2006 (Note 1)	3,686	2,755	2,755	2,755
Additional paid-in capital	12,454,299	723,985	755,803	229,375
Accumulated other comprehensive income	3,702,406	1,240,921	2,122,612	439,688
Statutory surplus reserve fund (Note 14)	1,278,764	671,631	1,278,764	522,058
Retained earnings (unrestricted)	26,498,243	11,532,007	15,450,063	7,740,249
Total Shareholders' Equity	43,937,398	14,171,299	19,609,997	8,934,125
Total Liabilities & Shareholders' Equity	$126,470,811	$81,701,505	$90,767,243	$44,030,357

The accompanying notes are an integral part of these consolidated financial statements.

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(In US Dollars)

	For Nine Months Ended		For Years Ended
	September 30,		December 31,
	2008	2007	2007	2006	2005
	(Unaudited)	(Unaudited)	(As restated)	(As restated)	(As restated)

Revenue	$101,048,363	$50,660,199	$77,626,516	$37,735,401	$21,965,528
Other Sales	320,992	599,219	516,415	53,369	-
Cost of Goods Sold	(77,852,802)	(38,742,351)	(58,864,342)	(28,072,683)	(17,299,822)
Gross Profit	23,516,553	12,517,067	19,278,589	9,716,087	4,665,706

Selling Expenses	2,649,900	2,543,024	3,269,414	1,792,123	836,889

General and administrative
Amortization	51,491	45,482	62,175	59,178	136,982
Depreciation	249,068	205,149	327,575	299,515	198,199
Bad debts	808,401	1,122,461	473,218	132,772	80,760
Merger cost	1,783,586	-
Stock-based compensation	765,000	-
Others General and administrative (Note 16)	1,891,291	1,866,401	2,548,047	1,126,161	831,913
Total General and administrative	5,548,837	3,239,493	3,411,015	1,617,626	1,247,854
Research and development	668,323	257,379	373,472	417,284	230,045
Total operating expenses	8,867,060	6,039,896	7,053,901	3,827,033	2,314,788
Income from operations	14,649,493	6,477,171	12,224,688	5,889,054	2,350,918

Other income (expenses)
Government grant	21,506	-	28,138	-	159,891
Write-down of inventory	-	(393,205)	(105,106)	-	(4,889)
Gain on disposal of assets	-	-	-	1,225,738	-
Interest income	393,946	1,204	234,655	18,785	10,788
Interest expense	(1,563,094)	(993,656)	(1,791,490)	(862,817)	(319,070)
Imputed interest	(446,953)	(494,610)	(526,428)	(125,024)	(97,106)
Sundry income (expense), net	(22,370)	(65,973)	(111,405)	(56,111)	(6,799)
Total other income (expenses)	(1,616,965)	(1,946,240)	(2,271,636)	200,571	(257,185)

Income before minority interest and income taxes	13,032,528	4,530,931	9,953,052	6,089,625	2,093,733
Income taxes	(1,621,020)	(488,179)	(1,268,963)	(752,552)	-
Minority interest	(363,328)	(101,421)	(217,569)	(134,789)	(56,121)

Net Income	$11,048,180	$3,941,331	$8,466,520	$5,202,284	$2,037,612

Basic and diluted earnings per share	0.37	$0.14	$0.31	$0.19	$0.07

Weighed-average shares outstanding	29,746,845	27,546,667	27,546,667	27,546,667	27,546,667

The accompanying notes are an integral part of these consolidated financial statements.

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity
For the years ended December 31, 2007, 2006 and 2005 and the nine months ended September 30, 2008 (unaudited)
(In US Dollars)

					Accumulated
			Additional	Statutory	Other	Retained	Total
	Capital Shares		Paid-in	Reserve	Comprehensive	Earnings	Stockholders'	Comprehensive
	Shares	Amount	Capital	Fund	Income	(Unrestricted)	Equity	Income

Balance at December 31, 2004	27,546,667	$2,755	$7,245	$-	$(22,367)	$1,022,410	$1,010,043

Imputed interest allocated	-	-	97,106	-	-	-	97,106

Foreign currency translation adjustment	-	-	-	-	92,536	-	92,536	92,536

Net income for the year	-	-	-	-	-	2,037,612	2,037,612	2,037,612

Comprehensive income	-	-	-	-	-	-	-	2,130,148

Balance at December 31, 2005	27,546,667	2,755	104,351	-	70,169	3,060,022	3,237,297

Allocation of retained earnings to statutory reserve fund	-	-	-	522,058	-	(522,058)	-

Imputed interest allocated	-	-	125,024	-	-	-	125,024

Foreign currency translation adjustment	-	-	-	-	369,519	-	369,519	369,519

Net income for the year	-	-	-	-	-	5,202,285	5,202,285	5,202,285

Comprehensive income	-	-	-	-	-	-	-	5,571,804

Balance at December 31, 2006	27,546,667	2,755	229,375	522,058	439,688	7,740,249	8,934,125

Allocation of retained earnings to statutory reserve fund	-	-	-	756,706	-	(756,706)	-

Imputed interest allocated	-	-	526,428	-	-	-	526,428

Foreign currency translation adjustment	-	-	-	-	1,682,924	-	1,682,924	1,682,924

Net income for the year	-	-	-	-	-	8,466,520	8,466,520	8,466,520

Comprehensive income	-	-	-	-	-	-	-	10,149,444

Balance at December 31, 2007	27,546,667	2,755	755,803	1,278,764	2,122,612	15,450,063	19,609,997

Retain of 2,340,000 shares by original SRKP 19
stockholders prior to reverse merger	2,340,000	234	(234)	-	-	-	-

Issuance of 6544047 shares at $1.80 in private placement
occurred in July 2008	6,544,047	654	11,778,631	-	-	-	11,779,285

Financing cost related to private placement	-	-	(1,291,811)	-	-	-	(1,291,811)

Issuance of 425,000 shares at $1.80 to investor relations
company as part of service fee	425,000	43	764,957	-	-	-	765,000

Imputed interest allocated	-	-	446,953	-	-	-	446,953

Foreign currency translation adjustment	-	-	-	-	1,579,794	-	1,579,794	1,579,794

Net income for 9 months ended September 30, 2008	-	-	-	-	-	11,048,180	11,048,180	11,048,180

Comprehensive Income	-	-	-	-	-	-	-	12,627,974

Balance at September 30, 2008 (Unaudited)	36,855,714	$3,686	$12,454,299	1,278,764	$3,702,406	$26,498,243	$43,937,398

The accompanying notes are an integral part of these consolidated financial statements.

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In US Dollars)

	For Nine Months Ended		For Years Ended
	September 30,		December 31,
	2008	2007	2007	2006	2005
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities

Net Income	$11,048,180	$3,941,331	$8,466,520	$5,202,284	$2,037,612
Adjustments to reconcile net income to net cash provided by operating activities:
Minority Interest	363,328	101,421	217,569	134,789	56,121
Bad debts	808,401	1,122,461	473,218	132,772	80,760
Depreciation	3,575,811	767,755	1,169,319	1,509,792	694,965
Amortization	51,491	45,482	62,175	59,178	136,982
Imputed interest	446,953	494,610	526,428	125,024	97,106
Stock-based compensation	765,000	-
Gain on disposal of assets	-	-	-	(360,738)	-
Write-down of inventory	-	393,205	105,106	-	4,889
Changes in operating assets and liabilities:
Account receivable-trade	(17,268,951)	(6,778,942)	(4,838,184)	1,432,386	(543,246)
Interest receivable	(393,919)	-	-	-	-
Advance to suppliers for purchases	(9,583,376)	(10,343,039)	(14,113,861)	1,469,535	(541,361)
Prepaid expenses and deposits	(2,569,116)	(127,780)	38,265	(27,353)	120
Inventories, net	10,499,518	(6,943,597)	(15,908,385)	4,998,765	(2,288,892)
Restricted cash	(2,334,918)	(1,678,062)	(276,104)	(1,423,222)	(283,920)
Accounts payable and accrued liabilities	(4,925,735)	4,845,147	12,402,518	(1,597,311)	2,307,231
Various taxes payable	795,962	(1,740,064)	(315,905)	859,607	(115,885)
Wages payable	(237,039)	(16,510)	436,329	68,051	4,167
Corporate tax payable	604,280	259,129	1,092,944	632,821	-
Net cash provided by operating activities	(8,354,130)	(15,657,453)	(10,462,048)	13,216,380	1,646,649

Cash Flows From Investing Activities
Purchases of property and equipment	(8,176,812)	(1,847,361)	(14,823,986)	(13,176,257)	(12,265,107)
Proceeds of disposal of fixed assets	(28,674)	-	-	13,850,078	-
Purchases of intangible assets	-	-	-	(2,763)	(1,331)
Refundable project investment paid	-	-	-	(12,762,642)	(61,981)
Short-term investment, marketable securities	-	-	(650)	(1,973)	(7,438)
Net cash used in investing activities	(8,205,486)	(1,847,361)	(14,824,636)	(12,093,556)	(12,335,857)

Cash Flows From Financing Activities
Proceeds of loans	69,977,859	58,645,500	83,001,054	31,814,323	19,712,038
Repayments of loans	(66,957,669)	(42,016,949)	(67,015,168)	(29,985,191)	(13,681,558)
Proceeds of bank notes	27,571,598	16,476,779	18,635,010	9,778,361	2,625,002
Repayments of bank notes	(16,964,527)	(17,001,581)	(18,780,448)	(6,456,681)	-
Capital lease payable	-	(61,669)	(61,669)	(148,643)	210,312
Net proceeds from private placement	10,487,474	-
Due to shareholder	(1,875,133)	9,655,704	4,916,614	(758,643)	1,438,309
Due from related parties	(5,406,525)	(7,229,905)	4,801,648	(6,159,334)	(855,684)
Due to related parties	568,063	-
Net cash provided by (used in) financing activities	17,401,140	18,467,879	25,497,041	(1,915,808)	9,448,419

Effect of exchange rate changes on cash	833,883	545,730	668,904	328,670	136,129
Net increase in cash and cash equivalents	1,675,407	1,508,795	879,261	(464,314)	(1,104,660)

Cash and cash equivalents, beginning of period	1,438,651	559,390	559,390	1,023,704	2,128,364

Cash and cash equivalents, end of period	$3,114,058	$2,068,185	$1,438,651	$559,390	$1,023,704

Supplemental disclosure information:

Interest expense paid	$1,045,237	$640,095	$1,791,490	$862,817	$319,070
Income taxes paid	$975,084	$434,122	$1,268,963	$752,552	$-

Non cash investing and financing activities:
Exchange of investment for equipment (Note 5)	$-	$-	$12,824,623	$-	$-
The accompanying notes are an integral part of these consolidated financial statements.

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

1. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
On October 7, 2008, independent registered public accounting firm Kempisty & Company Certified Public Accountants, P.C. (“Kempisty & Company”), informed NIVS IntelliMedia Technology Group, Inc. (the “Company”) that its financial statements for the year ended 2007, 2006, and 2005 should not be relied upon due to an error in the accounting treatment of imputed interest on due to shareholders loan, resulting in an understatement of the registrant’s expenses for those periods. Authorized officers of the Company’s Board of Directors concluded on October 7, 2008, that the Company should restate the financial statements described above and file an amendment to its registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on August 13, 2008 and Form 10-Q filed with the SEC on August 19, 2008.

The following are explanations of the restatement adjustments and presentation of affected accounts in the consolidated balance sheet and statement of operations as previously reported and restated.

Statement of Operations

The Company restated its previously omitted “Imputed Interest” on the “Due to shareholders” loans by $526,428, $125,024, $97,106 for years ended 2007, 2006, and 2005. Minority interest was restated to $217,569, $134,789 and $56,121, respectively.

Consolidated Balance Sheet

Adjustments were made to Shareholders’ equity to reflect the restatement of the statement operations. Minority interests were restated accordingly.

The consolidated financial statements have been restated to include the items identified in the above. The following financial statement line items were impacted.

Consolidated Balance sheet

	As previously		As previously
	reported year	Restated year	reported year	Restated year
	ended	ended	ended	ended
	December 31,	December 31,	December 31,	December 31,
	2007	2007	2006	2006

Minority interest	638,844	626,346	294,208	288,654

Shareholders' Equity
Additional paid-in capital	7,245	507,185	7,245	229,375
Retained earnings (unrestricted)	16,179,908	15,692,466	7,956,825	7,740,249

Consolidated Statement of Operations

	As previously		As previously
	reported year	Restated year	reported year	Restated year
	ended	ended	ended	ended
	December 31,	December 31,	December 31,	December 31,
	2007	2007	2006	2006

Imputed Interest	-	277,810	-	125,024

Minority interest	230,729	223,784	137,915	134,789

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

2. DESCRIPTION OF BUSINESS AND ORGANIZATION

NIVS IntelliMedia Technology Group, Inc. (“NIVS USA”) was incorporated in the State of Delaware on December 7, 2006. NIVS USA was originally organized as a “blank check” shell company to investigate and acquire a target company or business seeking the perceived advantages of being a publicly held corporation. On July 25, 2008, NIVS USA (i) closed a share exchange transaction pursuant to which it became the 100% parent of Niveous Holding Company Limited (“Niveous”) (ii) assumed the operations of Niveous and its subsidiaries, and (iii) changed its name from SRKP 19, Inc. to NIVS IntelliMedia Technology Group, Inc.

Because the shares issued by the NIVS USA to the shareholders of Niveous and their designees in the aforementioned transaction represented a controlling interest, the transaction has been accounted for as a recapitalization or reverse merger with Niveous being considered the acquirer. The accompanying consolidated financial statements have been restated on a retroactive basis to present the capital structure of Niveous as though it were the reporting entity.

Niveous was incorporated in British Virgin Islands (BVI) on October 31, 2003. As at December 31, 2007, Niveous had 50,000 capital shares authorized with $1.00 par value and 10,000 shares issued and outstanding.

In April, 2004, Niveous, the BVI company, acquired 97.5% of ownership of NIVS (HZ) Audio & Video Tech Company Limited (“NIVS PRC”) from its original shareholders. NIVS PRC is the main operating company located in Huizhou, PRC. It engages in research, development, production, marketing and sales of audio & video electronic equipments for domestic and international market. As at December 31, 2004, Niveous and Mr. Li Tianfu hold 97.5% and 2.5% of total interests of NIVS PRC, respectively.

In April, 2005, Niveous acquired 100% of ownership of NIVS International (H.K.) Limited (“NIVS HK”) under an ownership transfer agreement. NIVS HK is a holding company incorporated in November 2004 in Hong Kong, PRC with the original sole shareholder Mr. Li Tianfu. Pursuant to the transfer agreement, Niveous agreed to pay Mr. Li Tianfu 1M HKD for the ownership transfer.

In February 2006, NIVS PRC established a branch company NIVS (HZ) Audio & Video Tech Company Limited Shenzhen Branch (“NIVS Shenzhen”) located in Shenzhen, PRC. The establishment of NIVS Shenzhen is for the purpose of corporate restructuring and planning.

In November 2007, Niveous entered an ownership transfer agreement to transfer its whole ownership of NIVS PRC to NIVS HK. After the restructuring, NIVS PRC became a subsidiary of NIVS HK. As at December 31, 2007, NIVS HK and Mr. Li Tianfu hold 97.5% and 2.5% of total interests of NIVS PRC, respectively.

In June 2008, NIVS HK entered an ownership transfer agreement to transfer its whole ownership of NIVS PRC to Niveous. Pursuant to the agreement, Niveous agreed to pay NIVS HK 50M HKD within three months. After the restructuring, NIVS PRC became a subsidiary of Niveous. As a result, Niveous and Mr. Li Tianfu hold 97.5% and 2.5% of total interests of NIVS PRC, respectively.

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

In June 2008, Niveous entered into entered into a share exchange agreement with SRKP 19, Inc., a Delaware corporation, and all of the shareholders of Niveous. Pursuant to the exchange agreement, as it was amended (the “Exchange Agreement”), SRKP 19 agreed to issue an aggregate of 27,546,667 shares of its common stock in exchange for all of the issued and outstanding securities of Niveous (the “Share Exchange”). The Share Exchange closed in July 2008. Upon the closing of the Share Exchange on July 25, 2008, SRKP 19 issued an aggregate of 27,546,667 shares of its common stock to the shareholders of Niveous and their designees in exchange for all of the issued and outstanding securities of Niveous. Immediately after the closing of the Share Exchange, SRKP 19 changed its corporate name from “SRKP 19, Inc.” to “NIVS IntelliMedia Technology Group, Inc.” For accounting purposes, the Share Exchange will be treated as a reverse acquisition.

Prior to the closing of the Share Exchange, the NIVS USA’s shareholders canceled an aggregate of 4,756,390 shares held by them such that there were 2,340,000 shares of common stock outstanding immediately prior to the Share Exchange. The shareholders also canceled an aggregate of 6,149,723 warrants such that the shareholders held an aggregate of 946,667 warrants immediately after the Share Exchange.

Concurrently with the close of the Share Exchange, NIVS IntelliMedia Technology Group, Inc. conducted an initial closing of a private placement transaction pursuant to which NIVS IntelliMedia Technology Group, Inc. sold an aggregate of 5,239,460 shares of common stock at $1.80 per share, for gross proceeds of approximately $9.4 million. On August 12, 2008, NIVS IntelliMedia Technology Group, Inc. conducted a second and final closing of the private placement pursuant to which NIVS IntelliMedia Technology Group, Inc. sold an aggregate of 1,304,587 shares of common stock at $1.80 per share, for gross proceeds of approximately $2.3 million. Accordingly, NIVS IntelliMedia Technology Group, Inc. sold a total of 6,544,047 shares of common stock in the private placement for aggregate gross proceeds of $11.8 million. WestPark Capital, Inc., the placement agent for the Private Placement, was paid a commission equal to 6.5% of the gross proceeds from the financing, in addition to a $130,000 success fee for the Share Exchange, for an aggregate fee of approximately $896,000. NIVS IntelliMedia Technology Group, Inc. agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the closing of the Share Exchange.

NIVS USA and its subsidiaries – Niveous, NIVS HK, NIVS PRC and NIVS Shenzhen shall be collectively referred throughout as the “Company”. To summarize the paragraphs above, the organization and ownership structure of the Company is currently as follows:

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of preparation

The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America.

In the opinion of the management, the consolidated financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of the Company as of December 31, 2007 and 2006, and as of September 30, 2008 and 2007, and the results of operations and cash flows for the years ended December 31, 2007, 2006 and 2005, and for the nine months ended September 30, 2008 and 2007, respectively.

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

b.	Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant inter-company transactions have been eliminated in consolidation.

c.	Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

d.	Fair values of financial instruments

The Company’s financial instruments primarily consist of cash and cash equivalents, trade receivables, short-term loans receivable, inventories, due from related parties, prepaid expenses and other receivables, accounts payable-trade, accrued liabilities and other payables, value-added taxes (VAT) payable, short term loans, current portion of bank loans payable, registration rights penalty payable, other taxes payable, wages payable, corporate income taxes payable, due to related parties.

As of the balance sheet date, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective year ends.

e.	Cash and cash equivalents

Cash and cash equivalents include cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less.

f.	Accounts receivable

Accounts receivables are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debts percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method. When facts subsequently become available to indicate that the amount provided as the allowance was incorrect, an adjustment which classified as a change in estimate is made.

g.	Inventories

Inventories are stated at the lower of cost, as determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to their present location and condition. Market value is determined by reference to selling prices after the balance sheet date or to management’s estimates based on prevailing market conditions. The management writes down the inventories to market value if it is below cost. The management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required.

h.	Property and equipment

Property and equipment are initially recognized and recorded at cost. Gains or losses on disposals are reflected as gain or loss in the period of disposal. The cost of improvements that extend the life of plant and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repairs and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets:

Building	38 years
Molds	8 years
Machinery and Equipment	10 years
Electronic Equipment	5 years
Leasehold Improvements	5 years
Office and Other Equipment	5 years
Automobiles	5 years

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

i.	Intangible assets

The Company’s intangible assets are stated at cost less accumulated amortization and are comprised of land-use rights and computer software use rights. Land-use rights are related to land the Company occupies in Guangdong Province, PRC and are being amortized on a straight-line basis over a period of 40 years. Computer software use rights are being amortized on a straight-line basis over a period of 10 years.

j.	Impairment of long-lived assets

The Company accounts for impairment of plant and equipment and amortizable intangible assets in accordance with SFAS No. 144, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset’s (or asset group’s) fair value.

k.	Comprehensive income

The Company has adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income, its components, and accumulated balances in a full-set of general-purpose financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments.

l.	Segment information

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. The Company believes that it operates in one business segment (research, development, production, marketing and sales of auto electronic products) and in one geographical segment (China), as all of the Company’s current operations are carried out in China.

m.	Revenue recognition

The Company generates revenues from the sales of auto electronic products and subcontracting activities. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of value added tax (VAT). No return allowance is made as products returns are insignificant based on historical experience.

n.	Government grants

Grants from the PRC government are recognized at their fair value where there is a reasonable assurance that the grant will be received and the Company will comply with all attached conditions.

Government grants are recognized as revenues or gains in the period received and as assets, decreases of liabilities, or expenses depending on the form of the grants received.

o.	Research and development costs

Research and development costs are expensed to operations as incurred. The Company spent $373,472, $417,284, $230,045, $668,323 and $257,379 on direct research and development (“R&D”) efforts in the years ended 2007, 2006 and 2005, and in the nine months ended September 30, 2008 and 2007, respectively.

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

p.	Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

q.	Foreign currency translation

The functional currency of Niveous and NIVS HK is Hong Kong Dollar (“HKD”). The Company maintains its financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

The functional currency of NIVS PRC and NIVS Shenzhen is the Renminbi (“RMB”), the PRC’s currency. These two companies maintain their financial statements using their own functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of Niveous and NIVS HK, which are prepared in HKD, are translated into the Company’s reporting currency, United States Dollars (“USD”); the financial statements of NIVS PRC and NIVS Shenzhen, which are prepared in RMB, are translated into the Company’s reporting currency, USD. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity.

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2005	8.06704	8.18197
Year ended December 31, 2006	7.79750	7.96369
Year ended December 31, 2007	7.29410	7.59474
Nine Months ended September 30, 2007	7.49740	7.65460
Nine Months ended September 30, 2008	6.8353	6.97500

The exchange rates used for foreign currency translation were as follows (USD$1 = HKD):

Period Covered	Balance Sheet Date Rates	Average Rates
Year ended December 31, 2005	7.75303	7.77665
Year ended December 31, 2006	7.77665	7.76759
Year ended December 31, 2007	7.80214	7.80153
Nine Months ended September 30, 2007	7.77300	7.78101
Nine Months ended September 30, 2008	7.76880	7.79730

r.	Customer deposit

The customer deposits are recorded as liability when the Company receives it and are recognized as revenue after the total amount is paid off upon the delivery of the products.

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

s.	Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

t.	Recently issued accounting pronouncements

In June 2008, the Financial Accounting Standards Board (“FASB”) issued FSP No. EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities (“FSP EITF 03-6-1”). FSP EITF 03-6-1 concludes that unvested share-based payment awards that contain rights to receive non-forfeitable dividends or dividend equivalents are participating securities, and thus, should be included in the two-class method of computing earnings per share (“EPS”). FSP EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those years. Early application of EITF 03-6-1 is prohibited. It also requires that all prior-period EPS data be adjusted retrospectively. We have not yet determined the effect, if any, of the adoption of this statement on our financial condition or results of operations.

In April 2008, the FASB issued Staff Position FAS 142-3, Determination of the Useful Life of Intangible Assets (“FSP FAS 142-3”) which amends the factors an entity should consider in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FAS No. 142, Goodwill and Other Intangible Assets (“FAS No. 142”). FSP FAS 142-3 applies to intangible assets that are acquired individually or with a group of assets and intangible assets acquired in both business combinations and asset acquisitions. It removes a provision under FAS No. 142, requiring an entity to consider whether a contractual renewal or extension clause can be accomplished without substantial cost or material modifications of the existing terms and conditions associated with the asset. Instead, FSP FAS 142-3 requires that an entity consider its own experience in renewing similar arrangements. An entity would consider market participant assumptions regarding renewal if no such relevant experience exists. FSP FAS 142-3 is effective for year ends beginning after December 15, 2008 with early adoption prohibited. We have not yet determined the effect, if any, of the adoption of this statement on our financial condition or results of operations.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities”. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the impact of adopting SFAS 161 on its consolidated financial statements.

In February 2006, FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”. SFAS No. 155 amends SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities”, and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 155, permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interest in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends SFAS No. 140 to eliminate the prohibition on the qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is effective for all financial instruments acquired or issued after the beginning of the Company’s first fiscal year that begins after September 15, 2006. The adoption of this statement did not have a material impact on the Company’s financial position or results of operations.

In March 2006 FASB issued SFAS 156 “Accounting for Servicing of Financial Assets” this Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. This Statement:

•	Requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract.
•	Requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable.
•	Permits an entity to choose 'Amortization method' or ‘Fair value measurement method’ for each class of separately recognized servicing assets and servicing liabilities.

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

•
At its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity's exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value.

•
Requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt this Statement as of the beginning of its first fiscal year that begins after September 15, 2006.

The adoption of this statement did not have a material impact on the Company’s financial position or results of operations.

In June 2006, the Financial Accounting Standards Board (“FASB”) ratified the provisions of Emerging Issues Task Force (“EITF”) Issue No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation).” EITF Issue No. 06-3 requires that the presentation of taxes within revenue-producing transactions between a seller and a customer, including but not limited to sales, use, value added, and some excise taxes, should be on either a gross (included in revenue and cost) or a net (excluded from revenue) basis. In addition, for any such taxes that are reported on a gross basis, a company should disclose the amounts of those taxes in interim and annual financial statements for each period for which an income statement is presented if those amounts are significant. The disclosure of those taxes can be done on an aggregate basis. EITF Issue No. 06-3 is effective for fiscal years beginning after December 15, 2006, which will be the Company’s fiscal 2008. The adoption of EITF Issue No. 06-3 did not have a material impact on the Company’s consolidated results of operations or financial position.

u.	Recently adopted accounting pronouncements

In July 2006, the FASB issued FASB Interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not to file a return in a particular jurisdiction). The accounting provisions of FIN No. 48 are effective for fiscal years beginning after December 15, 2006. The adoption of this Interpretation had no impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. In February 2008, the FASB issued FASB Staff Position 157-1, "Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13" ("FSP 157-1") and FASB Staff Position 157-2, "Effective Date of FASB Statement No. 157" ("FSP 157-2"). FSP 157-1 amends SFAS 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company adopted SFAS 157 effective January 1, 2008 for all financial assets and liabilities as required. The adoption of SFAS 157 was not material to the Company's financial statements or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” (“SFAS 159”) which is effective for fiscal years beginning after November 15, 2007. SFAS 159 is an elective standard which permits an entity to choose to measure many financial instruments and certain other items at fair value at specified election dates. Subsequent unrealized gains and losses on items for which the fair value option has been elected will be reported in earnings. The Company has not elected the fair value option for any assets or liabilities under SFAS 159.

SFAS No. 123R, Share-Based Payment, an Amendment of SFAS No. 123, was issued in December 2004 and was effective as of the beginning of the Group’s 2006 fiscal year. SFAS No. 123R requires all share-based payments to qualified individuals, including grants of employee stock options, to be recognized as compensation expense in the financial statements based on their grant date fair values.

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

On December 4, 2007, the FASB issued SFAS No. 160, Noncontrolling interest in Consolidated Financial Statements (SFAS No. 160). SFAS No. 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements. The statement establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation and expands disclosures in the consolidated financial statements. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. We have not yet determined the impact of the adoption of SFAS No. 160 on our consolidated financial statements and footnote disclosures.

On December 4, 2007, the FASB issued SFAS No. 141R, Business Combinations (SFAS No. 141R). SFAS No. 141R requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed, establishes the acquisition date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to expand disclosures about the nature and financial effect of the business combination. SFAS No. 141R is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We have not yet determined the impact of the adoption of SFAS No. 141R on our consolidated financial statements and footnote disclosures.

3. ACCOUNTS RECEIVABLE

Accounts receivable consists of the following:

	September 30,		December 31,
	2008	2007	2007	2006
Accounts receivable-trade	$22,506,747	$7,114,349	$5,239,098	$366,201
Allowance for doubtful accounts	(1,535,364)	(1,312,001)	(728,265)	(220,334)
Accounts receivable-trade, net	$20,971,383	$5,802,348	$4,510,833	$145,867

The change of the allowance for doubtful debts between the reporting periods, as of December 31, 2007 and 2006, and as of September 30, 2008 and 2007, is displayed as follows:

	September 30,		December 31,
	2008	2007	2007	2006
Beginning balance	$(728,265)	$(220,334)	$(220,334)	$(81,910)
Provision/Reversal during the period	(807,099)	(1,091,667)	(507,931)	(138,424)
Ending balance	$(1,535,364)	$(1,312,001)	$(728,265)	$(220,334)

4. ADVANCES TO SUPPLIERS

Advances to suppliers consist of the following:

	September 30,		December 31,
	2008	2007	2007	2006
Rongbaoda Import and Exporting Company			-	-
Dayang Electronical Company			-	-
Dengfeng Digital	$125,197	$240,852	$261,274	$58,993
JieyangYuntong Plastic Packing Company			-	-
Nanhai Lihengxing			-	-
Shenzhen Wuzi Company			-	-
Tuowei Electronical			-	-
Liangchuan Chemical			280,309	-
Guangdong Renxin	456,348		200,726	-
Kiayi Techonology	124,844	113,820	116,994	52,333
Yintian Chemical	472,268	399,965	411,120	43,588
Desheng Digital	10,489,728	5,469,914	6,466,384	-
Baoyitong Trading	-	2,100,845	2,696,980	-
Huaneng Ltd	147,426	1,040,754	1,077,299	-
Shenghang	1,110,897		949,118	-
Yide	3,650,278		364,880	-
Ningxia Yuanfeng	1,736,581		788,994	-
Others	5,661,459	1,254,678	777,572	122,875
	$23,975,026	10,620,828	$14,391,650	$277,789

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

In accordance with the contracts with the Company’s suppliers, cash is advanced for material and equipment purchase. The delivery term is usually 30 days. In the event of a breach of contract, the Company has the following rights and penalty protection:

The Company has the right to get back the deposit and charge double interest on the deposit according to the interest rate during the same period in which the contract was breached. The Company owns the raw material and equipment acquired from the suppliers under the arrangements. The Company has the legal right to take possession of it. The Company did not have any contract breaches for the years ended December 31, 2007, 2006 and 2005 and the nine months ended September 30, 2008.

5. IPTV PROJECT INVESTMENT

In 2005, NIVS Investment (SZ) Co., Ltd., an affiliated company, signed an investing agreement with Wanlizhou Electronics Limited(“Wanlizhou”). Pursuant to the agreement, NIVS Investment (SZ) Co., Ltd and Wanlizhou will jointly develop a project named “IPTV for Residential Areas”. In the same year, the NIVS Investment (SZ) Co., Ltd injected RMB 100,000,000 to fund this project.

In the year 2006, the Company singed an agreement with NIVS Investment (SZ) Co., Ltd., pursuant to the agreement, NIVS Investment (SZ) Co., Ltd. will transfer all its investment in the IPTV project to the Company for a reduction of RMB 100,000,000 (converted to US$12,824,623 as at 2006 year-end rate 7.79750:1) balance from the balance of the “Due from related parties- NIVS Investment (SZ) Co., Ltd.” account.

In November 2007, the Company signed an assets exchange agreement with Guanghua Enterprises (Dongguan) Limited (“Guanghua”). Pursuant to the agreement, the Company will transfer all of its invested funds in the project to Guanghua in exchange for machinery and equipment with value at RMB 100,000,000. The exchange transaction was completed and all machinery and equipments listed in the exchange agreement was received by the Company within the year 2007. The Company did not recognize any gain or loss from the original investment in the IPTV Project which it carried on an equity basis. The Company sent its professional purchasers and engineers to test and evaluate these machinery and equipment before it signed the agreement with Guanghua. The machinery and equipment were valued with a deduction of depreciation (net book value). Their method of depreciation is straight-line method. This method and the depreciation years meet the accounting standard of China. It is the same method as the Company's method of depreciation for goods or equipment. Also Guanghua issued RMB 100,000,000 VAT invoices to the Company for this transaction. The management of the Company agreed that the fair value of the machinery and equipment received from Guanghua was equivalent to the fair value of the Company’s investment in IPTV for Residential Areas. We reviewed 65% of third party invoices provided by Guanghua for all the equipment and machinery acquired.

The balances of the project investment account for the year ended December 31, 2007 and 2006 and for the nine months ended September 30, 2008 and 2007 are listed below:

	September 30,		December 31,
	2008	2007	2007	2006
IPTV investment	$-	$13,338,000	$-	$12,824,623

6. INVENTORY

Inventory includes raw material and finished goods. Finished goods contain direct material, direct labor and manufacturing overhead and do not contain general and administrative costs. Inventory consists of the following:

	September 30,		December 31,
	2008	2007	2007	2006
Raw material	$1,074,006	$8,314,314	$15,965,784	$516,582
Finished goods	5,880,300	399,768	1,486,977	927,533
Reserve for obsolete inventory	(106,454)	(331,500)	(105,391)	(5,130)

Inventory, net	$6,847,852	$8,382,582	$17,347,370	$1,438,985

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

The change of the reserve for obsolete inventory between the reporting periods, as of December 31, 2007 and 2006, and as of September 30, 2008 and 2007, is displayed as follows:

	September 30,		December 31,
	2008	2007	2007	2006
Beginning balance	$(105,391)	$(5,130)	$(5,130)	$(5,130)
Provision/Reversal during the period	-	(401,657)	(100,261)	-
Foreign exchange adjustment	(1,063)	75,287	-	-
Ending balance	$(106,545)	$(331,500)	$(105,391)	$(5,130)

7. DUE FROM RELATED PARTIES

Due from related parties consist of the following:

	September 30,		December 31,
	2008	2007	2007	2006
NIVS Investment (SZ) Co., Ltd.	$-	$13,535,860	$773,234	$6,540,436
Zhongkena Technology Development	20,921	10,102	380,470	12,278
Xentsan Technology (SZ) Co., Ltd.	-		356,452	333,440
Hyundai Light & Electric (Int'l) Holding	1,849,865	183,120	703,214	128,864
NIVS Information & Technology (HZ) Co., ltd	7,315		-	-
Hyundai Light & Electric (HZ) Co., Ltd.	5,741,794	515,841	-	-
Total	$7,619,895	$14,244,923	$2,213,370	$7,015,018

Amounts owing to the Company from Zhongkena Technology Development, Korea Hyundai Light & Electric (Int’l) Holding and NIVS Information & Technology (HZ) Co., Ltd. represent unsecured working capital loans due on demand.

Due to related parties consist of the following:
	September 30,		December 31,
	2008	2007	2007	2006
NIVS Investment (SZ) Co., Ltd.	$568,063	$-	$-	$-

On March 12, 2008, the Company entered into a note agreement to lend Hyundai Light and Electric (HZ) Co Ltd.’s supplier 38,474,900RMB. The note bears an interest rate of 1.5% per month and matures in four months. The note is guaranteed by Hyundai Light and Electric (HZ) Co Ltd. If the note is not repaid on time, a penalty of 0.5% will be assessed on the total note amount. On June 16, 2008, a supplemental agreement was signed by the parties to amend the note’s maturity date to December 31, 2008. The rest of the above loans to related parties as specified above were for the purpose of temporary funding in business operation. These funding transactions were unsecured and without fixed maturity dates. Such transactions were borrowed and repaid frequently. Normally, it was agreed that the loan amounts were to be paid back to the Company within three to six months from the date of the loan transaction.

On November 24, 2008, the note due to the Company was repaid in full by Hyundai Light and Electric (HZ) Co Ltd. Furthermore, on November 28, 2008, the Company and its subsidiaries entered into a Debt Repayment and Set-Off Agreement (the “Repayment Agreement”) with Mr. Li and each of NIVS Investment (SZ) Co., Ltd.; Zhongkena Technology Development; Xentsan Technology (SZ) Co., Ltd.; Korea Hyundai Light & Electric (Int'l) Holding; NIVS Information & Technology (HZ) Co., Ltd.; and Hyundai Light & Electric (HZ) Co., Ltd. (collectively, the “Related Companies”). The purpose of the Repayment Agreement was to confirm complete and immediate repayment of all loan amounts that were due to (from) the Company by (to) the Related Companies. Pursuant to the terms of the Repayment Agreement, the Company and its subsidiaries (collectively, the “NIVS Group”) had outstanding loan amounts of US$9.1 million owed to Mr. Li (the “Li Debt”) (see Note 15) and $568,063 owed to NIVS Investment (SZ) Co., Ltd. (the “NIVS Investment Debt”), and Mr. Li, through the Related Companies, had an aggregate outstanding loan amount of US$1,878,101 owed to the NIVS Group (the “Related Companies’ Debt”) (as set forth in this Note 7). Pursuant to the Repayment Agreement, the Related Companies’ Debt was repaid and/or set off in full against the NIVS Investment Debt, in totality, and the Li Debt, partially, such that, as a result of the transactions contemplated by the Repayment Agreement, the Related Companies’ Debt is no longer outstanding, the NIVS Investment Debt was reduced to zero, and neither Mr. Li nor any of the Related Companies owe the NIVS Group any loan amount.

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

Furthermore, pursuant to the Repayment Agreement, a portion of the Li Debt is set off, such that the Li Debt remaining after deducting the total amount of the Related Companies’ Debt repaid via the set-off against the NIVS Investment Debt, in totality, and the Li Debt, partially (the “Repayment Amount”) is equal to an aggregate amount of US$7.8 million (the “Remaining Debt”). As a result of the transactions contemplated by the Repayment Agreement, the Repayment Amount was repaid and the NIVS Group does not owe any loan amount to Mr. Li or any of the Related Companies other than the Remaining Debt. The Repayment Agreement also contains an acknowledgement by the parties to the Repayment Agreement that there are no remaining debt obligations owed to the NIVS Group, either directly or indirectly, by Mr. Li, any other executive officer or director, or any related family member, of the Company, or any entity owned or controlled by such persons, including the Related Companies, and that no loans or similar arrangements will be made by the NIVS Group to such persons or entities in the future. Due to the loans that we made to the entities owned and controlled by our chief executive officer in violation of Section 402 of the Sarbanes-Oxley Act of 2002, we and/or our chief executive officer could become subject to criminal, civil or administrative sanctions, penalties, or investigations and may also face potential private securities litigation.

The rest of the above advances to related parties are for the purpose of temporary funding in business operation. These funding are unsecured and without fixed payment date. It is borrowed and repaid very frequently. Normally, it is agreed to be paid back within 3-6 months. All the balances were settled by cash payments.

The share holding relationships of the related parties are as follows:

	Shareholder	Title	Holding %
NIVS Investment (SZ) Co., Ltd.	Mr. Li Tianfu	Director	90%
Zhongkena Technology Development	NIVS Investment (SZ) Co., Ltd.	Holding company controlled by Mr. Li Tianfu	60%
	Mr. Liu Jishen	Director	40%
Xentsan Technology (SZ) Co., Ltd.	NIVS Investment (SZ) Co., Ltd.	Holding company controlled by Mr. Li Tianfu	51%
	Mr. Li Tianfu	Director	49%
Hyundai Light & Electric (Int'l) Holding	Mr. Li Tianfu	Director	100%

NIVS Information & Technology (HZ) Co., Ltd. is owned by Zhongkena Technology Development (SZ) Co., Ltd. (5%) and NIVS Investment (SZ) Co., Ltd. (95%).

Prior to July 18, Korea Hyundai Light & Electric (Int’l) Holding Limited owned 100% of Hyundai Light & Electric (HZ) Co., Ltd., and Mr. Li owned 100% Korea Hyundai Light & Electric (Int’l) Holding Limited. On July 18, Mr. Li sold his 100% ownership in Korea Hyundai Light & Electric (Int’l) Holding Limited to China Intelligent Electronic Holding Company Limited., which is now 100% owned by Ms. Jin Xiang Ying. Ms Jin Xiang Ying is an individual who is not related to Mr. Li or the NIVS Groups. After the transfer, Mr. Li is no longer a director of Korea Hyundai Light & Electric (Int’l) Holding Limited and Hyundai Light & Electric (HZ) Co., Ltd. Mr. Li's sister, Ms. Li Xue Mei, is an executive director and general manager of Hyundai Light & Electric (HZ) Co., Ltd.

8. PROPERTY AND EQUIPMENT

Property and equipments consist of the following:

	September 30,		December 31,
	2008	2007	2007	2006
Building	$16,612,494	$15,138,014	$15,567,497	$14,551,508
Molds	28,636,264	2,717,162	26,834,921	2,607,987
Machinery and Equipments	9,129,780	2,966,364	5,762,197	1,126,160
Electronic, office and other equipments	642,734	525,227	590,063	464,797
Automobiles	1,212,156	745,836	844,218	716,975
Construction in progress	4,870,381	-	-	-
Accumulated Depreciation	(6,826,928)	(2,491,827)	(2,974,394)	(1,643,569)
Property and equipments, net	$54,276,881	$19,600,776	$46,624,502	$17,823,858

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

The depreciation expenses are $1,169,319, $1,509,792, $694,965, $3,575,811 and $767,755 in the years ended 2007, 2006 and 2005, and in the nine months ended September 30, 2008 and 2007, respectively.

	September 30,		December 31,
	2008	2007	2007	2006	2005
Cost of sales	$3,293,779	$423,665	$681,653	$1,195,576	$489,099
Selling expenses	32,964	138,941	160,091	14,701	7,667
General and administrative expense	249,068	205,149	327,575	299,515	198,199
Total	$3,575,811	$767,755	$1,169,319	$1,509,792	$694,965

9. INTANGIBLE ASSETS

Intangible assets consist of the following:

	September 30,		December 31,
	2008	2007	2007	2006
Land use rights	$2,750,473	$2,507,548	$2,577,423	$2,411,027
Computer software use rights	34,072	4,380	4,509	4,218
Accumulated amortization	(429,350)	(326,806)	(352,958)	(269,474)
Intangible assets, net	$2,355,195	$2,185,122	$2,228,974	$2,145,771

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

The amortization expense is $62,175, $59,178, $136,982, $51,491 and $45,482 in the years ended 2007, 2006 and 2005, and in the nine months ended September 30, 2008 and 2007, respectively.

	September 30,		December 31,
	2008	2007	2007	2006	2005
General and administrative expense	$51,491	$45,482	$62,175	$59,178	$136,982
Total	$51,491	$45,482	$62,175	$59,178	$136,982

10. CUSTOMER DEPOSIT

The Company requires its customers to pay 30% deposit of the total amount for each order. The customer deposits are recorded as liability when the Company receives it and are recognized as revenue after the total amount is paid off upon the delivery of the products. In their agreement, the Company specifies the delivery date (usually 30 days after the order is placed) and the liability for breach of the contract. If the Company cannot fulfill its supply to its customers according to the contract, the customers have the right to get back their deposit. If the products do not meet the quality standard or need to rework, the Company is responsible for the rework and certain expenses. The Company may compensate its customers for their loss if the customers rework or repack by themselves. If the customers do not pay the balance according to the contract, the Company will charge them 0.5% of the balance amount each day at the second week after the due date. But the total breach amount should not be over 20% of the total amount of the contract. For the years ended December 31, 2005, 2006 and 2007 and the nine months ended September 30, 2007 the Company has had no costs related to a contract breach or product quality issue.

Customer deposit consists of the following:

		September 30,				December 31,
Customer Deposits		2008		2007		2007		2006

Name of customer
MICO ELECTRIC (HONGKONG)	Purchase of company products, delivered in Oct. 2008	$140,178	4.47%	$-		$-		$-
SWEET CRED LTD	Purchase of company products, delivered in Oct. 2008	54,571	1.74%
印度JUPITER				143,670	6.87%	237902	9.69%
MOSCOW TOR	Purchase of company products, delivered in Nov. 2008	126,212	4.03%	115,695	5.53%	44193	1.80%
LISEN EAST	Purchase of company products, delivered in Oct. 2008	34,256	1.09%				0.00%
SPAIN ADL	Purchase of company products, delivered in Oct. 2008	88,468	2.82%	80,278	3.84%	81187	3.31%
FUZHOU XINHONGSHENG	Purchase of company products, delivered in Oct. 2008	55,282	1.76%	72,700	3.47%	59444	2.42%	81,545	4.86%
INDAI MIRC	Purchase of company products, delivered in Oct. 2008	74,664	2.38%	66,884	3.20%	68520	2.79%
SAMSUNG K-TECH	Purchase of company products, delivered in Oct. 2008	124,368	3.97%	65,278	3.12%	67302	2.74%	91,014	5.43%
BEIJING JINDACHENG	Purchase of company products, delivered in Oct. 2008	17,927	0.57%	89,564	4.28%	128871	5.25%
SHIJIAZHUANG YITE	Purchase of company products, delivered in Oct. 2008	41,829	1.33%	35,825	1.71%		0.00%
CHANGCHUN LONGRUIDA	Purchase of company products, delivered in Oct. 2008	72,992	2.33%	62,515	2.99%	66985	2.73%
HAIWEI'ER TRADING				215,302	10.29%	252052	10.27%
SHENGKE NET						223192	9.09%
BEIJING WIRELESS	Purchase of company products, delivered in Nov. 2008	130,092	4.15%	127,949	6.12%	153576	6.26%
RUSSIA ERIMEX	Purchase of company products, delivered in Oct. 2008	165,055	5.27%			151472	6.17%
LITHUANIA ACME						100929	4.11%
HANGZHOU WANHAI	Purchase of company products, delivered in Oct. 2008	74,687	2.38%	63,974	3.06%	68541	2.79%
RUSSIA AVE	Purchase of company products, delivered in Nov. 2008	116,810	3.73%	84,926	4.06%	61368	2.50%
TAIWAN ZHIHE	Purchase of company products, delivered in Oct. 2008	60,565	1.93%	53,280	2.55%	55581	2.26%
DONGGUAN SHISHANG								125,084	7.46%
Others		1,756,555	56.04%	1,357,378	22.65%	633,646	25.81%	1,379,432	82.25%
Total: (USD)		$3,134,519		$2,635,224		$2,454,761		$1,677,075

11. SHORT TERM LOANS

Short term loans consist of the following:

	September 30,		December 31,
	2008	2007	2007	2006
Construction Bank	$19,306,384	$11,609,746	$12,326,110	$8,031,531
Defutai Bank	2,159,622	2,158,339	2,023,773	2,044,259
Agricultural Bank	11,161	4,552,259	4,590,011.10	2,779,096
Nanyian Bank	7,380,430	3,846,358	7,421,508.58	-
Henshen Bank	-	1,206,122	541,664.54	-
Citi Bank	-	2,283,226	-	-
Nanyian Bank		2,134,080
Development Bank	5,559,051	694,912	1,742,504.22	-
Dongya Bank	1,701,998	-	-	-
Defutai Bank (SZ)	-	-	-	95,673

Other
Wanlizhou Electronics Limited	-	-	-	27,842
	$36,118,646	$28,485,042	$28,645,571	$12,978,401

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

The above outstanding short term loans are used primarily for general working capital purposes. Except the short term loan from Wanlizhou Electronic Limited which has non interest bearing and is unsecured, the others are recurring bank loans which carry annual interest rates of 4.87%~8.76% with maturity dates ranging from 30 days to one year. These loans are either non-secured or secured by the Company’s accounts receivable, building and land-use rights. The annual interest rates are shown as follows:

	September 30,		December 31,
	2008	2007	2007	2006
Construction Bank	6.84%	6.84%	6.84%	6.84%
Defutai Bank	4.92%	4.92%	4.92%	4.92%
Agricultural Bank	7.20%	7.20%	7.20%	6.36%
Nanyian Bank	6.84%	6.84%	6.84%	-
Henshen Bank	-	8.76%	8.76%	-
Development Bank	6.48%	6.48%	6.48%	-
Dongya Bank	5.08%	-	-	-
Defutai Bank (SZ)	-	-	-	5.08%
Wanlizhou Electronical	-	-	-	-
Citibank Bank	-	6.33%	-	-

12. CAPITAL LEASE PAYABLE

The capital lease from Zhongxin Jiahua Bank was entered into in June 2005. The principal value is HKD 2,301,960 at inception and is to be repaid in 24 months from June 2005 to May 2007. The effective interest rate is 7% per annum. The Company paid off all outstanding principle and interest in May 2007. The Company has no capital lease payable outstanding as of September 30, 2008.

The balance of capital lease payable is shown as follows:

	September 30,		December 31,
	2008	2007	2007	2006
Refundable project investment paid	$-	$-	$-	$61,669

13. LONG TERM BANK LOAN

Long term bank loans consist of the following:

	September 30,		December 31,
	2008	2007	2007	2006
Shenzhen Pinan Bank, starting 12/08/2004 for 30 months, 1 year renewable at maturity, 7.85% per annum, secured by land-use rights, plant and buildings	$-	$4,001,400	$3,084,685	$1,442,770

Agricultural Bank of China, starting 09/26/2005 for 2 years, 1 year renewable at maturity, 5.76% per annum, secured by buildings.	-	1,333,800	1,370,971	1,667,201
	$-	$5,335,200	$4,455,656	$3,109,971

14. RESTRICTED CASH AND BANK NOTES PAYABLE

Bank notes payable consist of the following:

	September 30,		December 31,
	2008	2007	2007	2006
Shenzhen Pingan Bank	$-	$4,873,891	$4,112,913	$4,507,807
Shenzhen Development Bank	10,790,047	963,805	2,286,780	-
Construction Bank	8,624,341	-	-	1,620,383
	$19,414,388	$5,837,696	$6,399,693	$6,128,190

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

The bank notes have no interest bearing. Additionally, the bank charges a ½ of 1 percent fee on the amounts borrowed by the Company.

The terms of the bank notes payable require the Company to maintain a deposit at the bank to secure the notes as follows:

	September 30,		December 31,
	2008	2007	2007	2006
Construction Bank,	$1,762,721	$57,763	$-	$354,801
Shenzhen Development Bank	2,550,678	1,185,206	749,373	-
Shenzhen Pingan Bank	4,766	2,142,236	1,233,874	1,352,342
	$4,318,165	$3,385,205	$1,983,247	$1,707,143
15. DUE TO SHAREHOLDER

Due to shareholder consists of the following:

	September 30,		December 31,
	2008	2007	2007	2006
Due to Mr. Li Tianfu	$9,133,637	$15,747,860	$11,008,770	$6,092,156

The above amounts are due to Mr. Li Tianfu. These amounts are non-secured and no fixed repayment date. The imputed interests are assessed as an expense to the business operation and an addition to the paid-in capital. The calculation is performed quarterly by annual rate in the range of 5.22 ~ 6.57% with the reference to the average nine months loan rate. The imputed interests are as follows:

	September 30,		December 31,
	2008	2007	2007	2006	2005
Imputed interests	$446,953	$494,610	$526,428	$125,024	$97,106

See Note 7 and Note 24 regarding repayment of a portion of the amounts due to shareholder.

16. OTHER GENERAL AND ADMINISTRATIVE

For the years ended December 31, 2007, 2006 and 2005, and for the nine months ended September 30, 2008 and 2007, the amount of other general and administrative expenses mainly composed of the following events:

	September 30,		December 31,
	2008	2007	2007	2006	2005
Audit and accounting	$-	$-	$75,000	$119,326	$88,078
Legal fees	18,531	-	-	7,534	20,289
Office expenses	1,086,188	813,697	984,600	579,754	362,319
Salary and wages	479,146	590,594	1,022,154	295,846	180,452
Consulting	61,921	140,029	202,534	48,614	83,688
Utilities	81,202	106,746	93,456	29,682	33,051
Others	164,303	215,335	170,303	45,405	64,036
	$1,891,291	$1,866,401	$2,548,047	$1,126,161	$831,913

17. STATUTORY RESERVES

As stipulated by the relevant laws and regulations for enterprises operating in PRC, the subsidiaries of the Company are required to make annual appropriations to a statutory surplus reserve fund. Specifically, the subsidiaries of the Company are required to allocate 10% of their profits after taxes, as determined in accordance with the PRC accounting standards applicable to the subsidiaries of the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the subsidiaries of the Company.

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

18. INCOME TAX

Niveous is registered in BVI and pays no taxes.

NIVS HK is a holding company registered in Hong Kong and has no operating profit for tax liabilities.

NIVS PRC is registered in PRC and has tax advantages granted by local government for corporate income taxes and sales taxes commencing April 6, 2004. NIVS PRC is entitled to have a full tax exemption for the first two profitable years, followed by a 50% reduction on normal tax rate of 24% for the following three consecutive years.

NIVS Shenzhen serves as a branch company of NIVS PRC. The assessment of its tax liabilities is combined with that of NIVS PRC.

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company’s tax filings may not be finalized. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company’s tax filings which may lead to additional tax liabilities.

The provision for taxes on earnings consisted of:

	December 31,
	2007	2006	2005
Current income taxes expenses:
PRC Enterprises Income Tax	$1,268,963	$752,552	$-
United States Federal Income Tax	-	-	-
Total	$1,268,963	$752,552	$-

A reconciliation between the income tax computed at the U.S. statutory rate and the Group’s provision for income tax is as follows:

	December 31,
	2007	2006	2005
U.S. statutory rate	34%	34%	34%
Foreign income not recognized in the U.S.	-34%	-34%	-34%
PRC preferential enterprise income tax rate	24%	24%	24%
Tax holiday and relief granted to the Subsidiary	-12%	-12%	-24%
Provision for income tax	12%	12%	-

19. COMMITMENTS AND CONTINGENCIES

(1)
The Company and its subsidiaries have entered into several tenancy agreements for the lease of factory premises and staff quarters. The Company’s commitment for minimum lease payments under these non-cancelable operating leases for the next five years and thereafter is as follows:

Year Ended December 31, 2007
For the year 2008	$179,093
For the year 2009	179,093
For the year 2010	179,093
For the year 2011	132,205
For the year 2012	41,483
Total	$710,967

(2)
In 2007, NIVS PRC was involved into litigation with KONINKLIJKE PHILIPS ELECTRONICS N.V. (“KONINKLIJKE”). KONINKLIJKE brought suit in the Provincial Court in PRC alleging that NIVS PRC violated its trade-mark use right. With the Court intermediation, KONINKLIJKE withdrew the accusation and an extracurial settlement was reached in April 2008. NIVS PRC agreed to pay KONINKLIJKE RMB300,000 (converted to US$41,129 as at 2007 year-end rate 7.29410:1) to settle the claim.

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

Plant Renovation

In June 2008, the Company entered into an agreement for a new plant renovation at a contracted price of RMB 36,117,340 (USD 5,283,997). As of September 30, 2008, the Company already paid RMB 33,290,368 (USD 4,870,381) for the construction in progress. The plant renovation is expected to be completed by the end of December 2008 and remainder balance of RMB 2,826,972 (USD 413,616) will be paid within six months upon completion.

Deposits Paid for Equipment Purchase

In June 2008, the Company signed a purchase contract to acquire equipment to be used in the new plant production line. The total purchase price is RMB 8,111,694 (USD 1,186,741) and a deposit is required according to the contract. As of September 30, 2008, the Company already paid RMB 2,782,548 (USD 407,087) as a deposit. The equipment is to be delivered by December 31, 2008 and the remaining balance of RMB 5,329,146 (USD 779,654) will be paid within 15 days of equipment delivery.

Violation of Sarbanes Oxley Act

On November 24, 2008, the Company has acknowledged its violation of Sarbanes Oxley Act Section 402. The Company has hired an independent financial consultant to review its internal controls and usual impairments. It is unable to predict the outcome of this issue should any litigation arise.

20. OPERATING RISK

Country risk

The Company has significant investments in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in have a material adverse effect upon the Company’s business and financial condition.

21. CONCENTRATION OF CREDIT RISK

A significant portion of the Company’s cash at December 31, 2007 and 2006 is maintained at various financial institutions in the PRC which do not provide insurance for amounts on deposit. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area.

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company’s operations.

The following table shows the individual customer’s revenue which was higher than 5% of total revenue for the years ended December 31, 2007, 2006 and 2005, and for the nine months ended September 30, 2008 and 2007.

(In US Dollars)	September 30,				December 31,
	2008		2007		2007		2006		2005
Shenzhen Zhanhui	10,401,182	10%			-		-		-
ZCX International					-		-		-
WEDO FAR EAST	5,123,928	5%			-		-		-
Huizhou Zhiyuan	5,123,928	5%	4,712,681	9%	6,059,968	8%	-		3,435,773	16%
Korea Nanshen			3,115,745	6%	4,497,264	6%	3,292,835	9%	-
MICO Electronic HK					-		-		-
Huizhou Dongdian	6,657,738	7%			4,680,960	6%	-		-
HongKong Huian			9,453,712	19%	10,449,078	13%	-		-
India Jupiter			3,582,032	7%	-		6,414,063	17%	-
Singapore George			2,938,599	6%	4,081,495	5%	5,965,674	16%	-
Ande New tech					-		2,576,185	7%	1,494,174	7%
Denmark Inter sales					-		-		1,520,088	7%
HK Guanhen					-		-		2,484,748	11%
Huizhou Taiming	5,615,672	6%
International Ltd	4,747,843	5%			-		-		-
RadioShack Global Sourcing	5,998,489	6%			-		-		-

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

22. SEGMENT INFORMATION

The segment information for revenue is as follows:

(In US Dollars)		September 30,		December 31,
		2008	2007	2007	2006	2005
Standard audio & video equipment	China	$38,429,568	$28,806,354	$41,603,534	$16,598,375	$15,309,895
	Europe	3,050,970	6,134,435	9,250,213	4,376,525	2,426,588
	North America	3,390,087	84,286	166,671	-	-
	Other Asian countries	16,486,181	12,535,375	18,632,732	14,859,436	2,740,015
	South America	5,211,502	1,808,638	2,015,198	1,346,623	351,278
	Other countries	902,654		-	-	-
Intelligent audio & video equipment	China	3,048,225	894,850	1,912,726	-	-
	North America	5,390,087	0	-	-	-
	Other Asian countries	15,236,435	371,676	2,435,253	-	-
Other audio & video equipment	China	9,902,654	24,585	1,610,189	554,443	1,137,752
	Total	$101,048,363	$50,660,199	$77,626,516	$37,735,402	$21,965,528

23. JULY 2008 INVESTOR RELATIONS AGREEMENT

In July 2008, the Company entered into a two-year consulting agreement with Nascent Value LLC (“Nascent”). According to the agreement, as amended, Nascent will provide the Company with business consulting and investor relation services. Nascent is a third-party investor relations firm that does not have any other relationship or common ownership with the Company or any of the Company’s affiliates. As consideration for entering into the agreement and compensation for Nascent’s services under the agreement, the Company issued to Nascent 425,000 shares (“IR Shares”) of its common stock upon the closing of the Share Exchange. In connection with the IR Shares, the Company recognized a stock-based compensation charge during the three months ended September 30, 2008 in the amount of $765,000, which is derived from valuing each share at $1.80, the price at which shares of the Company’s common stock were sold in the Private Placement. The Company also agreed to pay Nascent $6,000 per month for its services. Nascent also entered into a lock-up agreement with WestPark Capital, Inc., the placement agent for the Private Placement, pursuant to which 20,000 IR Shares will be subject to lock-up restrictions until the Company’s securities are listed on a national securities exchange and the remaining 405,000 IR Shares will be subject to lock-up restrictions following the date on which the Company’s securities are listed on a national securities exchange. WestPark Capital, Inc. reserves the right to release all or a portion of the shares at its sole discretion.

24. SUBSEQUENT EVENTS

Repayment of Note from Related Party

On November 24, 2008, the Company has received the repayment for the note receivable from Hyundai Electric and Light (HZ) Co Ltd, a related party, in the amount of RMB 38,039,000. On November 28, 2008, the Company has received the payment of interest in the amount of RMB 3,719,611 paid in full.

On November 24, 2008, the note due to the Company was repaid in full by Hyundai Light and Electric (HZ) Co Ltd. Furthermore, on November 28, 2008, the Company and its subsidiaries entered into a Debt Repayment and Set-Off Agreement (the “Repayment Agreement”) with Mr. Li and each of NIVS Investment (SZ) Co., Ltd.; Zhongkena Technology Development; Xentsan Technology (SZ) Co., Ltd.; Hyundai Lighting & Electronic (Int'l) Holding; NIVS Information & Technology (HZ) Co., Ltd.; and Hyundai Light & Electric (HZ) Co., Ltd. (collectively, the “Related Companies”). The purpose of the Repayment Agreement was to confirm complete and immediate repayment of all loan amounts that were due to the Company by the Related Companies. Pursuant to the terms of the Repayment Agreement, the Company and its subsidiaries (collectively, the “NIVS Group”) had an outstanding loan amount of US$9.1 million owed to Mr. Li (the “NIVS Group’s Debt”) (see Note 15), and Mr. Li, through the Related Companies, had an aggregate outstanding loan amount of US$7.1 million owed to the NIVS Group (the “Related Companies’ Debt”) (see Note 7). Pursuant to the Repayment Agreement, the Related Companies’ Debt was repaid and/or set off in full against the NIVS Group’s Debt such that, as a result of the transactions contemplated by the Repayment Agreement, the Related Companies’ Debt is no longer outstanding, and neither Mr. Li nor any of the Related Companies owe the NIVS Group any loan amount.

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Amounts and disclosures at and for the nine months ended September 30, 2008 and 2007 are unaudited)

Furthermore, pursuant to the Repayment Agreement, a portion of the NIVS Group’s Debt is set off, such that the NIVS Group’s Debt remaining after deducting the total amount of the Related Companies’ Debt repaid via the set-off against the NIVS Group’s Debt (the “Repayment Amount”) is equal to an aggregate amount of US$7.8 million (the “Remaining Debt”). As a result of the transactions contemplated by the Repayment Agreement, the Repayment Amount was repaid and the NIVS Group does not owe any loan amount to Mr. Li or any of the Related Companies other than the Remaining Debt. The Repayment Agreement also contains an acknowledgement by the parties to the Repayment Agreement that there are no remaining debt obligations owed to the NIVS Group, either directly or indirectly, by Mr. Li, any other executive officer or director, or any related family member, of the Company, or any entity owned or controlled by such persons, including the Related Companies, and that no loans or similar arrangements will be made by the NIVS Group to such persons or entities in the future. Due to the loans that we made to the entities owned and controlled by our chief executive officer in violation of Section 402 of the Sarbanes-Oxley Act of 2002, we and/or our chief executive officer could become subject to criminal, civil or administrative sanctions, penalties, or investigations and may also face potential private securities litigation.

Above: NIVS Intelligent Set-Top Box Model Fortec-Star-3000.

Intelligent speech
remote control system
PC & Internet
Intelligent
television
Electronic entertainment
Intelligent control set-top box
Interactive
entertainment
Intelligent audio
Speech interaction
Intelligent movie theater

Above: NIVS Intelligent Speech Remote Control System Diagram.

Above: NIVS 26" HL-2601Intelligent TV.

Above: NIVS On-Board Bluetooth.

550,000 Shares of Common Stock

NIVS IntelliMedia Technology Group, Inc.

PROSPECTUS

WestPark Capital, Inc.

Until                       , 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

_________, 2008

[RESALE PROSPECTUS ALTERNATE PAGE]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, Dated December 5, 2008

7,639,855 SHARES

NIVS IntelliMedia Technology Group, Inc.

COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 7,639,855 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will not receive any proceeds from the sales by the selling stockholders. The selling stockholders named herein may be deemed underwriters of the shares of common stock which they are offering.
________________

Our shares of common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We have applied for listing of our common stock on the NYSE Alternext US (formerly known as the American Stock Exchange). We propose to obtain the trading symbol “NIV.”

Once, and if, our shares of common stock are quoted on the NYSE Alternext US and there is an established market for these shares, the selling shareholders may sell the shares from time to time at market price prevailing on the NYSE Alternext US at the time of offer and sale, or at prices related to such prevailing market prices or in negotiated transactions or a combination of such methods of sale directly or through brokers.

The purchase of the securities involves a high degree of risk. See section entitled “Risk Factors” beginning on page 7.
________________

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
________________

The Date of This Prospectus Is: ____________________, 2008

[RESALE PROSPECTUS ALTERNATE PAGE]

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
SUMMARY FINANCIAL DATA	5
RISK FACTORS	6
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	22
USE OF PROCEEDS	23
DIVIDEND POLICY	23
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	24
ACCOUNTING FOR THE SHARE EXCHANGE	25
SELECTED CONSOLIDATED FINANCIAL DATA	27
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	29
DESCRIPTION OF BUSINESS	39
MANAGEMENT	52
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	58
BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	61
DESCRIPTION OF SECURITIES	62
SHARES ELIGIBLE FOR FUTURE SALE	65
SELLING STOCKHOLDERS	67A
PLAN OF DISTRIBUTION	67
LEGAL MATTERS	69
EXPERTS	69
INDEX TO FINANCIAL STATEMENTS	F-1
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS	II-4
SIGNATURES	II-11
________________

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

i

[RESALE PROSPECTUS ALTERNATE PAGE]

The Offering

Common stock offered by selling stockholders	7,639,855 shares (1)

Common stock outstanding	36,855,714 shares (2)

Use of proceeds	We will not receive any proceeds from the sale of the common stock by the selling stockholders.
________
(1)	Includes 193,214 shares of common stock that are issuable upon the exercise of outstanding warrants.

(2)
The number of shares of our common stock outstanding as of November 10, 2008, excludes (i) up to 550,000 shares of our common stock (excluding an underwriter’s option to purchase an additional 82,500 shares to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith and (ii) 193,214 shares of common stock that are issuable upon the exercise of outstanding warrants.

Selling stockholders holding an aggregate of 6,544,047 shares of common stock have agreed not to sell any of these shares until 90 days after our common stock begins to be listed or quoted on either the New York Stock Exchange, NYSE Alternext US (formerly known as the American Stock Exchange), NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, when one-twelfth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in eleven equal installments.

4

[RESALE PROSPECTUS ALTERNATE PAGE]

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

23

[RESALE PROSPECTUS ALTERNATE PAGE]

SELLING STOCKHOLDERS

The following table provides as of the date of this prospectus information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

•	the number of shares owned by each stockholder prior to this offering;
•	the percentage owned by each stockholder prior to completion of the offering;
•	the total number of shares that are to be offered for each stockholder;
•	the total number of shares that will be owned by each stockholder upon completion of the offering; and
•	the percentage owned by each stockholder upon completion of the offering.

On July 25, 2008, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 5,239,460 shares of common stock at $1.80 per share, for gross proceeds of approximately $9.4 million. On August 12, 2008, we conducted a second and final closing of the private placement pursuant to which we sold an additional 1,304,587 shares of common stock at $1.80 per share for gross proceeds of approximately $2.3 million. Accordingly, we sold a total of 6,544,047 shares of common stock in the private placement for aggregate gross proceeds of approximately $11.8 million (the “Private Placement”). WestPark Capital, Inc., the placement agent for the Private Placement, was paid a commission equal to 6.5% of the gross proceeds from the financing, in addition to a $130,000 success fee for the Share Exchange, for an aggregate fee of approximately $896,000.

We agreed to file a registration statement covering the common stock sold in the Private Placement within 30 days of the closing of the Share Exchange pursuant to the subscription agreement entered into with each investor. The investors in the Private Placement also entered into a lock-up agreement pursuant to which they agreed not to sell their shares until 90 days after our common stock is listed or quoted on either the New York Stock Exchange, NYSE Alternext US (formerly known as the American Stock Exchange), NASDAQ Global Market, NASDAQ Capital Market or the OTC Bulletin Board, at which time one-twelfth of their shares will be released from the lock-up restrictions, and after which their shares will automatically be released from the lock-up restrictions every 30 days in eleven equal installments. The 6,544,047 shares are being registered under this prospectus.

Furthermore, pursuant to the terms of the Share Exchange, we agreed to register the 2,340,000 shares of common stock and the 946,667 shares of common stock underlying the warrants held by our stockholders immediately prior to the Share Exchange. Of the shares, 670,808 shares are included in the registration statement of which this prospectus is a part and 2,615,859 shares will be included in a subsequent registration statement filed by us on or about February 20, 2009, which is 10 days after the end of the six-month period that immediately follows the date on which we filed the registration statement of which this prospectus is a part.

In addition, we entered into an investor relations agreement with Nascent Value LLC (“Nascent”) in July 2008 pursuant to which we issued 425,000 shares of our common stock to Nascent upon the closing of the share exchange. The 425,000 shares are being registered under this prospectus.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering (2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (2)
RBC Dexia Investor Services Trust ITF A/C 160754001 Trillion Growth China LP	1,250,000	(3)	3.4%	1,250,000	-	-
Debbie Schwartzberg	555,775	(4)	1.5%	555,775	-	-
Nascent Value LLC	425,000	(5)	1.2%	425,000	-	-
David H. Clarke	282,222		*	282,222	-	-
Continuum Capital Partners LP	277,778	(6)	*	277,778	-	-
Micro Pipe Fund I, LLC	277,778	(7)	*	277,778	-	-
MidSouth Investor Fund LP	277,778	(8)	*	277,778	-	-
The Stealth Fund, LLLP	277,778	(9)	*	277,778	-	-

67A

[RESALE PROSPECTUS ALTERNATE PAGE]

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering (2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (2)
J&N Invest LLC	244,445	(10)	*	244,445	-	-
Fredric Colman	166,667		*	166,667	-	-
David H. Clarke IRA	145,000	(11)	*	145,000	-	-
Nutmeg / Mercury Fund LLLP	138,889	(12)	*	138,889	-	-
Thomas J. Poletti	115,033	(13)	*	115,033	-	-
Douglas Kuber	111,111		*	111,111	-	-
Richard Wei Ming Yee	111,111		*	111,111	-	-
Stellar Capital Fund LLC	100,000	(14)	*	100,000	-	-
Law Offices of David Kagel Defined Benefit Trust	94,444	(15)	*	94,444	-	-
Howard Berg	83,333		*	83,333	-	-
Jonathan Rosenberg	69,444		*	69,444	-	-
Lucy Lee	60,000		*	60,000	-	-
Paul Masters IRA	56,000	(16)	*	56,000	-	-
Christine Metsch	55,600		*	55,600	-	-
Gerald and Seena Sperling JTWROS	55,556		*	55,556	-	-
Brent and Jill Behiels	55,556		*	55,556	-	-
MKM Opportunity Master Fund, Ltd.	55,556	(17)	*	55,556	-	-
Gil and Debbie Schwartzberg Family Trust	55,556	(18)	*	55,556	-	-
Steven A. Romanelli	55,556		*	55,556	-	-
Linda Rosenberg	55,556		*	55,556	-	-
S. Michael Rosenberg	55,556		*	55,556	-	-
Tangiers Investors, LP	55,556	(19)	*	55,556	-	-
John Winfield	55,556		*	55,556	-	-
Rosa Stein	55,555		*	55,555	-	-
Berdon Ventures LLC	55,550	(20)	*	55,550	-	-
Mark Nielsen	45,000		*	45,000	-	-
The BDB Irrevocable Family Trust	44,445	(21)	*	44,445	-	-
Charles M. Merkel	36,111		*	36,111	-	-
Dr. Eric J. Pearson	35,000		*	35,000	-	-
S and L Gerlach TTE FBO Stanley Gerlach Jr.	33,333	(22)	*	33,333	-	-
John Herbert William Rathwell	30,000		*	30,000	-	-
William and Jacalyn Reiffenberger	30,000		*	30,000	-	-
Mark H. Peikin	28,000		*	28,000	-	-
CEMG, Inc. Retirement Fund, FBO Richard Taraska	27,778	(23)	*	27,778	-	-
Antoine de Sejournet	27,778		*	27,778	-	-
David & Marian Fass	27,778		*	27,778	-	-
Nathan W. Levin	27,778		*	27,778	-	-
William L. Lurie	27,778		*	27,778	-	-

67B

[RESALE PROSPECTUS ALTERNATE PAGE]

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering (2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (2)
Arthur Luxenberg	27,778		*	27,778	-	-
David Sinclair	27,778		*	27,778	-	-
Steve Vago	27,778		*	27,778	-	-
Charles & Jenny Siderius	27,778		*	27,778	-	-
Madeleine Sheridan	27,764		*	27,764	-	-
Gerald J. Quave	25,000		*	25,000	-	-
David Boyer	22,222		*	22,222	-	-
Richard and Donna Hoefer	22,222		*	22,222	-	-
Melvyn Paul	22,222		*	22,222	-	-
Richard Alan Pawliger	22,222		*	22,222	-	-
George Glenn Izmirian	22,000		*	22,000	-	-
Michael Brodherson	20,000		*	20,000	-	-
C. Barnes Darwin, II	20,000		*	20,000	-	-
Thomas R. Kaplan	20,000		*	20,000	-	-
Toni C. McCormick	20,000		*	20,000	-	-
Jerry N. Reiff	20,000		*	20,000	-	-
Solomon Blisko	16,667		*	16,667	-	-
William and Ann Collins	16,667		*	16,667	-	-
Michael Glantz	16,667		*	16,667	-	-
Joseph M. Hershkowitz	16,667		*	16,667	-	-
Dennis J. Holman	16,667		*	16,667	-	-
David C. Katz	16,667		*	16,667	-	-
Law Offices of David Kagel Retirement Trust	16,667	(24)	*	16,667	-	-
Miriam S. Mooney Trust, F/B/O Joan Connolly	16,667	(25)	*	16,667	-	-
Frank S. Perry	16,667		*	16,667	-	-
Scott Perry	16,667		*	16,667	-	-
Marvin Rosenblatt	16,000		*	16,000	-	-
Miriam S. Mooney Trust, F/B/O Catherine Sotto	15,444	(26)	*	15,444	-	-
David Chazanovitz	15,000		*	15,000	-	-
Stephen J. Jesmok, III	15,000		*	15,000	-	-
Allan R. Lyons	15,000		*	15,000	-	-
Margaret Lewis Trust	15,000	(27)	*	15,000	-	-
Alan Sorota	15,000		*	15,000	-	-
Jon Thomas Moore	14,000		*	14,000	-	-
Feinstein & Sorota PA	14,000	(28)	*	14,000	-	-
Edward T. Kaczmarek Trust, Dated 8/7/08	13,900	(29)	*	13,900	-	-
Sharon Mitchell	13,900		*	13,900	-	-
Alan Berry	13,889		*	13,889	-	-
Martin H. Borell	13,889		*	13,889	-	-
Aaron & Cindy Dobrinsky	13,889		*	13,889	-	-

67C

[RESALE PROSPECTUS ALTERNATE PAGE]

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering (2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (2)
Francis J. Elenio	13,889		*	13,889	-	-
John O. Forrer	13,889		*	13,889	-	-
Scott Francis Jasper	13,889		*	13,889	-	-
Warren J. Hall	13,889		*	13,889	-	-
Peter M. Kendall	13,889		*	13,889	-	-
Lauren A. Daman MD PC Pension, Lauren Daman, Trustee, Judith Daman, Trustee	13,889	(30)	*	13,889	-	-
Bernard Mermelstein	13,889		*	13,889	-	-
MSL Investment Associates LLC	13,889	(31)	*	13,889	-	-
David Keith Newton	13,889		*	13,889	-	-
Michael Nimaroff	13,889		*	13,889	-	-
Phoenix Capital Worldwide II, L.P,	13,889	(32)	*	13,889	-	-
Gilbert D. Raker	13,889		*	13,889	-	-
Steven Rothstein	13,889		*	13,889	-	-
David Weinberg	13,889		*	13,889	-	-
Steven Licata IRA	13,444	(33)	*	13,444	-	-
Steven and Jennifer Licata	13,294		*	13,294	-	-
Jose J. Diaz	12,500		*	12,500	-	-
Mark Hoffbauer	12,000		*	12,000	-	-
Steven Palmatier	12,000		*	12,000	-	-
Xiangbing Li and Ling Zhuang	11,500		*	11,500	-	-
Timothy J. McCartney	11,500		*	11,500	-	-
Jelcada, L.P.	11,111	(34)	*	11,111	-	-
Daniel Magalnick	11,111		*	11,111	-	-
Michell J. Lipcon Profit Sharing Keough Plan	11,111	(35)	*	11,111	-	-
Harry and Ann Robb	11,111		*	11,111	-	-
David Stange	11,111		*	11,111	-	-
Zeev Tafel and Yehouda Chehebar	11,111		*	11,111	-	-
Lauren Topelsohn	11,111		*	11,111	-	-
Carl G. Cooke	10,944		*	10,944	-	-
Bonnie Michelle Feldman	10,000		*	10,000	-	-
Norman W. Getz	10,000		*	10,000	-	-
Jason and Senta Mackel	10,000		*	10,000	-	-
Philip G. Meng	10,000		*	10,000	-	-
Melanie Stevens	10,000		*	10,000	-	-
Mark Warren Purdom	10,000		*	10,000	-	-
Darryl J. Tyson	10,000		*	10,000	-	-
Brian A. Whittle	10,000		*	10,000	-	-
Mitchell Yablonsky	10,000		*	10,000	-	-
John W. Lahr	9,333		*	9,333	-	-
Amy B. Fitzgerald IRA	8,500	(36)	*	8,500	-	-

67D

[RESALE PROSPECTUS ALTERNATE PAGE]

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1)	Number of Shares of Common Stock Registered for Sale Hereby	Number of Shares of Common stock Beneficially Owned After Completion of the Offering (2)	Percentage of Shares of Common Stock Beneficially Owned After Completion of the Offering (2)
Robert D. DePhilippis	8,333		*	8,333	-	-
John White Hardy	8,333		*	8,333	-	-
Sasson Joury	8,333		*	8,333	-	-
Moro Inc.	8,333	(37)	*	8,333	-	-
Darin Bush IRA	7,222	(38)	*	7,222	-	-
Richard H. Rudin	7,000		*	7,000	-	-
Brett Stern	6,000		*	6,000	-	-
Leslie Scher	5,556		*	5,556	-	-
Paul E. Aloe	5,556		*	5,556	-	-
George Centauro	5,556		*	5,556	-	-
Richard Centauro	5,556		*	5,556	-	-
Dean Cheley	5,556		*	5,556	-	-
James and Lynita DeCotis	5,556		*	5,556	-	-
David Dorfman	5,556		*	5,556	-	-
Mildred Fishman	5,556		*	5,556	-	-
Roger Gimbel	5,556		*	5,556	-	-
Gary Goldstein	5,556		*	5,556	-	-
Raymond and Joan Huber	5,556		*	5,556	-	-
Ken Jerkins	5,556		*	5,556	-	-
Jack T. Krauser	5,556		*	5,556	-	-
Joan A. Lowe	5,556		*	5,556	-	-
John W. McCormick	5,556		*	5,556	-	-
Miriam S. Mooney Trust, F/B/O David Forrer	5,556	(39)	*	5,556	-	-
Anthony Nicolosi	5,556		*	5,556	-	-
Roy Sandri	5,556		*	5,556	-	-
Donald R. Stancil	5,556		*	5,556	-	-
Harry M. Thron, Jr.	5,556		*	5,556	-	-
Alan Weissler	5,556		*	5,556	-	-
Morton and Devera Gordon	5,540		*	5,540	-	-
Dennis and Marsha Goldberg	5,539		*	5,539	-	-
David S. Petterson	5,000		*	5,000	-	-
Wade Radcliffe	5,000		*	5,000	-	-
Anthony Mormando	5,000		*	5,000	-	-
Kenneth Rosenblatt	5,000		*	5,000	-	-
Steven Greenbush	3,333		*	3,333	-	-
William and Rita Reyes	2,778		*	2,778	-	-
Darin Bush	2,778		*	2,778	-	-
________

*	Indicates less than 1.0%.

(1)
Based on 36,855,714 shares of common stock outstanding as of the date of this prospectus. The number of shares of our common stock outstanding excludes (i) up to 550,000 shares of our common stock to be offered by us in a firm commitment public offering concurrently herewith (excluding the underwriter’s over-allotment of 82,500 shares of common stock) and (ii) 193,214 shares of common stock that are issuable upon the exercise of outstanding warrants.

(2)
Represents the amount of shares that will be held by the selling stockholders after completion of this offering based on the assumption that all shares registered for sale hereby will be sold. However, the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, and to our knowledge there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering.

(3)	Corey Mitchell, as President, has voting and investment control over the shares owned by this entity.

67E

[RESALE PROSPECTUS ALTERNATE PAGE]

(4)
Includes 395,694 shares of common stock and 160,081 shares of common stock underlying outstanding warrants. Debbie Schwartzberg was a note holder of WestPark Capital Financial Services, LLC, the parent company of WestPark Capital, Inc. The note, which was repaid in full in August 2008, had entitled her to a 1.5% interest in the net profits of WestPark Capital Financial Services, LLC, one of our principal stockholders prior to the Share Exchange. Ms. Schwartzberg was a shareholder prior to the share exchange and entered into a share and warrant cancellation agreement with us in connection with the closing of the share exchange transaction, canceling 804,306 shares of common stock and canceling warrants to purchase 1,039,919 shares of common stock.

(5)	Thomas Paul Madden, has voting and investment control over the shares owned by this entity.

(6)	Gil N. Schwartzberg and Jeffrey S. Ramson, as co-managers, have voting and investment control over the shares owned by this entity. Mr. Schwartzberg is the spouse of Debbie Schwartzberg.

(7)	Randall S. Goulding, as Investment Advisor, has voting and investment control over the shares owned by this entity.

(8)
Lyman O. Heidtke, as general partner, has voting and investment control over the shares owned by this entity. Based on information provided to us by MidSouth Investor Fund LP, it is an affiliate of a broker-dealer and it acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(9)	Randall S. Goulding, as Investment Advisor, has voting and investment control over the shares owned by this entity.

(10)	Jeffrey Rubin, as manager, has voting and investment control over the shares owned by this entity.

(11)	David H. Clarke has voting and investment control over the shares owned by this entity.

(12)	Randall S. Goulding, as Investment Advisor, has voting and investment control over the shares owned by this entity.

(13)
Includes 81,900 shares of common stock and 33,133 shares of common stock underlying outstanding warrants. Mr. Poletti was a shareholder prior to the share exchange and entered into a share and warrant cancellation agreement with us in connection with the closing of the share exchange transaction, canceling 166,474 shares of common stock and canceling warrants to purchase 215,241 shares of common stock.

(14)	Richard Schmidt, as Managing Member, has voting and investment control over the shares owned by this entity.

(15)	David L. Kagel, as trustee, has voting and investment control over the shares owned by this entity.

(16)
Paul Masters has voting and investment control over the shares owned by this entity. Based on information provided to us by this selling shareholder, it is an affiliate of a broker-dealer and it acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(17)	David Skirloff, as Portfolio Manager, has voting and investment control over the shares owned by this entity.

(18)	Gil N. Schwartzberg, as Trustee, has voting and investment control over the shares owned by this entity.

(19)	Michael Sobeck, as General Partner, has voting and investment control over the shares owned by this entity.

(20)
Frederick Berdon, as Managing Member, has voting and investment control over the shares owned by this entity. Based on information provided to us by this selling shareholder, it is an affiliate of a broker-dealer and it acquired these securities in the ordinary course of business and that at the time of the acquisition of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(21)	Duane H. Butcher, as trustee, has voting and investment control over the shares owned by this entity.

(22)	Stanley Wayne Gerlach, Jr., as trustee and president, has voting and investment control over the shares owned by this entity.

(23)	Richard Taraska, has voting and investment control over the shares owned by this entity.

(24)	David L. Kagel, as trustee, has voting and investment control over the shares owned by this entity.

(25)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(26)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

(27)	Margaret Lewis, as trustee, has voting and investment control over the shares owned by this entity.

(28)	Alan Sorota, as President, has voting and investment control over the shares owned by this entity.

67F

[RESALE PROSPECTUS ALTERNATE PAGE]

(29)	Edward T. Kaczmarek, as trustee, has voting and investment control over the shares owned by this entity.

(30)	Lauren and Judith Daman, as trustees, have voting and investment control over the shares owned by this entity.

(31)	Marilyn Lefkowitz, as manager, has voting and investment control over the shares owned by this entity.

(32)	John L Tedesco, as general partner, has voting and investment control over the shares owned by this entity.

(33)	Stephen Licata has voting and investment control over the shares owned by this entity.

(34)	John O. Forrer, as general partner, has voting and investment control over the shares owned by this entity.

(35)	Mitchell Lipcon, as trustee, has voting and investment control over the shares owned by this entity.

(36)	Amy B. Fitzgerald has voting and investment control over the shares owned by this entity.

(37)	Stephen Schwartz, as President, has voting and investment control over the shares owned by this entity.

(38)	Darin Bush has voting and investment control over the shares owned by this entity.

(39)	John O. Forrer, as trustee, has voting and investment control over the shares owned by this entity.

Except as described above and in this Selling Stockholders section, none of the selling stockholders, to our knowledge, has had a material relationship with our company other than as a shareholder at any time within the past three years.

67G

[RESALE PROSPECTUS ALTERNATE PAGE]

PLAN OF DISTRIBUTION

The selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• settlement of short sales entered into after the date of this prospectus;

• broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

• a combination of any such methods of sale;

• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

• any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved. The maximum commission or discount to be received by any FINRA member or independent broker-dealer, however, will not be greater than eight (8) percent for the sale of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

WestPark Capital, Inc., underwriter of up to 550,000 shares of our common stock (excluding an underwriter’s option to purchase an additional 82,500 shares to cover over-allotments) to be offered by us in a firm commitment public offering concurrently herewith, may dispose of shares on behalf of its account holders who are also selling stockholders. The maximum commission or discount to be received by WestPark Capital will not be greater than eight (8) percent for the sale of any securities being registered hereunder. Additionally, any securities acquired by any participating FINRA members during the 180-day period preceding the date of the filing of the prospectus with the Commission will be subject to lock-up restrictions under Conduct Rule 2710(g), unless an exemption is available under Conduct Rule 2710(g)(2). Conduct Rule 2710(g) provides that such securities shall not be sold during our public offering or sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness of sales of our public offering.

[RESALE PROSPECTUS ALTERNATE PAGE]

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

[RESALE PROSPECTUS ALTERNATE PAGE]

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by K&L Gates LLP, Los Angeles, California. Legal matters as to PRC law will be passed upon for us by Guangdong Laowei Law Firm. K&L Gates LLP may rely upon Guangdong Laowei Law Firm with respect to matters governed by PRC law.

EXPERTS

Our consolidated financial statements as of December 31, 2007, 2006, and 2005 and for the years ended December 31, 2007, 2006, and 2005 appearing in this prospectus and registration statement have been audited by Kempisty & Company Certified Public Accountants PC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Securities Exchange Act of 1934, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports, and other information, are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.

Securities and Exchange Commission registration fee(1)	$1,300
FINRA Filing Fee(1)	3,786
NYSE Alternext US Listing Fee(1)	65,000
Transfer Agent Fees	2,000
Accounting fees and expenses	150,000
Legal fees and expenses	200,000
Blue Sky/ Underwriter’s counsel fees and expenses	50,000
Miscellaneous	27,914
Total	$500,000
_____________________
(1) All amounts are estimates other than the Commission’s registration fee, FINRA filing fee and NYSE Alternext US listing fee.

Item 14. Indemnification of directors and officers

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We may enter into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or

•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent sales of unregistered securities

On July 25, 2008, pursuant to the terms of the Exchange Agreement entered into by and between us, NIVS Holding Company Limited (“NIVS BVI”) and the shareholders of NIVS BVI, we issued 27,546,667 shares of common stock to the shareholders of NIVS BVI and their designees in exchange for all of the issued and outstanding securities of NIVS BVI. All of the securities except 100,000 shares of common stock issued to one individual were offered and issued in reliance upon an exemption from registration pursuant to Regulation S of the Securities Act. We complied with the conditions of Rule 903 as promulgated under the Securities Act including, but not limited to, the following: (i) each recipient of the shares is a non-U.S. resident and has not offered or sold their shares in accordance with the provisions of Regulation S; (ii) an appropriate legend was affixed to the securities issued in accordance with Regulation S; (iii) each recipient of the shares has represented that it was not acquiring the securities for the account or benefit of a U.S. person; and (iv) each recipient of the shares agreed to resell the securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act, or pursuant to an available exemption from registration. We will refuse to register any transfer of the shares not made in accordance with Regulation S, after registration, or under an exemption. A total of 100,000 shares of common stock issued to one individual were offered and issued in reliance upon an exemption from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The individual qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On July 25, 2008, concurrently with the close of the Share Exchange, we conducted an initial closing of a private placement transaction pursuant to which we sold an aggregate of 5,239,460 shares of common stock at $1.80 per share, for gross proceeds of approximately $9.4 million. On August 12, 2008, we conducted a second and final closing of the private placement pursuant to which we sold an additional 1,304,587 shares of common stock at $1.80 per share for gross proceeds of approximately $2.3 million. Accordingly, we sold a total of 6,544,047 shares of common stock in the private placement for aggregate gross proceeds of approximately $11.8 million (the “Private Placement”). The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. Each of the persons and/or entities receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On July 25, 2008, we issued 425,000 shares of common stock to an investor relations firm in connection with an agreement for consulting and investor relations services. These services were valued at $765,000 based upon the value of $1.80 per share issued. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder. The investor relations firm receiving our securities qualified as an accredited investor (as defined by Rule 501 under the Securities Act of 1933, as amended).

On January 3, 2007, we offered and sold an aggregate of 7,096,390 shares of Common Stock for aggregate proceeds equal to $5,000, pursuant to the terms and conditions set forth in those certain common stock purchase agreements (each a “Common Stock Purchase Agreement”), and warrants (the “Warrants”) to purchase an aggregate of 7,096,390 shares of Common Stock for aggregate proceeds equal to $2,500, pursuant to the terms and conditions set forth in those certain warrant purchase agreements (each a “Warrant Purchase Agreement”). The Warrants have an exercise price equal to $0.0001. The Warrants are immediately exercisable and terminate on the earlier of January 3, 2017 or five years from the date we consummate a merger or other business combination with an operating business or any other event pursuant to which we cease to be a “shell company” and a “blank check company.” This event occurred on July 25, 2008 upon the closing of the Share Exchange. We sold these shares of Common Stock and Warrants under the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Item 16. Exhibits

Exhibit No.	Description
1.1**	Form of Underwriting Agreement.
2.1
Share Exchange Agreement, dated as of June 27, 2008, by and among the Registrant, NIVS Holding Company Limited and all of the shareholders of NIVS Holding Company Limited (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

2.1(a)
Amendment No. 1 to the Share Exchange Agreement, dated as of July 25, 2008, by and among the Registrant, NIVS Holding Company Limited and all of the shareholders of NIVS Holding Company Limited (incorporated by reference from Exhibit 2.1(a) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-52933) filed with the Securities and Exchange Commission on November 26, 2007).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-52933) filed with the Securities and Exchange Commission on November 26, 2007).
3.3
Articles of Merger effecting name change filed with the Office of Secretary of State of Delaware on July 25, 2008 (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

4.1	Specimen Certificate of Common Stock.
4.2
Form of Warrant dated January 3, 2007 (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form 10-SB (File No. 000-52933) filed with the Securities and Exchange Commission on November 26, 2007).

5.1	Opinion of K&L Gates LLP.
10.1
Registration Rights Agreement dated July 25, 2008 entered into by and between the Registrant and Shareholders (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

10.2
Share and Warrant Cancellation Agreement dated July 25, 2008 entered into by and between the Registrant and Shareholders (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

Exhibit No.	Description
10.3
Form of 2008 Employment Agreement dated December 2008 entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English) (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

10.4
Form of 2007 Employment Agreement dated December 2007 entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English) (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

10.5
Land Purchase Contract dated November 24, 2003 entered into by and between Haoran Industrial Company, Huicheng District, Huizhou City; HuiZhou NIVS AUDIO & VIDEO TECH CO., LTD.; and Shuikou County Real Estate Development Corporation (translated to English) (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

10.6
Supplementary Agreement dated December 19, 2003 to Land Purchase Contract entered into by and between Haoran Industrial Company, Huicheng District, Huizhou City; HuiZhou NIVS AUDIO & VIDEO TECH CO., LTD.; and Shuikou County Real Estate Development Corporation (translated to English) (incorporated by reference from Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

10.7
Loan Contract between Huizhou NIVS Audio & Video Technology Co., Ltd. and Nanyang Commercial Bank, Guangzhou Branch dated July 17, 2007 (translated to English) (incorporated by reference from Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

10.8
Loan Contract between Huizhou NIVS Audio & Video Technology Co., Ltd. and Agricultural Bank of China, Huizhou Branch dated September 3, 2007 (translated to English) (incorporated by reference from Exhibit 10.8 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

10.9
Notice of Credit Approval for Huizhou NIVS Audio & Video Technology CO., LTD from China Construction Bank, Guangdong Province Branch dated September 12, 2007 (translated to English) (incorporated by reference from Exhibit 10.9 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

10.10**	Intellectual Property Assignment Agreement dated July 18, 2008 entered into by and between NIVS (Huizhou) Audio & Video Tech. Co., Ltd. and Tianfu Li (Schedule A translated to English).
10.11**	Form of Subscription Agreement dated July 25, 2008 and August 12, 2008 between investors and the Registrant.
10.12
Form of Common Stock Purchase Agreement dated January 3, 2007 (incorporated by reference from Exhibit 10.1 to the Registration Statement on Form 10-SB (File No. 000-52933) filed with the Securities and Exchange Commission on November 26, 2007).

10.13
Form of Warrant Purchase Agreement dated January 3, 2007 (incorporated by reference from Exhibit 10.2 to the Registration Statement on Form 10-SB (File No. 000-52933) filed with the Securities and Exchange Commission on November 26, 2007).

10.14
Debt Repayment and Set-Off Agreement dated November 28, 2008, by and between the Registrant, Niveous Holding Company Limited, NIVS (HZ) Audio & Video Tech Company Limited, NIVS International (H.K.) Limited, NIVS (HZ) Audio & Video Tech Company Limited Shenzhen Branch, Tianfu Li, NIVS Investment (SZ) Co., Ltd., Zhongkena Technology Development, Xentsan Technology (SZ) Co., Ltd., Korea Hyundai Light & Electric (Int’l) Holding, NIVS Information & Technology (HZ) Co., Ltd., and Hyundai Light & Electric (HZ) Co., Ltd.

Exhibit No.	Description
16.1
Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated July 25, 2008 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).
23.1	Consent of Kempisty & Company Certified Public Accountants PC.
23.2	Consent of K&L Gates LLP (contained in Exhibit 5.1).
23.3**	Consent of Guangdong Laowei Law Firm.
24.1**	Power of Attorney (included on signature page).
____
** Previously filed.

Item 17. Undertakings

The undersigned registrant hereby undertakes with respect to the securities being offered and sold in this offering:

The undersigned Registrant hereby undertakes that to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

i. in any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that it will:

(i) for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(ii) for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that:

(i) if the undersigned registrant is relying on Rule 430B:

(a) each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) if the undersigned registrant is subject to Rule 430C:

(a) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huizhou, People’s Republic of China, on the 5th day of December, 2008.

NIVS IntelliMedia Technology Group, Inc.

By:	/s/ Tianfu Li
Name:	Tianfu Li
Title:	Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Tianfu Li	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 5, 2008
Tianfu Li

/s/ Ling Yi	Chief Financial Officer and Corporate Secretary (Principal Financial and Accounting Officer)	December 5, 2008
Ling Yi

*	Director	December 5, 2008
Wei Lin

*	Director	December 5, 2008
Lu Liu

*	Chief Operating Officer and Director	December 5, 2008
Gengqiang Yang

*	Director	December 5, 2008
Yucai Zhang

* By:	/s/ Tianfu Li
Tianfu Li, as Attorney in Fact

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement.
2.1
Share Exchange Agreement, dated as of June 27, 2008, by and among the Registrant, NIVS Holding Company Limited and all of the shareholders of NIVS Holding Company Limited (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

2.1(a)
Amendment No. 1 to the Share Exchange Agreement, dated as of July 25, 2008, by and among the Registrant, NIVS Holding Company Limited and all of the shareholders of NIVS Holding Company Limited (incorporated by reference from Exhibit 2.1(a) to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

3.1
Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Registration Statement on Form 10-SB (File No. 000-52933) filed with the Securities and Exchange Commission on November 26, 2007).

3.2	Bylaws (incorporated by reference from Exhibit 3.2 to the Registration Statement on Form 10-SB (File No. 000-52933) filed with the Securities and Exchange Commission on November 26, 2007).
3.3
Articles of Merger effecting name change filed with the Office of Secretary of State of Delaware on July 25, 2008 (incorporated by reference from Exhibit 3.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

4.1	Specimen Certificate of Common Stock.
4.2
Form of Warrant dated January 3, 2007 (incorporated by reference from Exhibit 4.1 to the Registration Statement on Form 10-SB (File No. 000-52933) filed with the Securities and Exchange Commission on November 26, 2007).

5.1	Opinion of K&L Gates LLP.
10.1
Registration Rights Agreement dated July 25, 2008 entered into by and between the Registrant and Shareholders (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

10.2
Share and Warrant Cancellation Agreement dated July 25, 2008 entered into by and between the Registrant and Shareholders (incorporated by reference from Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

10.3
Form of 2008 Employment Agreement dated December 2008 entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English) (incorporated by reference from Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

10.4
Form of 2007 Employment Agreement dated December 2007 entered into with executive officers indicated in Schedule A attached to the Form of Agreement (translated to English) (incorporated by reference from Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

10.5
Land Purchase Contract dated November 24, 2003 entered into by and between Haoran Industrial Company, Huicheng District, Huizhou City; HuiZhou NIVS AUDIO & VIDEO TECH CO., LTD.; and Shuikou County Real Estate Development Corporation (translated to English) (incorporated by reference from Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

Exhibit No.	Description
10.6
Supplementary Agreement dated December 19, 2003 to Land Purchase Contract entered into by and between Haoran Industrial Company, Huicheng District, Huizhou City; HuiZhou NIVS AUDIO & VIDEO TECH CO., LTD.; and Shuikou County Real Estate Development Corporation (translated to English) (incorporated by reference from Exhibit 10.6 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

10.7
Loan Contract between Huizhou NIVS Audio & Video Technology Co., Ltd. and Nanyang Commercial Bank, Guangzhou Branch dated July 17, 2007 (translated to English) (incorporated by reference from Exhibit 10.7 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

10.8
Loan Contract between Huizhou NIVS Audio & Video Technology Co., Ltd. and Agricultural Bank of China, Huizhou Branch dated September 3, 2007 (translated to English) (incorporated by reference from Exhibit 10.8 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

10.9
Notice of Credit Approval for Huizhou NIVS Audio & Video Technology CO., LTD from China Construction Bank, Guangdong Province Branch dated September 12, 2007 (translated to English) (incorporated by reference from Exhibit 10.9 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

10.10**	Intellectual Property Assignment Agreement dated July 18, 2008 entered into by and between NIVS (Huizhou) Audio & Video Tech. Co., Ltd. and Tianfu Li (Schedule A translated to English).
10.11**	Form of Subscription Agreement dated July 25, 2008 and August 12, 2008 between investors and the Registrant.
10.12
Form of Common Stock Purchase Agreement dated January 3, 2007 (incorporated by reference from Exhibit 10.1 to the Registration Statement on Form 10-SB (File No. 000-52933) filed with the Securities and Exchange Commission on November 26, 2007).

10.13
Form of Warrant Purchase Agreement dated January 3, 2007 (incorporated by reference from Exhibit 10.2 to the Registration Statement on Form 10-SB (File No. 000-52933) filed with the Securities and Exchange Commission on November 26, 2007).

10.14
Debt Repayment and Set-Off Agreement dated November 28, 2008, by and between the Registrant, Niveous Holding Company Limited, NIVS (HZ) Audio & Video Tech Company Limited, NIVS International (H.K.) Limited, NIVS (HZ) Audio & Video Tech Company Limited Shenzhen Branch, Tianfu Li, NIVS Investment (SZ) Co., Ltd., Zhongkena Technology Development, Xentsan Technology (SZ) Co., Ltd., Korea Hyundai Light & Electric (Int’l) Holding, NIVS Information & Technology (HZ) Co., Ltd., and Hyundai Light & Electric (HZ) Co., Ltd.

16.1
Letter from AJ. Robbins, PC to the Securities and Exchange Commission dated July 25, 2008 (incorporated by reference from Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).

21.1	List of Subsidiaries (incorporated by reference from Exhibit 21.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 30, 2008).
23.1	Consent of Kempisty & Company Certified Public Accountants PC.
23.2	Consent of K&L Gates LLP (contained in Exhibit 5.1).
23.3**	Consent of Guangdong Laowei Law Firm.
24.1**	Power of Attorney (included on signature page).
____
** Previously filed.